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As filed with the Securities and Exchange Commission on June 10, 2004

Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM SB-2
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

PSB HOLDINGS, INC.
(Name of Small Business Issuer in Its Charter)

Federal (State or Other Jurisdiction of Incorporation or Organization)	6712 (Primary Standard Industrial Classification Code Number)	Being applied for (I.R.S. Employer Identification No.)
40 Main Street Putnam, Connecticut 06260 (860) 928-6501 (Address and Telephone Number of Principal Executive Offices)
40 Main Street Putnam, Connecticut 06260 (Address of Principal Place of Business)
Robert G. Cocks, Jr. 40 Main Street Putnam, Connecticut 06260 (860) 928-6501 (Name, Address and Telephone Number of Agent for Service)
Copies to: Robert B. Pomerenk, Esq. Kent M. Krudys, Esq. Luse Gorman Pomerenk & Schick, P.C. 5335 Wisconsin Avenue, N.W., Suite 400 Washington, D.C. 20015 (202) 274-2000

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box:    ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:    ☐

If the delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box:    ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee

Common Stock, $0.10 par value per share	3,213,279 shares	$10.00	$32,132,786 (1)	$4,072

(1)
Estimated solely for the purpose of calculating the registration fee.

        The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

PSB Holdings, Inc.

Holding Company for Putnam Savings Bank

2,686,688 Shares of common stock

        PSB Holdings, Inc., a federally chartered corporation, is offering for sale 2,686,688 shares of its common stock on a best efforts basis. The shares being offered represent 44.5% of the shares of common stock of PSB Holdings, Inc. that will be outstanding following the offering. After the offering, 53.7% of PSB Holdings, Inc.'s outstanding common stock will be owned by Putnam Bancorp, MHC, our federally chartered mutual holding company parent. PSB Holdings, Inc. is the holding company for Putnam Savings Bank. In addition, we intend to issue shares of common stock, equal to 4% of the shares being offered for sale, to a charitable foundation to be established by Putnam Savings Bank.

        We must sell a minimum of 1,985,813 shares in order to complete the offering and we will terminate the offering if we do not sell the minimum number of shares. We may sell up to 3,089,691 shares because of regulatory considerations or changes in market or economic conditions without resoliciting subscribers. The offering is scheduled to terminate at 5:00 p.m. on                         , 2004. We may extend the termination date without notice to you, until                        , 2004, unless the Office of Thrift Supervision approves a later date, which may not be beyond August    , 2006.

        The minimum purchase is 25 shares of common stock. The maximum purchase that an individual may make through a single deposit account is $250,000 of common stock, and no person by himself, or with an associate or group of persons acting in concert may purchase more than $500,000 of common stock. Once submitted, orders are irrevocable unless the offering is terminated or extended beyond                        , 2004. If the offering is extended beyond                        , 2004, subscribers will have the right to modify or rescind their purchase orders. Funds received prior to the completion of the offering will be held in an account at Putnam Savings Bank and will bear interest at our savings rate, which is currently 0.65% per annum. If the offering is terminated, subscribers will have their funds returned promptly, with interest.

        Keefe, Bruyette & Woods, Inc. will use its best efforts to assist us in selling our common stock, but is not obligated to purchase any of the common stock that is being offered for sale. Subscribers will not pay any commissions to purchase shares of common stock in the offering. There is currently no public market for the common stock. Keefe, Bruyette & Woods, Inc. has advised us that it intends to make a market in the common stock, but is under no obligation to do so. We expect that the common stock of PSB Holdings, Inc. will be quoted on the Nasdaq National Market under the symbol "            ".

This investment involves risk, including the possible loss of principal.

Please read the "Risk Factors" beginning on page 14.

OFFERING SUMMARY
Price: $10.00 per share

	Minimum	Maximum	Adjusted Maximum
Number of shares	1,985,813	2,686,688	3,089,691
Estimated offering expenses excluding underwriting commissions and expenses	$525,000	$525,000	$525,000
Underwriting commissions and expenses(1)	$197,059	$261,316	$298,263
Net proceeds	$19,136,071	$26,080,564	$30,073,647
Net proceeds per share	$9.64	$9.71	$9.73

(1)
Includes $45,000 of underwriter's expenses, including attorneys' fees. See "The Stock Offering—Plan of Distribution and Marketing Arrangements" at page      for a discussion of Keefe, Bruyette & Woods, Inc.'s compensation for this offering.

        These securities are not deposits or savings accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

        Neither the Securities and Exchange Commission, the Office of Thrift Supervision, the Federal Deposit Insurance Corporation, nor any state securities regulator has approved or disapproved these securities or has determined if this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

KEEFE, BRUYETTE & WOODS

The date of this prospectus is August            , 2004

[MAP]

TABLE OF CONTENTS

OFFERING SUMMARY
Keefe, Bruyette & Woods
SUMMARY	1
RISK FACTORS	14
SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA	20
FORWARD LOOKING STATEMENTS	21
HOW WE INTEND TO USE THE PROCEEDS FROM THE OFFERING	22
OUR POLICY REGARDING DIVIDENDS	23
MARKET FOR OUR COMMON STOCK	24
REGULATORY CAPITAL COMPLIANCE	26
CAPITALIZATION	28
PRO FORMA DATA	29
COMPARISON OF VALUATION AND PRO FORMA INFORMATION WITH AND WITHOUT THE FOUNDATION	35
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	36
BUSINESS OF PSB HOLDINGS, INC.	50
BUSINESS OF PUTNAM SAVINGS BANK	50
FEDERAL AND STATE TAXATION	74
SUPERVISION AND REGULATION	75
MANAGEMENT	84
THE STOCK OFFERING	93
PUTNAM SAVINGS FOUNDATION	109
RESTRICTIONS ON THE ACQUISITION OF PSB HOLDINGS, INC. AND PUTNAM SAVINGS BANK	112
DESCRIPTION OF CAPITAL STOCK OF PSB HOLDINGS, INC.	114
TRANSFER AGENT AND REGISTRAR	115
LEGAL AND TAX MATTERS	115
EXPERTS	116
WHERE YOU CAN FIND MORE INFORMATION	116
REGISTRATION REQUIREMENTS	116
INDEX TO FINANCIAL STATEMENTS	F-1

SUMMARY

        The following summary explains selected information regarding the offering of common stock by PSB Holdings, Inc. and the business of Putnam Savings Bank. However, no summary can contain all the information that may be important to you. For additional information, you should read this prospectus carefully, including the consolidated financial statements and the notes to the consolidated financial statements of PSB Holdings, Inc.

Our Organization

        In May 2003, Putnam Savings Bank reorganized into the two-tier mutual holding company structure. As part of the reorganization, Putnam Savings Bank formed PSB Holdings, Inc. and Putnam Bancorp MHC, Inc., a Connecticut-chartered mid-tier stock holding company and mutual holding company, respectively. Putnam Savings Bank became a Connecticut-chartered capital stock savings bank, and a wholly-owned subsidiary of PSB Holdings, Inc., and PSB Holdings, Inc. became the wholly-owned subsidiary of Putnam Bancorp MHC, Inc. The same directors and officers who manage Putnam Savings Bank manage PSB Holdings, Inc. and Putnam Bancorp MHC, Inc. In connection with the offering, Putnam Savings Bank, PSB Holdings, Inc. and Putnam Bancorp MHC, Inc. converted to federal charters and are regulated by the Office of Thrift Supervision. In connection with the charter conversion, Putnam Bancorp MHC, Inc. will change its name to Putnam Bancorp, MHC.

        This chart shows our current ownership structure, which is commonly referred to as the two-tier mutual holding company structure:

The Companies

  Putnam Bancorp, MHC

        Upon completion of the charter conversion, Putnam Bancorp, MHC will be a federally chartered mutual holding company. Putnam Bancorp, MHC has not engaged in any significant business activity other than owning the common stock of PSB Holdings, Inc., and does not intend to do so after the stock offering. After the completion of the stock offering, Putnam Bancorp, MHC is expected to own 53.7% of the outstanding shares of common stock of PSB Holdings, Inc. So long as Putnam Bancorp, MHC exists, it is required to own a majority of the voting stock of PSB Holdings, Inc. As a result, stockholders other than Putnam Bancorp, MHC will not be able to exercise voting control over most matters put to a vote of stockholders and Putnam Bancorp, MHC, through its Board of Directors, will be able to exercise voting control over most matters put to a vote of stockholders.

  PSB Holdings, Inc.

        Upon completion of the charter conversion and offering, PSB Holdings, Inc. will be the federally chartered mid-tier stock holding company for Putnam Savings Bank, and will continue to own 100% of the common stock of Putnam Savings Bank. PSB Holdings, Inc. will not have any other significant assets. We have not engaged in any significant business activity other than owning the common stock of Putnam Savings Bank and investing in marketable securities, and we do not currently intend to do so after the stock offering. Our executive office is located at 40 Main Street, Putnam, Connecticut 06260, and our telephone number is (860) 928-6501.

  Putnam Savings Bank

        Putnam Savings Bank is a federally chartered savings bank headquartered in Putnam, Connecticut. Putnam Savings Bank was originally founded in 1862 as a state-chartered mutual savings bank. Putnam Savings Bank is converting to a federal stock savings bank charter in connection with the offering. All of the rights, obligations, assets and liabilities of Putnam Savings Bank, a Connecticut-chartered savings bank, will be assumed by Putnam Savings Bank under its federal charter. We conduct substantially all of our business from four full-service banking offices and one loan origination center. In addition, we also maintain a "Special Needs Limited Branch" and a "Limited Service (Mobile) Branch." The telephone number at our main office is (860) 928-6501.

        At March 31, 2004, we had total assets of $252.7 million, total deposits of $197.3 million and retained earnings of $24.2 million. Our net income for the nine months ended March 31, 2004 and year ended June 30, 2003 was $1.2 million and $1.4 million, respectively. Our principal business activities include the origination of mortgage loans secured by one- to four-family residential real estate, loans secured by non-residential real estate and multi-family real estate, residential construction loans, commercial loans as well as consumer loans. Putnam Savings Bank offers a variety of deposit accounts, including checking, savings and certificates of deposit. Deposits are our primary source of funds for our lending and investing activities.

Business Strategy

        Our business strategy is to grow and improve our profitability by:

  •
  Remaining a community-oriented institution;

  •
  Increasing our emphasis on commercial real estate and commercial lending;

  •
  Expanding our branch network;

  •
  Continuing to originate one- to four-family residential real estate loans;

  •
  Growing through a leverage strategy;

  •
  Offering our products and services to an expanded base of customers; and

  •
  Maintaining high asset quality.

        A full description of our products and services begins on page    of this prospectus. See also "Management's Discussion and Analysis of Financial Condition and Results of Operations—Business Strategy" beginning on page    of this prospectus for a discussion of our business strategy.

The Stock Offering

        Federal regulations require that Putnam Bancorp, MHC own a majority of our outstanding shares of common stock. Accordingly, the shares that we are permitted to sell in the stock offering must represent a minority of our outstanding shares of common stock. Based on these restrictions, our Board of Directors has decided to sell 44.5% of our outstanding shares of common stock in the stock offering. In addition, we intend to contribute shares of common stock, equal to 4% of the shares being offered for sale (or 1.8% of our outstanding shares of common stock), to a charitable foundation to be established by Putnam Savings Bank. The remaining 53.7% will be held by Putnam Bancorp, MHC.

        The following chart shows our structure following the offering:

        Putnam Bancorp, MHC has no plans, understandings or agreements, whether written or oral, to sell or otherwise dispose of its 53.7% of the common stock of PSB Holdings, Inc. However, Putnam Bancorp, MHC may convert to stock form in the future by offering its interest in PSB Holdings, Inc. for sale to depositors and others in a subscription offering. Putnam Bancorp, MHC, however, has no plans to convert to stock form.

Reasons for the Stock Offering

        The primary reasons for our decision to conduct the offering are to (1) offer our depositors, employees, management and directors an equity ownership interest in Putnam Savings Bank and thereby obtain an economic interest in its future success, and (2) increase our capital to support future growth and profitability.

        The capital raised in the offering is expected to:

  •
  increase our lending capacity by providing us with additional capital to support new loans and higher lending limits;

  •
  support the introduction of new financial products and services;

  •
  increase our capital base which will provide greater flexibility to invest in longer-term, higher yielding assets;

  •
  allow us to grow and enhance our profitability; and

  •
  improve our ability to manage capital including paying cash dividends and repurchasing shares of our common stock.

The offering also will allow us to establish stock benefit plans for management and employees which will permit us to attract and retain qualified personnel.

Terms of the Offering

        We are offering between 1,985,813 and 2,686,688 shares of common stock of PSB Holdings, Inc. to qualified depositors, tax-qualified employee plans, officers, directors and employees of PSB Holdings, Inc. and Putnam Savings Bank and to the public to the extent shares remain available. The offering price of the shares of common stock is $10.00 per share.

        The maximum number of shares that we sell in the offering may increase by up to 15%, to 3,089,691 shares, as a result of regulatory considerations, strong demand for the shares of common stock in the offering, or positive changes in financial markets in general and with respect to financial institution stocks in particular. Unless the pro forma market value of PSB Holdings, Inc. decreases below $44.6 million or increases above $69.4 million, you will not have the opportunity to change or cancel your stock order.

        Keefe, Bruyette & Woods, Inc., our marketing advisor in connection with the offering, will use its best efforts to assist us in selling our shares of common stock, but Keefe, Bruyette & Woods, Inc. is not obligated to purchase any shares in the offering.

        We also intend to issue shares of common stock, equal to 4% of the shares being offered for sale, to a charitable foundation to be established by Putnam Savings Bank.

Persons Who May Order Stock in the Offering

        We are offering the shares of common stock of PSB Holdings, Inc. in a "subscription offering" in the following descending order of priority:

  (1)
  Depositors who had accounts at Putnam Savings Bank with aggregate balances of at least $50 on March 31, 2003;

  (2)
  The tax-qualified employee benefit plans of Putnam Savings Bank (including our employee stock ownership plan);

  (3)
  Depositors who had accounts at Putnam Savings Bank with aggregate balances of at least $50 on June 30, 2004; and

  (4)
  Employees, officers and directors of Putnam Savings Bank or PSB Holdings, Inc.

        If any shares of our common stock remain unsold in the subscription offering, we will offer such shares for sale in a community offering. Natural persons residing in Windham County, Connecticut will have a purchase preference in any community offering. Shares also may be offered to the general public. The community offering, if any, may commence concurrently with, during or promptly after, the subscription offering. We also may offer shares of common stock not purchased in the subscription offering or the community offering through a syndicate of brokers in what is referred to as a syndicated community offering. The syndicated community offering, if necessary, would be managed by Keefe, Bruyette & Woods, Inc. and would commence as soon as practicable after the termination of the subscription offering and would be open to the general public beyond the local community. We have the right to accept or reject, in our sole discretion, any orders received in the community offering and the syndicated community offering.

        To ensure a proper allocation of stock, each eligible account holder must list on his or her stock order form all deposit accounts in which he or she had an ownership interest at March 31, 2003 or June 30, 2004, as applicable. Failure to list an account, or providing incorrect information, could result in the loss of all or part of a subscriber's stock allocation. We will strive to identify your ownership in all accounts, but cannot guarantee we will identify all accounts in which you have an ownership interest. Our interpretation of the terms and conditions of the stock issuance plan and of the acceptability of the order forms will be final.

Limits on the Amount of Common Stock You May Purchase

        The minimum purchase is 25 shares of common stock. Generally, no individual, or individuals through a single account, may purchase more than $250,000 (25,000 shares of common stock). If any of the following persons purchase shares of common stock, their purchases when combined with your purchases cannot exceed $500,000 (50,000 shares):

  •
  your spouse, or relatives of you or your spouse living in your house;

  •
  companies or other entities in which you have a 10% or greater equity or substantial beneficial interest or in which you serve as a senior officer or partner;

  •
  a trust or other estate if you have a substantial beneficial interest in the trust or estate or you are a trustee or fiduciary for the trust or other estate; or

  •
  other persons who may be acting together with you (including, but not limited to, persons who file jointly a Schedule 13G or Schedule 13D Beneficial Ownership Report with the Securities and Exchange Commission).

        A detailed discussion of the limitations on purchases of common stock by an individual and persons acting together is set forth under the caption "The Stock Offering—Limitations on Purchase of Shares" beginning on page            .

        Subject to Office of Thrift Supervision approval, we may increase or decrease the purchase limitations in the offering at any time. In addition, in any direct community offering or syndicated community offering, we will first fill orders for our common stock up to a maximum of 1,000 shares. Thereafter, we will allocate any remaining shares of common stock on an equal number of shares per order basis, until we fill all orders. Our tax-qualified benefit plans, including our employee stock ownership plan, are authorized to purchase up to 10% of the minority shares issued in the offering (including shares issued to the Putnam Savings Foundation) without regard to these purchase limitations.

How We Determined to Offer Between 1,985,813 Shares and 2,686,688 Shares and the $10.00 Price Per Share

        We decided to offer between 1,985,813 shares and 2,686,688 shares, which is our offering range, based on an independent appraisal of our pro forma market value prepared by RP Financial, LC, a firm experienced in appraisals of financial institutions. RP Financial, LC is of the opinion that as of May 21, 2004, the estimated pro forma market value of the common stock of PSB Holdings, Inc. on a fully converted basis was between $44.6 million and $60.4 million with a midpoint of $52.5 million. The term "fully converted" means that RP Financial, LC assumed that 100% of our common stock had been sold to the public, as opposed to the 44.5% that will be sold in the offering.

        In preparing its appraisal, RP Financial, LC considered the information contained in this prospectus, including our consolidated financial statements. RP Financial, LC also considered the following factors, among others:

  •
  the present and projected operating results and financial condition of PSB Holdings, Inc. and Putnam Savings Bank and the economic and demographic conditions in Putnam Savings Bank's existing market area;

  •
  certain historical, financial and other information relating to Putnam Savings Bank;

  •
  a comparative evaluation of the operating and financial statistics of Putnam Savings Bank with those of other similarly situated publicly traded savings banks and mutual holding companies;

  •
  the aggregate size of the common stock offering;

  •
  the impact of the stock offering on PSB Holdings, Inc.'s consolidated net worth and earnings potential; and

  •
  the trading market for securities of comparable institutions and general conditions in the market for such securities.

        In addition, we intend to issue shares of common stock, equal to 4% of the shares being offered for sale, to a charitable foundation to be established by Putnam Savings Bank. The contribution of common stock to the charitable foundation will have the effect of reducing our pro forma valuation. See "Comparison of Valuation and Pro Forma Information with and without the Foundation."

        In reviewing the appraisal, our Board of Directors considered the methodologies and the appropriateness of the assumptions used by RP Financial, LC in addition to the factors listed above, and our Board of Directors believes that these assumptions were reasonable.

        The Board of Directors determined that the common stock should be sold at $10.00 per share and that 44.5% of the shares of our common stock should be offered for sale in the offering, and 53.7% should be held by Putnam Bancorp, MHC, after giving effect to the issuance of common stock to the Putnam Savings Foundation. Based on the estimated valuation range and the purchase price, the number of shares of our common stock that will be outstanding upon completion of the stock offering will range from 4,462,500 to 6,037,500 (subject to adjustment to 6,943,125), and the number of shares of our common stock that will be sold in the stock offering will range from 1,985,813 shares to 2,686,688 shares (subject to adjustment to 3,089,691), with a midpoint of 2,336,250 shares. The number of shares that Putnam Bancorp, MHC will own after the offering will range from 2,397,254 to 3,243,344 (subject to adjustment to 3,729,846). The number of shares of common stock that Putnam Charitable Foundation will own the after the offering will range from 79,433 to 107,468 (subject to adjustment to 123,588). The estimated valuation range may be amended with the approval of the Office of Thrift Supervision, if required, or if necessitated by subsequent developments in the financial condition of Putnam Savings Bank or market conditions generally, or to fill the order of the employee stock ownership plan.

        The appraisal will be updated before we complete the stock offering. If the pro forma market value of the common stock (including the shares retained by the mutual holding company) at that time is either below $44.6 million or above $69.4 million, then, after consulting with the Office of Thrift Supervision, we may: terminate the stock offering and return all funds promptly; extend or hold a new subscription or community offering, or both; establish a new offering range and commence a resolicitation of subscribers; or take such other actions as may be permitted by the Office of Thrift Supervision. Under such circumstances, we will notify you, and you will have the opportunity to change or cancel your order. In no event may the stock offering be extended beyond August    , 2006.

        Two measures investors use to analyze an issuer's stock are the ratio of the offering price to the issuer's book value and the ratio of the offering price to the issuer's annual net income. According to RP Financial, LC, while appraisers (as well as investors) use both ratios to evaluate an issuer's stock, the price-to-book-value ratio has historically been the most frequently used method due to the volatility of earnings in the thrift industry in the early- to mid-1990s and, more recently, due to decreasing interest rates. RP Financial, LC considered these ratios, among other factors, in preparing its appraisal. Book value is the same as total equity, and represents the difference between the issuer's assets and liabilities. The following table presents the ratio of the offering price to our pro forma book value and earnings per share for the periods indicated. See "Pro Forma Data" for a description of the assumptions we used in making these calculations.

	At and For the Nine Months Ended March 31, 2004
	1,985,813 Shares Sold at $10.00 Per Share	2,336,250 Shares Sold at $10.00 Per Share	2,686,688 Shares Sold at $10.00 Per Share	3,089,691 Shares Sold at $10.00 Per Share
Pro forma price to book value ratio	108.3%	118.5%	127.4%	136.4%
Pro forma price to earnings ratio	28.9x	34.1x	39.5x	46.9x

        The following table, therefore, presents a summary of selected pricing ratios for the peer group companies and for us, with the ratios adjusted to this hypothetical case of being fully converted. Compared to the average fully converted pricing ratios of the peer group, our pro forma fully converted pricing ratios at the maximum of the offering range, indicated a premium of 77.6% on a price-to-earnings basis and a discount of 15.4% on a price-to-book basis. At the minimum and maximum of the valuation range a share of common stock is priced at 32.8 times and 45.1 times our earnings. This is a significantly higher multiple than the peer group companies which, as of May 21, 2004, traded on average at 25.4 times earnings. The average and median trading price of the peer group common stock was at 25.4 and 20.7 times earnings, respectively. At the minimum and maximum of the valuation range, the common stock is valued at 72.4% and 80.7%, respectively, of our pro forma book value. This represents a discount to the average trading price to book value of peer group companies, which as of May 21, 2004 averaged 95.4%. As of May 21, 2004, the median trading price of peer group companies was 92.8% of the book value of these companies. Consequently, a share of our common stock is more expensive than the peer group based on an earnings per share basis, but less expensive than the peer group based upon a book value per share basis.

	Fully Converted Equivalent Pro Forma Price to Earnings Multiple	Fully Converted Equivalent Pro Forma Price to Book Value Ratio
PSB Holdings, Inc.
Maximum	45.1x	80.7%
Minimum	32.8x	72.4%
Valuation of peer group companies as of May 21, 2004
Averages	25.4x	95.4%
Medians	20.7x	92.8%

        The independent appraisal does not indicate stock market value. Do not assume or expect that PSB Holdings, Inc.'s valuation as indicated above means that the common stock will trade at or above the $10.00 purchase price after the stock offering.

After-Market Performance Information Provided by Independent Appraiser

        In recent years, the prices of shares of common stock of financial institutions or their holding companies have generally appreciated in the period immediately following the completion of the initial public offering (IPO) by thrift institutions, such as ours. The appraisal report prepared by RP Financial, LC included examples of this after-market stock price performance. The following table, which is derived from information included in the appraisal report, presents stock price appreciation information for all thrift IPOs completed between February 21, 2004 and May 21, 2004. "MHC" indicates a "first-step" mutual holding company offering.

Mutual-to-Stock Conversions and "First-Step" Mutual Holding Company Offerings with Completed Closing Dates between February 21, 2004 and May 21, 2004

	Appreciation from Initial Trading Date
Transaction	1 day	1 week	1 month
SE Financial Corp.(1)	(0.5)%	(1.5)%	(3.0)%
New Alliance Bancshares, Inc.(1)	51.7%	45.3%	36.5%
Wawel Savings Bank (MHC)	29.5%	25.0%	12.5%
Osage Federal Financial, Inc. (MHC)	20.0%	22.5%	9.5%
K-Fed Bancorp (MHC)	34.9%	29.3%	15.9%
Citizens Community Bancorp (MHC)	23.7%	27.5%	18.0%
Clifton Savings Bancorp, Inc. (MHC)	22.5%	40.9%	32.0%
Average	26.0%	27.0%	17.5%

(1)
Indicates mutual-to-stock standard conversion.

        In certain market conditions, stock prices of thrift IPOs have decreased, and not increased. For example, while the above table illustrates an average appreciation of 17.5% after one month of trading, the stock of one company was trading below its initial offering price and the stocks of six companies were trading above their initial offering prices. The table above presents only short-term historical information on stock price performance, which may not be indicative of the longer-term performance of such stock prices. It is also not intended to predict how our shares of common stock may perform following the offering. The historical information in the table may not be meaningful to you because the data were calculated using a small sample and the transactions from which the data were derived occurred primarily during a low market interest rate environment, during which time the trading prices for financial institution stocks typically increase.

        Under certain market and other conditions, many investors consider an investment in a thrift IPO to be an attractive one. We expect our directors and executive officers, together with their associates, to subscribe for 248,500 shares of common stock in the offering, or 10.6% of the shares to be sold at the midpoint of the offering range.

        You should bear in mind that stock price appreciation or depreciation is affected by many factors. There can be no assurance that our stock price will not trade below $10.00 per share, as has been the case for some thrift IPOs. Before you make an investment decision, we urge you to carefully read this prospectus, including, but not limited to, the section entitled "Risk Factors" beginning on page    .

Our Issuance of Shares of Common Stock to The Charitable Foundation

        To further our commitment to our local community, we intend to establish a charitable foundation as part of the stock offering. We will issue shares of our common stock, ranging from 79,433 shares at the minimum of the valuation range to 107,468 shares at the maximum of the valuation range, having an initial market value of $794,330 at the minimum of the valuation range and $1,074,680 at the maximum of the valuation range, to the charitable foundation. As a result of the issuance of shares to the charitable foundation, we will record an after-tax expense of approximately $484,000 at the minimum of the valuation range and of approximately $655,000 at the maximum of the valuation range, during the quarter in which the stock offering is completed. The charitable foundation will be dedicated exclusively to supporting charitable causes and community development activities in the communities in which we operate.

        Issuing additional shares of common stock to the charitable foundation will:

  •
  dilute the voting interests of purchasers of shares of our common stock in the offering; and

  •
  result in an expense, and a reduction in earnings during the quarter in which the contribution is made, equal to the full amount of the contribution to the charitable foundation, offset in part by a corresponding tax benefit.

        The establishment and funding of the charitable foundation has been approved by the boards of directors and corporators of Putnam Bancorp, MHC. Consummation of the offering of common stock, however, is not conditioned upon corporator approval of the charitable foundation.

        See "Risk Factors—The Issuance of Shares to the Charitable Foundation Will Dilute Your Ownership Interests and Adversely Affect Net Income in Fiscal 2005," "Comparison of Valuation and Pro Forma Information With and Without the Foundation" and "Putnam Savings Foundation" at page    .

How You May Pay for Your Shares

        In the subscription offering and the community offering you may pay for your shares only by:

  (1)
  personal check, bank check or money order; or

  (2)
  authorizing us to withdraw money from your deposit account(s) maintained with Putnam Savings Bank.

        If you wish to use your Putnam Savings Bank individual retirement account to pay for your shares, please be aware that federal law requires that such funds first be transferred to a self-directed retirement account with a trustee other than Putnam Savings Bank. The transfer of such funds to a new trustee takes time, so please make arrangements as soon as possible, or contact the Stock Offering Center for further information. Also, please be aware that Putnam Savings Bank is not permitted to lend funds to anyone for the purpose of purchasing shares of common stock in the offering.

        You can subscribe for shares of common stock in the offering by delivering a signed and completed original stock order form, together with full payment, provided we receive the stock order form before the end of the offering. We will pay interest at Putnam Savings Bank's passbook rate, currently 0.65% per annum, from the date funds are received until completion or termination of the offering. Withdrawals from certificates of deposit at Putnam Savings Bank for the purpose of purchasing common stock in the offering may be made without incurring an early withdrawal penalty. All funds authorized for withdrawal from deposit accounts with Putnam Savings Bank must be in the deposit accounts at the time the stock order form is received. However, funds will not be withdrawn from the accounts until the offering is completed and will continue to earn interest at the applicable deposit account rate until the completion of the offering. A hold will be placed on those funds when your stock order is received, making the designated funds unavailable to you. After we receive an order, the order cannot be revoked or changed, except with our consent. Payment may not be made by wire transfer or any other electronic transfer of funds. In addition, we are not required to accept copies or facsimiles of order forms.

        For a further discussion regarding the stock ordering procedures see "The Stock Offering—Prospectus Delivery and Procedure for Purchasing Shares" on page    .

You May Not Sell or Transfer Your Subscription Rights

        If you order shares of common stock in the subscription offering, you will be required to state that you are purchasing the shares of common stock for yourself and that you have no agreement or understanding to sell or transfer your subscription rights. We intend to take legal action, including reporting persons to federal or state regulatory agencies, against anyone who we believe sells or gives away his or her subscription rights. We will not accept your stock order if we have reason to believe that you sold or transferred your subscription rights. In addition, joint stock registration will only be allowed if the qualified account is so registered.

Deadline for Orders of Common Stock

        If you wish to purchase shares of common stock, we must receive your properly completed stock order form, together with payment for the shares, no later than 5:00 p.m., Connecticut time, on                        , 2004, unless we extend this deadline. You may submit your stock order form by mail using the return envelope provided, by overnight courier to the indicated address on the stock order form, or by bringing your stock order form to our office. Once submitted, your stock order is irrevocable unless the offering is terminated or extended beyond                         , 2004.

Termination of the Offering

        The subscription offering will terminate at 5:00 p.m., Connecticut time, on                        , 2004. We expect that the community offering would terminate at the same time. We may extend this expiration date without notice to you, until                        , 2004, unless regulators approve a later date, which may not be beyond August    , 2006. If the subscription offering and/or community offerings extend beyond                        , 2004, we will be required to resolicit subscriptions before proceeding with the offering. In such event, if you choose not to subscribe for the common stock, your funds will be promptly returned to you with interest.

Steps We May Take If We Do Not Receive Orders for the Minimum Number of Shares

        If we do not receive orders for at least 1,985,813 shares of common stock, we may take several steps in order to sell the minimum number of shares of common stock in the offering range. Specifically, we may (i) increase the purchase limitations and/or (ii) seek regulatory approval to extend the offering beyond the                        , 2004 expiration date, provided that any such extension will require us to resolicit subscriptions received in the offering.

Our Policy Regarding Dividends

        Following completion of the offering, our Board of Directors will have the authority to declare dividends on our common stock, subject to statutory and regulatory requirements. In the future, our Board intends to consider a policy of paying cash or stock dividends on the common stock. However, no decision has been made with respect to the payment of dividends. The payment of dividends, if at all, will depend upon a number of factors, including the following:

  •
  regulatory capital requirements,

  •
  our financial condition and results of operations,

  •
  tax considerations,

  •
  statutory and regulatory limitations, and

  •
  general economic conditions.

Market for the Common Stock

        We anticipate that the common stock sold in the offering will be quoted on the Nasdaq National Market under the symbol "            ." Keefe, Bruyette & Woods, Inc. currently intends to make a market in the shares of common stock, but it is under no obligation to do so.

How We Intend to Use the Proceeds We Raise from the Offering

        Assuming we sell 2,686,688 shares of common stock in the offering, and we generate net proceeds of $26,080,564, we intend to distribute the net proceeds as follows:

  •
  $13.0 million (50% of the net proceeds) will be contributed to Putnam Savings Bank;

  •
  $2.2 million (8.6% of the net proceeds) will be loaned to the employee stock ownership plan to fund its purchase of 8% of the minority shares of common stock issued in the offering, including shares issued to the Putnam Savings Foundation; and

  •
  $10.8 million (41.4% of the net proceeds) will be retained by PSB Holdings, Inc.

        We may use the net proceeds of the offering to invest in securities, to finance the possible acquisition of other financial institutions or financial service businesses, to pay dividends or for other general corporate purposes, including repurchasing shares of our common stock. Putnam Savings Bank may use the proceeds it receives to make loans, to purchase securities, to expand its banking franchise internally or through acquisitions, and for general corporate purposes. See "How We Intend to Use the Proceeds from the Offering." Neither Putnam Savings Bank nor PSB Holdings, Inc. is considering any specific acquisition transaction at this time.

Once Submitted, Your Purchase Order May Not Be Revoked Unless the Offering is Terminated or Extended Beyond                        , 2004.

        Funds that you use to purchase shares of our common stock in the offering will be held in an interest bearing account until the termination or completion of the offering, including any extension of the expiration date. The Office of Thrift Supervision approved the offering on August    , 2004; however, because completion of the offering will be subject to an update of the independent appraisal, among other factors, there may be one or more delays in the completion of the offering. Any orders that you submit to purchase shares of our common stock in the offering are irrevocable, and you will not have access to subscription funds unless the stock offering is terminated, or extended beyond                        , 2004.

Our Officers, Directors and Employees Will Receive Additional Compensation and Benefit Programs After the Offering

        We intend to establish an employee stock ownership plan, and we may implement a stock option plan and a recognition and retention plan. The Board of Directors of Putnam Savings Bank has adopted an employee stock ownership plan, which will award shares of our common stock to eligible employees primarily based on their compensation. The Board of Directors of PSB Holdings, Inc. will, at the completion of the offering, ratify the action to make the employee stock ownership plan loan and to issue the common stock to the employee stock ownership plan. Our tax-qualified benefit plans, including our employee stock ownership plan, are authorized to purchase up to 10% of the shares issued in the offering (including shares issued to the Putnam Savings Foundation); however, our employee stock ownership plan is expected to purchase 8% of the shares issued in the offering (including shares issued to the Putnam Savings Foundation). Moreover, in addition to the employee stock ownership plan, we may grant awards under one or more stock benefit plans, including stock option plans and recognition and retention plans, in an amount up to 25% of the number of shares of common stock held by persons other than Putnam Bancorp, MHC. The recognition and retention plan and stock option plan cannot be established sooner than six months after the offering and would require the approval of our stockholders by a majority of the votes eligible to be cast (excluding the votes eligible to be cast by Putnam Bancorp, MHC), unless another vote requirement is permitted or required by the Office of Thrift Supervision. The number of options granted or shares awarded under any initial stock option plan or recognition and retention plan may not exceed 10% and 4%, respectively, of the shares issued in the offering (including shares issued to the Putnam Savings Foundation), if such plans are adopted within one year from the date of completion of the offering. If adopted within one year, the recognition and retention plan would be subject to such other limitations imposed by Office of Thrift Supervision regulations. If the stock option plan or recognition and retention plan is adopted after one year from the date of the completion of the offering, such plan would be permitted to grant or award a greater number of options and shares of common stock, subject to stockholder approval and the overall limitations provided for in the stock issuance plan.

        The employee stock ownership plan and the recognition and retention plan will increase our future compensation costs, thereby reducing our earnings. The Financial Accounting Standards Board, ("FASB"), has suggested that in 2004 it will require companies to expense the cost of stock options granted to officers, directors and employees. Based upon FASB's final rules for the accounting of stock options, we may have to expense the cost of stock options, and this will increase our compensation costs. Additionally, stockholders will experience a reduction in their ownership interest if newly issued shares of common stock are used to fund stock options and the recognition and retention plan. See "Risk Factors—Our Stock Benefit Plans Will Increase Our Costs, Which Will Reduce Our Income" and "Management—Future Stock Benefit Plans."

        The following table summarizes the stock benefits that our officers, directors and employees may receive following the offering, at the maximum of the offering range and assuming that we initially implement a stock option plan granting options to purchase 10% of the shares issued in the offering (including shares issued to the Putnam Savings Foundation) and a recognition and retention plan awarding shares of common stock equal to 4% of the shares issued in the offering (including shares issued to the Putnam Savings Foundation)(the maximum amount of shares if such plans are adopted within one year from the date of completion of the offering):

Plan	Individuals Eligible to Receive Awards	% of Shares Issued(1)		Value of Benefits Based on Maximum of Offering Range
Employee stock ownership plan	All employees	8.0		$2,235,320
Recognition and retention plan	Directors, officers and employees	4.0	(2)	$1,117,660
Stock option plan	Directors, officers and employees	10.0	(2)	$—	(3)

(1)
Excluding shares issued to Putnam Bancorp, MHC.

(2)
The stock option plan and recognition and retention plan may award a greater number of options and shares, respectively, if the plans are adopted more than one year after the stock offering.

(3)
Stock options will be granted with a per share exercise price at least equal to the market price of our common stock on the date of grant. The value of a stock option will depend upon increases, if any, in the price of our common stock during the period in which the stock option may be exercised.

Restrictions on the Acquisition of PSB Holdings, Inc. and Putnam Savings Bank

        Federal regulation, as well as provisions contained in the charter and bylaws of Putnam Savings Bank, restrict the ability of any person, firm or entity to acquire PSB Holdings, Inc., Putnam Savings Bank, or their respective capital stock. These restrictions include the requirement that a potential acquirer of common stock obtain the prior approval of the Office of Thrift Supervision before acquiring in excess of 10% of the voting stock of PSB Holdings, Inc. or Putnam Savings Bank. Because a majority of the shares of outstanding common stock of PSB Holdings, Inc. must be owned by Putnam Bancorp, MHC, any acquisition of PSB Holdings, Inc. must be approved by Putnam Bancorp, MHC, and Putnam Bancorp, MHC would not be required to pursue or approve a sale of PSB Holdings, Inc. even if such sale were favored by a majority of PSB Holdings, Inc.'s public stockholders.

Possible Conversion of Putnam Bancorp, MHC to Stock Form

        In the future, Putnam Bancorp, MHC may convert from the mutual to capital stock form, in a transaction commonly known as a "second-step" conversion. In a second-step conversion, depositors of Putnam Savings Bank would have subscription rights to purchase common stock of PSB Holdings, Inc. or its successor equal to the value of Putnam Bancorp, MHC's interest in PSB Holdings, Inc. and the public stockholders of PSB Holdings, Inc. would be entitled to exchange their shares of common stock for an equal percentage of shares of the stock holding company resulting from the conversion. This percentage may be adjusted to reflect any assets owned by Putnam Bancorp, MHC. PSB Holdings, Inc.'s public stockholders, therefore, would own approximately the same percentage of the resulting stock holding company as they owned prior to the second-step conversion. The Board of Directors has no current plan to undertake a second-step conversion transaction.

Proposed Stock Purchases by Management

        PSB Holdings, Inc.'s directors and executive officers and their associates are expected to purchase approximately 248,500 shares of common stock in the offering, which represents 12.5%, 10.6%, 9.2% and 8.0% of the shares sold to the public and 5.6%, 4.7%, 4.1% and 3.6% of the total shares to be outstanding after the offering (including shares issued to the Putnam Savings Foundation) at the minimum, midpoint, maximum and maximum, as adjusted, of the offering range, respectively. Directors and executive officers will pay the same $10.00 per share price paid by all other persons who purchase shares in the offering. These shares will be counted in determining whether the minimum of the range of the offering is reached.

How You May Obtain Additional Information Regarding the Offering

        If you have any questions regarding the offering, please call the Stock Offering Center at (      )        -        , Monday through Friday between 9:00 a.m. and 4:00 p.m., Connecticut time.

RISK FACTORS

You should carefully consider the following risk factors in evaluating an investment in the common stock.

Strong Competition Within Our Market Area May Limit Our Growth and Profitability.

        Competition in the banking and financial services industry is intense. In our market area, we compete with commercial banks, savings institutions, mortgage brokerage firms, credit unions, finance companies, mutual funds, insurance companies, and brokerage and investment banking firms operating locally and elsewhere. Many of these competitors have substantially greater resources and lending limits than we have and offer certain services that we do not or cannot provide. In addition, recently our competition has been offering loans with lower interest rates on more attractive terms than those offered by Putnam Savings Bank. Our profitability depends upon our continued ability to successfully compete in our market area. The greater resources and deposit and loan products offered by our competition may limit our ability to increase our interest earning assets. For additional information see "Business of Putnam Savings Bank—Competition" on page    .

Because We Intend to Increase Our Commercial Real Estate and Commercial Loan Originations, Our Lending Risk Will Increase and Downturns in the Real Estate Market or Local Economy Could Adversely Affect Our Earnings.

        Commercial real estate and commercial loans generally have more risk than residential mortgage loans. Because the repayment of commercial real estate and commercial loans depends on the successful management and operation of the borrower's properties or related businesses, repayment of such loans can be affected by adverse conditions in the real estate market or the local economy. Commercial real estate and commercial loans may also involve relatively large loan balances to individual borrowers or groups of related borrowers. A downturn in the real estate market or the local economy could adversely impact the value of properties securing the loan or the revenues from the borrower's business thereby increasing the risk of nonperforming loans. As our commercial real estate and commercial loan portfolio increases, the corresponding risks and potential for losses from these loans may also increase.

The Future Price of the Common Stock May Be Less Than the Purchase Price in the Offering.

        We cannot assure you that if you purchase shares of common stock in the offering you will be able to sell them later at or above the purchase price in the offering. The final aggregate purchase price of the shares of common stock in the offering will be based on an independent appraisal. The appraisal is not intended, and should not be construed, as a recommendation of any kind as to the advisability of purchasing shares of common stock. The valuation is based on estimates and projections of a number of matters, all of which are subject to change from time to time. In addition, current Office of Thrift Supervision regulations permit mutual holding companies to be acquired by mutual savings institutions. The possibility of such transactions has resulted in some takeover speculation which may be reflected in the per share price of mutual holding companies' common stock. The Office of Thrift Supervision has issued a policy statement indicating that it views transactions involving the sale of control of a mutual holding company as raising significant issues concerning disparate treatment of minority stockholders and mutual interests. The Office of Thrift Supervision intends to give these transactions special scrutiny and reject applications involving the sale of control of a mutual holding company unless the applicant can clearly demonstrate that the Office of Thrift Supervision's concerns are not warranted in the particular case. Should the Office of Thrift Supervision prohibit or otherwise restrict these transactions in the future, our per-share stock price may be adversely affected.

There Will be a Limited Trading Market in Our Common Stock, Which Will Hinder Your Ability to Sell Our Common Stock and May Lower the Market Price of the Stock.

        PSB Holdings, Inc. has never issued stock and, therefore, there is no current trading market for the shares of common stock. We expect that our common stock will be quoted on the Nasdaq National Market. It is not likely that an active and liquid trading market in shares of our common stock will develop. Persons purchasing shares may not be able to sell their shares when they desire if a liquid trading market does not develop or sell them at a price equal to or above the initial purchase price of $10.00 per share even if a liquid trading market develops. This limited trading market for our common stock may reduce the market value of the common stock and make it difficult to buy or sell our shares on short notice. For additional information see "Market for the Common Stock" on page    .

If Economic Conditions Deteriorate, Our Results of Operations and Financial Condition Could Be Adversely Affected as Borrowers' Ability to Repay Loans Declines and the Value of the Collateral Securing Our Loans Decreases.

        Our financial results may be adversely affected by changes in prevailing economic conditions, including decreases in real estate values, changes in interest rates which may cause a decrease in interest rate spreads, adverse employment conditions, the monetary and fiscal policies of the federal government and other significant external events. Because we have a significant amount of real estate loans, decreases in real estate values could adversely affect the value of property used as collateral. At March 31, 2004, loans secured by real estate represented 93% of our total loans, substantially all of which are secured by properties located in Windham County. Adverse changes in the economy also may have a negative effect on the ability of our borrowers to make timely repayments of their loans, which would have an adverse impact on our earnings. As of March 2004, the unemployment rate in Windham County, Connecticut was 6.0%, which was equal to the national unemployment rate but was higher than the 5.2% unemployment rate for Connecticut as a whole.

If Our Allowance for Loan Losses is Not Sufficient to Cover Actual Loan Losses, Our Earnings Could Decrease.

        We make various assumptions and judgments about the collectibility of our loan portfolio, including the creditworthiness of our borrowers and the value of the real estate and other assets serving as collateral for the repayment of many of our loans. In determining the amount of the allowance for loan losses, we review our loans and our loss and delinquency experience, and we evaluate economic conditions. If our assumptions are incorrect, our allowance for loan losses may not be sufficient to cover losses inherent in our loan portfolio, resulting in additions to our allowance. Material additions to our allowance would materially decrease our net income.

        In addition, bank regulators periodically review our allowance for loan losses and may require us to increase our provision for loan losses or recognize further loan charge-offs. Any increase in our allowance for loan losses or loan charge-offs as required by these regulatory authorities may have a material adverse effect on our results of operations and financial condition.

Future Changes in Interest Rates May Reduce our Profits.

        Our ability to make a profit largely depends on our net interest income, which could be negatively affected by changes in interest rates. Net interest income is the difference between:

  •
  the interest income we earn on our interest-earning assets, such as loans and securities; and

  •
  the interest expense we pay on our interest-bearing liabilities, such as deposits and borrowings.

        The rates we earn on our assets and the rates we pay on our liabilities are generally fixed for a contractual period of time. Like many savings institutions, our liabilities generally have shorter contractual maturities than our assets. This imbalance can create significant earnings volatility, because market interest rates change over time. In a period of rising interest rates, the interest income earned on our assets may not increase as rapidly as the interest paid on our liabilities. In a period of declining interest rates, the interest income earned on our assets may decrease more rapidly than the interest paid on our liabilities. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Management of Market Risk" on page    .

        In addition, changes in interest rates can affect the average life of loans and mortgage-backed and related securities. A reduction in interest rates results in increased prepayments of loans and mortgage-backed and related securities, as borrowers refinance their debt in order to reduce their borrowing costs. This creates reinvestment risk, which is the risk that we may not be able to reinvest prepayments at rates that are comparable to the rates we earned on the prepaid loans or securities.

        At March 31, 2004, our "rate shock" analysis prepared by a third-party consultant indicates that our net portfolio value would decrease by $1.2 million if there was an instantaneous 200 basis point increase in market interest rates. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Management of Market Risk" on page    .

Our Return on Equity Will Be Low Compared to Other Financial Institutions. This Could Negatively Affect the Trading Price of Our Common Stock.

        Net income divided by average equity, known as "return on equity," is a ratio many investors use to compare the performance of a financial institution to its peers. We expect our return on equity to remain below the industry average until we are able to leverage our increased equity from the offering. Our return on equity will be reduced by the capital raised in the offering, higher expenses from the costs of being a public company, and added expenses associated with our employee stock ownership plan and any stock recognition and retention plan that we intend to establish in the future. Until we can increase our net interest income and non-interest income, we expect our return on equity to be below the industry average, which may reduce the value of our common stock. For the latest 12 months ended March 31, 2004 the peer group return on average equity was 4.93%. This compares to a return on average equity of 8.76% for all publicly traded savings institutions for the same period. Our return on average equity on a pro forma basis for the nine months ended March 31, 2004 was 3.46%. The net proceeds from the offering will significantly increase our consolidated equity from $24.2 million to between $41.2 million at the minimum and $51.0 million at the adjusted maximum of the offering range.

The Issuance of Shares to the Charitable Foundation Will Dilute Your Ownership Interests and Adversely Affect Net Income in Fiscal 2005

        We intend to establish a charitable foundation in connection with the stock offering. We will make a contribution to the charitable foundation in the form of shares of PSB Holdings, Inc. common stock. At the midpoint of the offering range, we will issue 93,450 shares of common stock to the charitable foundation, which equals 4.0% of the shares of common stock to be sold. The aggregate contribution will also have an adverse effect on our net income for the quarter and year in which we make the issuance and contribution to the charitable foundation. The after-tax expense of the contribution will reduce net income in our 2005 fiscal year by approximately $570,000 at the midpoint of the offering range. Persons purchasing shares in the offering will have their ownership and voting interests in PSB Holdings, Inc. diluted by 3.8% due to the issuance of additional shares of common stock to the charitable foundation.

Our Contribution to the Putnam Savings Foundation May Not be Tax Deductible, Which Could Reduce Our Profits.

        We believe that the contribution to the Putnam Savings Foundation, valued at $1,235,880, pre-tax, at the adjusted maximum of the offering range will be deductible for federal income tax purposes. However, we cannot assure you that the Internal Revenue Service will grant tax-exempt status to the charitable foundation. If the contribution is not deductible, we would not receive any tax benefit from the contribution. In addition, even if the contribution is tax deductible, we may not have sufficient profits to be able to use the deduction fully.

Our Stock Benefit Plans Will Increase Our Costs, Which Will Reduce Our Income.

        We anticipate that our employee stock ownership plan will purchase 8% of the shares of common stock issued in the offering (including shares issued to the Putnam Savings Foundation) with funds borrowed from PSB Holdings, Inc. The cost of acquiring the shares of common stock for the employee stock ownership plan will be between $1,652,190 at the minimum of the offering range and $2,570,620 at the adjusted maximum of the offering range. We will record annual employee stock ownership plan expenses in an amount equal to the fair value of shares of common stock committed to be released to employees. If shares of common stock appreciate in value over time, compensation expense relating to the employee stock ownership plan will increase.

        We also intend to adopt stock-based incentive plans after the offering. Under Office of Thrift Supervision regulations, we are authorized to grant awards under one or more stock-based incentive plans, including a recognition and retention plan and stock option plan, in an amount up to 25% of the number of shares of common stock held by persons other than Putnam Bancorp, MHC. The number of options granted or shares awarded under any initial stock option plan or recognition and retention plan may not exceed 10% and 4%, respectively, of the shares issued in the offering (including shares issued to the Putnam Savings Foundation), if such plans are adopted within one year from the date of completion of the offering. However, these limits would not apply to plans adopted after one year from the date of the completion of the offering, and larger grants would increase our costs further. The recognition and retention plan and stock option plan cannot be implemented until at least six months after the offering, and if they are adopted within 12 months after the offering, they will be subject to certain Office of Thrift Supervision regulations regarding vesting and allocation of awards. In the event that a portion of the shares used to (i) fund the recognition and retention plan or (ii) satisfy the exercise of options from our stock option plan, is obtained from authorized but unissued shares, the issuance of additional shares will decrease our net income per share and stockholders' equity per share.

The Implementation of Stock-Based Benefit Plans May Dilute Your Ownership Interest.

        We intend to adopt stock-based incentive plans, including a stock option plan and recognition and retention plan, following the offering. These stock benefit plans will be funded through either open market purchases, if permitted, or from the issuance of authorized but unissued shares. Stockholders would experience a reduction in ownership interest (including shares held by Putnam Bancorp, MHC) totaling 6.1% in the event newly issued shares are used to fund stock options and stock awards under a stock-based incentive plan in an aggregate amount equal to 14%, of the shares issued in the offering (including shares issued to the Putnam Savings Foundation).

We Have Broad Discretion in Allocating the Proceeds of the Offering. Our Failure to Effectively Utilize Such Proceeds Could Reduce Our Profits.

        PSB Holdings, Inc. intends to retain 50% of the net proceeds from the offering and contribute the remainder of the net proceeds of the offering to Putnam Savings Bank. PSB Holdings, Inc. will use a portion of the net proceeds to fund the employee stock ownership plan and may use the remaining net proceeds to pay dividends to stockholders, repurchase shares of common stock, purchase investment securities, acquire other financial services companies or for other general corporate purposes. Putnam Savings Bank may use the proceeds it receives to fund new loans, establish or acquire new branches, purchase investment securities, or for general corporate purposes. We have not, however, allocated specific amounts of proceeds for any of these purposes and we will have significant flexibility in determining the amount of net proceeds we apply to different uses and the timing of such applications. Our failure to utilize these funds effectively could reduce our profitability.

Persons Who Purchase Stock In The Offering Will Own a Minority of PSB Holdings, Inc.'s Common Stock and Will Not Be Able to Exercise Voting Control Over Most Matters Put to a Vote of Stockholders.

        Public stockholders will own a minority of the outstanding shares of PSB Holdings, Inc. common stock. As a result, stockholders other than Putnam Bancorp, MHC will not be able to exercise voting control over most matters put to a vote of stockholders. Putnam Bancorp, MHC will own a majority of PSB Holdings, Inc.'s common stock after the offering and, through its Board of Directors, will be able to exercise voting control over most matters put to a vote of stockholders. The same directors and officers who manage PSB Holdings, Inc. and Putnam Savings Bank also manage Putnam Bancorp, MHC. The only matters as to which stockholders other than Putnam Bancorp, MHC will be able to exercise voting control include any proposal to implement a recognition and retention stock plan or stock option plan following the completion of the offering. In addition, Putnam Bancorp, MHC may exercise its voting control to prevent a sale or merger transaction in which stockholders could receive a premium for their shares.

We Operate in a Highly Regulated Environment and We May Be Adversely Affected by Changes in Laws and Regulations.

        We are subject to extensive regulation, supervision and examination by the Office of Thrift Supervision, our chartering authority, and by the Federal Deposit Insurance Corporation, as insurer of deposits. Such regulation and supervision govern the activities in which a financial institution and its holding company may engage and are intended primarily for the protection of the insurance fund and depositors. Regulatory authorities have extensive discretion in connection with their supervisory and enforcement activities, including the imposition of restrictions on the operation of an institution, the classification of assets by the institution and the adequacy of an institution's allowance for loan losses. Any change in such regulation and oversight, whether in the form of regulatory policy, regulations, or legislation, may have a material impact on our operations.

Our Stock Value May be Negatively Affected by Federal Regulations Restricting Takeovers and our Mutual Holding Company Structure.

        Federal Regulations Restricting Takeovers.    For three years following the offering, Office of Thrift Supervision regulations prohibit any person from acquiring or offering to acquire more than 10% of our common stock without the prior written approval of the Office of Thrift Supervision. Moreover, current OTS policy prohibits the acquisition of a mutual holding company subsidiary by any person or entity other than a mutual holding company or a mutual institution. See "Restrictions on the Acquisition of PSB Holdings, Inc. and Putnam Savings Bank" on page    for a discussion of applicable Office of Thrift Supervision Regulations regarding acquisitions.

        The Mutual Holding Company Structure May Impede Takeovers.    Putnam Bancorp, MHC, as the majority stockholder of PSB Holdings, Inc., will be able to control the outcome of virtually all matters presented to stockholders for their approval, including a proposal to acquire PSB Holdings, Inc. Accordingly, Putnam Bancorp, MHC may prevent the sale of control or merger of PSB Holdings, Inc. or its subsidiaries even if such a transaction were favored by a majority of the public stockholders of PSB Holdings, Inc.

SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

        The summary financial information presented below is derived in part from the consolidated financial statements of PSB Holdings, Inc. The following is only a summary and you should read it in conjunction with the financial statements and notes beginning on page F-1. The information at June 30, 2003 and 2002 and for the years ended June 30, 2003 and 2002 is derived in part from the audited consolidated financial statements of PSB Holdings, Inc. that appear in this prospectus. The information for the years ended June 30, 2001, 2000 and 1999 is derived in part from audited consolidated financial statements that do not appear in this prospectus. The operating data for the nine months ended March 31, 2004 and 2003 were not audited, but, in the opinion of management, reflect all adjustments necessary for a fair presentation. No adjustments were made other than normal recurring entries. The results of operations for the nine months ended March 31, 2004 are not necessarily indicative of the results of operations that may be expected for the entire year.

		At June 30,
	At March 31, 2004
		2003	2002	2001	2000	1999
	(In thousands)
Selected Financial Condition Data:
Total assets	$252,652	$243,703	$223,840	$190,250	$170,283	$153,009
Investment securities	107,558	102,683	98,151	68,855	66,954	61,175
Loans receivable, net	132,611	120,464	112,208	105,761	93,581	85,292
Loans held-for-sale	455	1,051	617	616	40	509
Cash and cash equivalents	4,465	13,280	8,097	9,793	4,135	1,948
Deposits	197,281	191,420	161,797	130,018	110,346	110,259
Borrowings	29,250	27,000	39,750	39,384	41,392	24,452
Total capital	24,241	23,059	20,631	19,268	17,047	17,031
	Nine Months Ended March 31,		Years Ended June 30,
	2004	2003	2003	2002	2001	2000	1999
	(In thousands)
Selected Operating Data:
Interest and dividend income	$9,003	$9,521	$12,443	$12,472	$12,250	$10,707	$8,965
Interest expense	3,521	4,513	5,850	6,958	7,470	5,894	4,774

Net interest income	5,482	5,008	6,593	5,514	4,780	4,813	4,191
Provision for loan losses	45	45	60	60	60	60	120

Net interest income after provision for loan losses	5,437	4,963	6,533	5,454	4,720	4,753	4,071
Non-interest income	970	907	1,147	889	978	1,085	513
Non-interest expense	4,759	4,278	5,744	5,180	5,182	4,061	3,300

Income before income taxes	1,648	1,592	1,936	1,163	516	1,777	1,284
Income tax expense	490	497	582	279	38	444	386

Net income before change in accounting principle	1,158	1,095	1,354	884	478	1,333	898
Adjustment for change in accounting principle	—	—	—	—	(147)	—	—

Net income	$1,158	$1,095	$1,354	$884	$331	$1,333	$898

	At or For the Nine Months Ended March 31,		At or For the Years Ended June 30,
	2004	2003	2003	2002	2001	2000	1999
Selected Financial Ratios and Other Data:
Performance Ratios(1):
Return on average assets(5)	0.63%	0.64%	0.59%	0.44%	0.18%	0.83%	0.66%
Return on average equity(5)	6.66	6.77	6.19	4.52	1.81	7.85	5.21
Interest rate spread(2)	2.82	2.67	2.61	2.32	2.21	2.58	2.57
Net interest margin(3)	3.14	3.08	3.01	2.86	2.79	3.12	3.21
Noninterest expense to average assets	2.59	2.51	2.50	2.57	2.89	2.52	2.42
Efficiency ratio(4)	73.76	72.34	73.15	79.74	83.53	77.47	70.05
Average interest-earning assets to average interest-bearing liabilities	115.98	114.65	114.93	114.74	113.47	114.16	122.15
Capital Ratios:
Equity to total assets at end of period	9.59	9.48	9.46	9.22	10.13	10.01	11.13
Average equity to average assets	9.44	9.49	9.51	9.71	10.17	10.54	12.65
Total capital to risk-weighted assets	16.14	17.10	16.95	17.31	19.60	21.20	22.49
Tier I capital to risk-weighted assets	15.20	16.12	15.97	16.30	18.46	19.97	21.24
Tier I capital to average assets	8.99	9.14	9.01	9.31	10.21	10.99	11.92
Asset Quality Ratios:
Allowance for loan losses as a percent of total loans	0.96	1.11	1.05	1.10	1.12	1.20	1.23
Allowance for loan losses as a percent of nonperforming loans	137.19	112.64	109.06	705.71	213.90	203.99	92.48
Net charge-offs to average outstanding loans during the period	0.03	—	0.03	0.01	—	—	—
Nonperforming loans as a percent of total loans	0.69	0.01	0.95	0.15	0.52	0.58	1.31
Nonperforming assets as a percent of total assets	0.37	0.00	0.48	0.08	0.35	0.32	0.81
Other Data:
Number of full service offices	4	4	4	4	4	3	3

(1)
Performance ratios for the nine months ended March 31, 2004 and 2003 are annualized.

(2)
Represents the difference between the weighted average yield on average interest-earning assets and the weighted average cost of interest-bearing liabilities.

(3)
Represents net interest income as a percent of average interest-earning assets.

(4)
Represents noninterest expense divided by the sum of net interest income and noninterest income, excluding gains or losses on the sale of securities, gains on expired options, and losses on derivative instruments.

(5)
In 2001, return on average assets and return on average equity reflect a charge to income of $147,000 due to a change in accounting principle.

FORWARD LOOKING STATEMENTS

        This prospectus contains forward-looking statements, which can be identified by the use of such words as estimate, project, believe, intend, anticipate, plan, seek, expect and similar expressions. These forward-looking statements include:

  •
  statements of our goals, intentions and expectations;

  •
  statements regarding our business plans and prospects and growth and operating strategies;

  •
  statements regarding the asset quality of our loan and investment portfolios; and

  •
  estimates of our risks and future costs and benefits.

        These forward-looking statements are subject to significant risks, assumptions and uncertainties, including, among other things, the following important factors that could affect the actual outcome of future events:

  •
  significantly increased competition among depository and other financial institutions;

  •
  inflation and changes in the interest rate environment that reduce our margins or reduce the fair value of financial instruments;

  •
  general economic conditions, either nationally or in our market areas, that are worse than expected;

  •
  adverse changes in the securities markets;

  •
  legislative or regulatory changes that adversely affect our business;

  •
  our ability to enter new markets and expand product offerings successfully and take advantage of growth opportunities;

  •
  changes in consumer spending, borrowing and savings habits;

  •
  changes in accounting policies and practices, as may be adopted by the bank regulatory agencies and the Financial Accounting Standards Board; and

  •
  changes in our organization, compensation and benefit plans.

        Because of these and other uncertainties, our actual future results may be materially different from the results indicated by these forward-looking statements. We discuss these and other uncertainties in "Risk Factors" beginning on page    .

HOW WE INTEND TO USE THE PROCEEDS FROM THE OFFERING

        Although we will not be able to determine the amount of actual net proceeds we will receive from the sale of shares of common stock until the offering is completed, we anticipate that the net proceeds will be between $19.1 million and $26.1 million, or $30.1 million if the offering is increased by 15%.

        PSB Holdings, Inc. intends to distribute the net proceeds from the offering as follows:

	Minimum		Midpoint		Maximum		Adjusted Maximum
	Amount	Percent of Net Proceeds	Amount	Percent of Net Net Proceeds	Amount	Percent of Net Proceeds	Amount	Percent of Net Proceeds
	(Dollars in Thousands)
Offering proceeds	$19,858		$23,363		$26,867		$30,897
Less: offering expenses	722		754		786		823

Net offering proceeds	19,136	100.0%	22,609	100.0%	26,081	100.0%	30,074	100.0%
Less:
Proceeds contributed to Putnam Savings Bank	9,568	50.0%	11,304	50.0%	13,040	50.0%	15,037	50.0%
Proceeds used for loan to employee stock ownership plan	1,652	8.6%	1,944	8.6%	2,235	8.6%	2,571	8.6%

Proceeds retained by PSB Holdings, Inc.	$7,916	41.4%	$9,361	41.4%	$10,806	41.4%	$12,466	41.4%

        The net proceeds may vary because total expenses relating to the offering may be more or less than our estimates. For example, our expenses would increase if a syndicated community offering were used to sell shares of common stock not purchased in the subscription offering and any community offering. Payments for shares made through withdrawals from existing deposit accounts will not result in the receipt of new funds for investment but will result in a reduction of Putnam Savings Bank's deposits. In all instances, Putnam Savings Bank will receive at least 50% of the net proceeds of the offering.

        We are undertaking the offering at this time in order to increase our capital and have the capital resources available to expand and diversify our business. For further information, see "Management's Discussion and Analysis of Financial Condition and Results of Operations—Business Strategy." The offering proceeds will increase our capital resources and the amount of funds available to us for lending and investment purposes. The proceeds will also give us greater flexibility to diversify operations and expand the products and services we offer to our customers.

PSB Holdings, Inc. may use the proceeds it retains from the offering:

  •
  to finance the purchase of common stock in the offering by our employee stock ownership plan;

  •
  to invest in securities;

  •
  to repurchase its shares of common stock;

  •
  to finance acquisitions of financial institutions or branches and other financial services businesses, although no specific transactions are being considered at this time; and

  •
  for general corporate purposes.

        Under current Office of Thrift Supervision regulations, we may not repurchase shares of our common stock during the first year following the offering, except when extraordinary circumstances exist and with prior regulatory approval. The loan that will be used to fund the purchases by the employee stock ownership plan will accrue interest.

Putnam Savings Bank may use the proceeds it receives from the offering:

  •
  to fund new loans;

  •
  to support an expanding base of customers, products and services;

  •
  to invest in securities;

  •
  to expand its retail banking franchise by establishing or acquiring new branches or by acquiring other financial institutions, or other financial services companies, or their assets, although no transactions are being considered at this time; and

  •
  for general corporate purposes.

        The use of the proceeds outlined above may change based on changes in interest rates, equity markets, laws and regulations affecting the financial services industry, our relative position in the financial services industry, the attractiveness of potential acquisitions to expand our operations, and overall market conditions.

OUR POLICY REGARDING DIVIDENDS

        Following completion of the offering, our Board of Directors will have the authority to declare dividends on our common stock, subject to statutory and regulatory requirements. In the future, our Board intends to consider a policy of paying cash or stock dividends on the common stock. However, no decision has been made with respect to the payment of dividends. The payment of dividends will depend upon a number of factors, including capital requirements, PSB Holdings, Inc.'s and Putnam Savings Bank's financial condition and results of operations, tax considerations, statutory and regulatory limitations and general economic conditions. No assurances can be given that any dividends will be paid or that, if paid, will not be reduced or eliminated in the future. Special cash dividends, stock dividends or returns of capital, to the extent permitted by Office of Thrift Supervision policy and regulations, may be paid in addition to, or in lieu of, regular cash dividends. Putnam Savings Bank has filed consolidated tax returns. Accordingly, it is anticipated that any cash distributions made by PSB Holdings, Inc. to its stockholders would be treated as cash dividends and not as a non-taxable return of capital for federal and state tax purposes.

        Dividends from PSB Holdings, Inc. will depend, in large part, upon receipt of dividends from Putnam Savings Bank, because PSB Holdings, Inc. initially will have no source of income other than dividends from Putnam Savings Bank, earnings from the investment of proceeds from the sale of shares of common stock, and interest payments with respect to PSB Holdings, Inc.'s loan to the employee stock ownership plan. A regulation of the Office of Thrift Supervision imposes limitations on "capital distributions" by savings institutions. See "Supervision and Regulation—Capital Distributions" on page    .

        Any payment of dividends by Putnam Savings Bank to PSB Holdings, Inc. which would be deemed to be drawn out of Putnam Savings Bank's bad debt reserves would require a payment of taxes at the then-current tax rate by Putnam Savings Bank on the amount of earnings deemed to be removed from the reserves for such distribution. Putnam Savings Bank does not intend to make any distribution to PSB Holdings, Inc. that would create such a federal tax liability. See "Federal and State Taxation" on page    .

        Additionally, PSB Holdings, Inc. has committed to the Office of Thrift Supervision that during the one-year period following the stock offering PSB Holdings, Inc. will not take any action to declare an extraordinary dividend to stockholders that would be treated by recipients as a tax-free return of capital for federal income tax purposes.

        If PSB Holdings, Inc. pays dividends to its stockholders, it also will be required to pay dividends to Putnam Bancorp, MHC, unless Putnam Bancorp, MHC elects to waive the receipt of dividends. We anticipate that Putnam Bancorp, MHC will waive dividends paid by PSB Holdings, Inc. Any decision to waive dividends will be subject to regulatory approval. Under Office of Thrift Supervision regulations, public stockholders would not be diluted for any dividends waived by Putnam Bancorp, MHC in the event Putnam Bancorp, MHC converts to stock form. See "Supervision and Regulation—Holding Company Regulation" on page    .

MARKET FOR OUR COMMON STOCK

        PSB Holdings, Inc. has never issued capital stock to the public. We anticipate that our common stock will be quoted on the Nasdaq National Market. We will try to get at least four market makers to make a market in our common stock. Keefe, Bruyette & Woods, Inc. has advised us that it intends to make a market in our common stock following the offering, but it is under no obligation to do so. While we will attempt before completion of the offering to obtain commitments from at least three other broker-dealers to make a market in our common stock, there can be no assurance that we will be successful in obtaining such commitments.

        The development of an active trading market depends on the existence of willing buyers and sellers, the presence of which is not within our control, or that of any market maker. The number of active buyers and sellers of the shares of common stock at any particular time may be limited. Under such circumstances, you could have difficulty selling your shares of common stock on short notice, and, therefore, you should not view the shares of common stock as a short-term investment. We cannot assure you that an active trading market for the common stock will develop or that, if it develops, it will continue. Nor can we assure you that, if you purchase shares of common stock, you will be able to sell them at or above $10.00 per share.

REGULATORY CAPITAL COMPLIANCE

        At March 31, 2004, Putnam Savings Bank exceeded all regulatory capital requirements. The following table sets forth our compliance, as of March 31, 2004, with the regulatory capital standards, on a historical and pro forma basis, assuming that the indicated number of shares of common stock were sold as of such date at $10.00 per share, Putnam Savings Bank received 50% of the estimated net proceeds after adjustment for stock benefit plans, and 50% of the net proceeds are retained by PSB Holdings, Inc. Accordingly, proceeds received by Putnam Savings Bank have been assumed to equal $9.6 million, $11.3 million, $13.0 million and $15.0 million at the minimum, midpoint, maximum and adjusted maximum of the offering range, respectively. For a discussion of the applicable capital requirements, see "Supervision and Regulation—Federal Banking Regulation—Capital Requirements" on page     .

			Pro Forma at March 31, 2004, Based upon the Sale of
	Historical at March 31, 2004		1,985,813 Shares at Minimum of Offering Range		2,336,250 Shares at Midpoint of Offering Range		2,686,688 Shares at Maximum of Offering Range		3,089,691 shares at Adjusted Maximum of Offering Range(1)
	Amount	Percent of Assets (2)(3)	Amount	Percent of Assets(3)	Amount	Percent of Assets(3)	Amount	Percent of Assets(3)	Amount	Percent of Assets(3)
	(Dollars in Thousands)
GAAP capital	$24,204	9.57%	$31,294	12.04%	$32,593	12.47%	$33,891	12.91%	$35,385	13.40%

Tangible capital:
Tangible capital(4)(7)	$22,636	8.99%	$29,726	11.49%	$31,025	11.93%	$32,323	12.37%	$33,817	12.87%
Requirement	3,775	1.50	3,881	1.50	3,901	1.50	3,920	1.50	3,943	1.50

Excess	$18,861	7.49%	$24,845	9.99%	$27,124	10.43%	$28,403	10.87%	$29,874	11.37%

Core capital:
Core capital(3)(4)(7)	$22,636	8.99%	$29,726	11.49%	$31,025	11.93%	$32,323	12.37%	$33,817	12.87%
Requirement(5)	10,067	4.00	10,350	4.00	10,402	4.00	10,454	4.00	10,514	4.00

Excess	$12,569	4.99%	$19,376	7.49%	$20,623	7.93%	$21,869	8.37%	$23,303	8.87%

Tier I Risk based	$22,636	15.20%	$29,726	19.77%	$31,025	20.60%	$32,323	21.42%	$33,817	22.37%
Requirement	5,959	4.00	6,015	4.00	6,026	4.00	6,036	4.00	6,048	4.00

Excess	$16,677	11.20%	$23,711	15.77%	$24,999	16.60%	$26,287	17.42%	$27,769	18.37%

Risk-based capital:
Risk-based capital(4)(6)(7)	$24,037	16.14%	$31,127	20.70%	$32,426	21.53%	$33,724	22.35%	$35,218	23.29%
Requirement	11,917	8.00	12,030	8.00	12,051	8.00	12,072	8.00	12,096	8.00

Excess	$12,120	8.14%	$19,097	12.70%	$20,375	13.53%	$21,652	14.35%	$23,122	15.29%

(1)
As adjusted to give effect to a 15% increase in the number of shares of common stock outstanding after the offering which could occur due to an increase in the maximum of the independent valuation as a result of regulatory considerations, demand for the shares, or changes in market conditions or general economic conditions following the commencement of the offering.

(2)
Based on adjusted total assets of $251,664,000 for the purposes of the tangible and core capital requirements, and risk-weighted assets of $148,963,000 for the purposes of the risk-based capital requirement.

(3)
Tangible capital levels are shown as a percentage of tangible assets. Core capital levels are shown as a percentage of total adjusted assets. Risk-based capital levels are shown as a percentage of risk-weighted assets.

(4)
Pro forma capital levels assume that PSB Holdings, Inc. funds the recognition and retention plan with purchases in the open market of 4% of the shares of common stock issued in the offering (including shares issued to the Putnam Savings Foundation) at a price equal to the price for which the shares of common stock are sold in the offering, and that the employee stock ownership plan purchases 8% of the shares of common stock issued in the offering (including shares issued to the Putnam Savings Foundation) with funds borrowed from PSB Holdings, Inc. See "Management" on page    for a discussion of the recognition and retention plan and employee stock ownership plan.

(5)
The current core capital requirement for savings associations that receive the highest supervisory rating for safety and soundness is 3% of total adjusted assets and 4% to 5% of total adjusted assets for all other savings associations. See "Supervision and Regulation—Federal Banking Regulation—Standards of Safety and Soundness—Capital Requirements" on page    .

(6)
Assumes net proceeds are invested in assets that carry a 20% risk-weighting.

(7)
Pro forma capital levels assume receipt by Putnam Savings Bank of 50% of the net proceeds from the sale of common stock in the offering.

CAPITALIZATION

        The following table presents the historical consolidated capitalization of Putnam Savings Bank at March 31, 2004, and the pro forma consolidated capitalization of PSB Holdings, Inc. after giving effect to the offering, based upon the sale of the number of shares of common stock indicated in the table and the other assumptions set forth under "Pro Forma Data."

		Pro Forma Consolidated Capitalization of PSB Holdings, Inc. Based upon the Sale for $10.00 Per Share of
	PSB Holdings, Inc. Historical Capitalization	1,985,813 Shares at Minimum of Offering Range	2,336,250 Shares at Midpoint of Offering Range	2,686,688 Shares at Maximum of Offering Range	3,089,691 Shares at Adjusted Maximum of Offering Range(1)
	(Dollars In Thousands)
Deposits(2)	$197,281	$197,281	$197,281	$197,281	$197,281
Borrowings	29,250	29,250	29,250	29,250	29,250

Total deposits and borrowings	$226,531	$226,531	$226,531	$226,531	$226,531

Stockholders' equity:
Preferred Stock, $0.10 par value per share, 1,000,000 shares authorized; none to be issued	$—	$—	$—	$—	$—
Common Stock, $0.10 par value per share:
12,000,000 shares authorized; shares to be issued as reflected	—	446	525	604	694
Additional paid-in capital(3)	—	19,484	23,018	26,552	30,615
Retained earnings	22,673	22,673	22,673	22,673	22,673
Less:
Expense of contribution to foundation	—	(794)	(935)	(1,075)	(1,236)
Plus:
The benefit of contribution to foundation(4)	—	317	373	429	493
Accumulated other comprehensive income	1,568	1,568	1,568	1,568	1,568
Less:
Common Stock acquired by employee stock ownership plan(5)	—	(1,652)	(1,944)	(2,235)	(2,571)
Common Stock acquired by recognition and retention plan(6)	—	(826)	(972)	(1,118)	(1,285)

Total stockholders' equity(7)	$24,241	$41,216	$44,307	$47,398	$50,952

Pro forma shares outstanding:
Total shares outstanding(8)	100	4,462,500	5,250,000	6,037,500	6,943,125
Shares issued to Putnam Bancorp, MHC(8)	100	2,397,254	2,820,300	3,243,344	3,729,846
Shares offered for sale	—	1,985,813	2,336,250	2,686,688	3,089,691
Shares issued to Putnam Savings Foundation	—	79,433	93,450	107,468	123,588
Total stockholders' equity as a percentage of pro forma total assets	9.59%	15.29%	16.25%	17.18%	18.24%

(1)
As adjusted to give effect to a 15% increase in the number of shares of common stock outstanding after the offering which could occur due to an increase in the maximum of the independent valuation as a result of regulatory considerations, demand for the shares of common stock, or changes in market conditions or general financial and economic conditions following the commencement of the offering.

(2)
Does not reflect withdrawals from deposit accounts for the purchase of shares of common stock in the offering. Such withdrawals would reduce pro forma deposits by the amount of such withdrawals.

(footnotes continued on next page)

(3)
The sum of the par value and additional paid-in capital equals the net conversion proceeds. No effect has been given to the issuance of additional shares of common stock pursuant to the stock option plan that PSB Holdings, Inc. expects to adopt. In addition to tax-qualified employee stock benefit plans, the stock issuance plan permits PSB Holdings, Inc. to adopt one or more stock benefit plans, subject to stockholder approval, in an amount up to 25% of the number of shares of common stock held by persons other than Putnam Bancorp, MHC.

(4)
Represents the tax effect of the contribution to the charitable foundation based on a 39.9% tax rate. The realization of the deferred tax benefit is limited annually to a maximum deduction for charitable foundations equal to 10% of PSB Holdings, Inc.'s annual taxable income, subject to our ability to carry forward any unused portion of the deduction for five years following the year in which the contribution is made.

(5)
Assumes that 8% of the shares of common stock issued in the offering (including shares issued to the Putnam Savings Foundation) will be purchased by the employee stock ownership plan and that the funds used to acquire the employee stock ownership plan shares will be borrowed from PSB Holdings, Inc. The common stock acquired by the employee stock ownership plan is reflected as a reduction of stockholders' equity. Putnam Savings Bank will provide the funds to repay the employee stock ownership plan loan. See "Management—Benefit Plans."

(6)
Assumes that subsequent to the offering, 4% of the shares of common stock issued in the offering (including shares issued to the Putnam Savings Foundation) are purchased with funds provided by PSB Holdings, Inc. by the recognition and retention plan in the open market at a price equal to the price for which the shares are sold in the offering. The shares of common stock to be purchased by the recognition and retention plan is reflected as a reduction of stockholders' equity. See "Pro Forma Data" and "Management." In addition to tax-qualified employee stock benefit plans, the stock issuance plan permits PSB Holdings, Inc. to adopt one or more stock benefit plans, in an amount up to 25% of the number of shares of common stock held by persons other than Putnam Bancorp, MHC. The recognition and retention plan will not be implemented for at least six months after the offering and until it has been approved by stockholders.

(7)
Pro forma stockholders' equity equals GAAP capital plus 50% of the net offering proceeds retained by PSB Holdings, Inc.

(8)
PSB Holdings, Inc. issued 100 shares of its common stock to Putnam Bancorp, MHC, our mutual holding company, in connection with our mutual holding company reorganization in 2003.

PRO FORMA DATA

        We cannot determine the actual net proceeds from the sale of the common stock until the offering is completed. However, we estimate that net proceeds will be between $19.1 million and $26.1 million, or $30.1 million if the offering range is increased by 15%, based upon the following assumptions:

  •
  we will sell all shares of common stock in the subscription offering;

  •
  our employee stock ownership plan will purchase 8% of the shares of common stock issued in the offering (including shares issued to the Putnam Savings Foundation) with a loan from PSB Holdings, Inc. The loan will be repaid in substantially equal principal payments over a period of 20 years;

  •
  Keefe, Bruyette & Woods will receive a fee equal to 1.0% of the dollar amount of shares of common stock sold in the offering. No fee will be paid with respect to shares of common stock purchased by our qualified and non-qualified employee stock benefit plans or by our officers, directors and employees, and their immediate families; and

  •
  total expenses of the offering, including the marketing fees to be paid to Keefe, Bruyette & Woods, will be between $722,000 at the minimum of the offering range and $823,000 at the maximum of the offering range, as adjusted.

        We calculated the pro forma consolidated net income and stockholders' equity of PSB Holdings, Inc. for the nine months ended March 31, 2004 and year ended June 30, 2003, as if the shares of common stock had been sold at the beginning of those periods and as if the estimated net proceeds we received had been invested at an assumed interest rate of 1.20% and 1.09% (0.72% and 0.66% on an after-tax basis), which represented the yield on the one-year U.S. Treasury Bill as of March 31, 2004 and June 30, 2003, respectively (which Putnam Savings Bank considers to more accurately reflect the pro forma reinvestment rate than an arithmetic average method in light of current market interest rates). The effect of withdrawals from deposit accounts for the purchase of shares of common stock has not been reflected. Historical and pro forma per share amounts have been calculated by dividing historical and pro forma amounts by the indicated number of shares of common stock. No effect has been given in the pro forma stockholders' equity calculations for the assumed earnings on the net proceeds. It is assumed that Putnam Savings Bank will retain between $9.6 million and $13.0 million of the estimated net proceeds in the offering, or $15.0 million if the offering range is increased by 15%. The actual net proceeds from the sale of shares of common stock will not be determined until the offering is completed. However, we currently estimate the net proceeds to be between $19.1 million and $26.1 million, or $30.1 million if the offering range is increased by 15%. It is assumed that all shares of common stock will be sold in the subscription and community offerings.

        The pro forma table gives effect to the implementation of a recognition and retention plan. Subject to the receipt of stockholder approvals, we have assumed that the recognition and retention plan will acquire an amount of common stock equal to 4% of the shares of common stock issued in the offering (including shares issued to the Putnam Savings Foundation) because, under federal regulation, this is the maximum amount of shares that may be granted if such a plan is adopted within one year from the date of completion of the offering. In preparing the table below, we assumed that stockholder approval has been obtained and that the recognition and retention plan purchases in the open market a number of shares equal to 4% of the shares issued in the offering (including shares issued to the Putnam Savings Foundation) at the same price for which they were sold in the stock offering. We assume that shares of common stock are granted under the plan in awards that vest over a five year period. The stock issuance plan provides that we may grant awards under one or more stock benefit plans (exclusive of shares awarded under one or more tax-qualified employee stock benefit plans) in an amount up to 25% of the number of shares of common stock held by persons other than Putnam Bancorp, MHC. We may decide to establish a recognition and retention plan that awards more than 4% of the shares of common stock issued in the offering (including shares issued to the Putnam Savings Foundation).

        As discussed under "How We Intend to Use the Proceeds from the Offering," PSB Holdings, Inc. intends to retain 50% of the net proceeds from the offering and to contribute the remaining net proceeds from the offering to Putnam Savings Bank. PSB Holdings, Inc. will use a portion of the proceeds it retains to make a loan to the employee stock ownership plan, and retain the rest of the proceeds for future use.

        The pro forma table does not give effect to:

  •
  shares of common stock to be reserved for issuance under the stock option plan;

  •
  withdrawals from deposit accounts for the purpose of purchasing shares of common stock in the offering;

  •
  PSB Holdings, Inc.'s results of operations after the offering; or

  •
  changes in the market price of the common stock after the offering.

        The following pro forma information may not represent the financial effects of the offering at the date on which the offering actually occurs and you should not use the table to indicate future results of operations. Pro forma stockholders' equity represents the difference between the stated amount of assets and liabilities of Putnam Savings Bank computed in accordance with generally accepted accounting principles. We did not increase or decrease stockholders' equity to reflect the difference between the carrying value of loans and other assets and their market value. Pro forma stockholders' equity is not intended to represent the fair market value of the common stock, and may be different than the amounts that would be available for distribution to stockholders if we liquidated. Pro forma stockholders' equity does not give effect to the impact of tax bad debt reserves in the event we are liquidated.

At or For the Nine Months Ended March 31, 2004 Based Upon the Sale at $10.00 Per Share of
1,985,813 Shares Minimum of Estimated Offering Range	2,336,250 Shares of Midpoint of Estimated Offering Range	2,686,688 Shares of Maximum of Estimated Offering Range	3,089,691 Shares 15% Above Estimated Offering Range(1)
(Dollars in Thousands, Except Per Share Amount)
Gross proceeds	$19,858	$23,363	$26,867	$30,897
Shares issued to the Foundation	794	935	1,075	1,236

Pro forma market capitalization	$20,652	$24,297	$27,942	$32,133

Gross proceeds	$19,858	$23,363	$26,867	$30,897
Expenses	722	754	786	823

Estimated net proceeds	$19,136	$22,609	$26,081	$30,074
Common stock acquired by employee stock ownership plan(2)	(1,652)	(1,944)	(2,235)	(2,571)
Common stock acquired by recognition and retention plan(3)	(826)	(972)	(1,118)	(1,285)

Estimated net proceeds after adjustment for stock benefit plans	$16,658	$19,693	$22,728	$26,218

For the Nine Months Ended March 31, 2004:
Net income:
Historical	$1,158	$1,158	$1,158	$1,158
Pro forma adjustments:
Income on adjusted net proceeds	90	107	123	142
Employee stock ownership plan(2)	(37)	(44)	(50)	(58)
Recognition and retention plan(3)	(74)	(88)	(101)	(116)

Pro forma net income	$1,137	$1,133	$1,130	$1,126

Net income per share:
Historical	$0.27	$0.23	$0.20	$0.17
Pro forma adjustments:
Income on adjusted net proceeds	0.02	0.02	0.02	0.02
Employee stock ownership plan(2)	(0.01)	(0.01)	(0.01)	(0.01)
Recognition and retention plan(3)	(0.02)	(0.02)	(0.02)	(0.02)

Pro forma net income per share(2)(3)(4)	$0.26	$0.22	$0.19	$0.16

Offering price to pro forma net income per share	28.85	x	34.09	x	39.47	x	46.88	x
Shares considered outstanding in calculating pro forma net income per share	4,303,476	5,062,913	5,822,350	6,695,703
At March 31, 2004:
Stockholders' equity:
Historical	$24,241	$24,241	$24,241	$24,241
Estimated net proceeds	19,136	22,609	26,081	30,074
Shares issued to the charitable foundation	794	935	1,075	1,236
Tax benefit of contribution to the charitable foundation	317	373	429	493
Less:
Shares contributed to the charitable foundation	(794)	(935)	(1,075)	(1,236)
Common stock acquired by employee stock ownership plan(2)	(1,652)	(1,944)	(2,235)	(2,571)
Common stock acquired by recognition and retention plan(2)	(826)	(972)	(1,118)	(1,285)

Pro forma stockholders' equity(5)	$41,216	$44,307	$47,398	$50,952

Stockholders' equity per share:
Historical	$5.43	$4.62	$4.02	$3.49
Estimated net proceeds	4.29	4.31	4.32	4.33
Shares issued to the charitable foundation	0.18	0.18	0.18	0.18
Tax benefit of contribution to the charitable foundation	0.07	0.07	0.07	0.07
Less:
Shares contributed to the charitable foundation	(0.18)	(0.18)	(0.18)	(0.18)
Common stock acquired by employee stock ownership plan(2)	(0.37)	(0.37)	(0.37)	(0.37)
Common stock acquired by recognition and retention plan(2)	(0.19)	(0.19)	(0.19)	(0.19)

Pro forma stockholders' equity per share(3)(4)(5)	$9.23	$8.44	$7.85	$7.33

Offering price as percentage of pro forma stockholders' equity per share	108.34%	118.48%	127.39%	136.43%
Shares considered outstanding in calculating offering price as a percentage of pro forma stockholders' equity per share	4,462,500	5,250,000	6,037,500	6,943,125
Minority ownership	46.30%	46.30%	46.30%	46.30%

        (Footnotes begin on next page)

(1)
As adjusted to give effect to a 15% increase in the number of shares outstanding after the offering which could occur due to an increase in the maximum of the independent valuation as a result of regulatory considerations, demand for the shares, or changes in market conditions or general financial and economic conditions following the commencement of the offering.

(2)
It is assumed that 8% of the shares issued in the stock offering (including shares issued to the Putnam Savings Foundation) will be purchased by the employee stock ownership plan. For purposes of this table, the funds used to acquire such shares are assumed to have been borrowed by the employee stock ownership plan from PSB Holdings, Inc. The amount to be borrowed is reflected as a reduction of stockholders' equity. Putnam Savings Bank intends to make annual contributions to the employee stock ownership plan in an amount at least equal to the principal and interest requirement of the debt. Putnam Savings Bank's total annual payment of the employee stock ownership plan debt is based upon 20 equal annual installments of principal and interest. The pro forma net earnings information makes the following assumptions: (i) Putnam Savings Bank's contribution to the employee stock ownership plan is equivalent to the debt service requirement for the period presented and was made at the end of the period; (ii) 6,196, 7,289, 8,382 and 9,640 shares at the minimum, midpoint, maximum and adjusted maximum of the offering range, respectively, were committed to be released during the nine months ended March 31, 2004, at an average fair value equal to the price for which the shares are sold in the stock offering in accordance with SOP 93-6; and (iii) only the employee stock ownership plan shares committed to be released were considered outstanding for purposes of the net earnings per share calculations.

(3)
Gives effect to the recognition and retention plan expected to be adopted following the stock offering. We have assumed that this plan acquires a number of shares of common stock equal to 4% of the shares issued in the stock offering (including shares issued to the Putnam Savings Foundation) either through open market purchases or from authorized but unissued shares of common stock or treasury stock of PSB Holdings, Inc., if any. Funds used by the recognition and retention plan to purchase the shares will be contributed to the plan by PSB Holdings, Inc. In calculating the pro forma effect of the recognition and retention plan, it is assumed that the shares were acquired by the plan in open market purchases at the beginning of the period presented for a purchase price equal to the price for which the shares are sold in the stock offering, and that 20% of the amount contributed were an amortized expense (based upon a five-year vesting period) during the nine months ended March 31, 2004. There can be no assurance that the actual purchase price of the shares granted under the recognition and retention plan will be equal to the Subscription Price. If shares are acquired from authorized but unissued shares of common stock or from treasury shares of PSB Holdings, Inc., there will be a dilutive effect of approximately 1.8% (at the maximum of the offering range) on the ownership interest of stockholders.

(4)
No effect has been given to the issuance of additional shares of common stock pursuant to the stock option plan, which is expected to be adopted by PSB Holdings, Inc. following the offering and presented to stockholders for approval not earlier than six months after the completion of the offering. If the stock option plan is approved by stockholders and implemented sooner than one year after the completion of the offering, a number of shares up to 10% of the shares issued in the offering (including shares issued to the Putnam Savings Foundation) may be reserved for future issuance upon the exercise of options to be granted under the stock option plan. The issuance of authorized but previously unissued shares of common stock or treasury stock pursuant to the exercise of options under such plan would dilute existing stockholders' ownership and voting interests by approximately 4.4% at the maximum of the offering range.

(5)
The retained earnings of Putnam Savings Bank will continue to be substantially restricted after the stock offering. See "Supervision and Regulation—Federal Banking Regulation."

At or For the Year Ended June 30, 2003 Based Upon the Sale at $10.00 Per Share of
1,985,813 Shares Minimum of Estimated Offering Range	2,336,250 Shares of Midpoint of Estimated Offering Range	2,686,688 Shares of Maximum of Estimated Offering Range	3,089,691 Shares 15% Above Estimated Offering Range(1)
(Dollars in Thousands, Except Per Share Amount)
Gross proceeds	$19,858	$23,363	$26,867	$30,897
Shares issued to the Foundation	794	935	1,075	1,236

Pro forma market capitalization	$20,652	$24,298	$27,942	$32,133

Gross proceeds	$19,858	$23,363	$26,867	$30,897
Expenses	722	754	786	823

Estimated net proceeds	$19,136	$22,609	$26,081	$30,074
Common stock acquired by employee stock ownership plan(2)	(1,652)	(1,944)	(2,235)	(2,571)
Common stock acquired by recognition and retention plan(3)	(826)	(972)	(1,118)	(1,285)

Estimated net proceeds after adjustment for stock benefit plans	$16,658	$19,693	$22,728	$26,218

For the Year Ended June 30, 2003:
Net income:
Historical	$1,354	$1,354	$1,354	$1,354
Pro forma adjustments:
Income on adjusted net proceeds	109	129	149	172
Employee stock ownership plan(2)	(50)	(58)	(67)	(77)
Recognition and retention plan(3)	(99)	(117)	(134)	(154)

Pro forma net income	$1,314	$1,308	$1,302	$1,295

Net income per share:
Historical	$0.31	$0.27	$0.23	$0.20
Pro forma adjustments:
Income on adjusted net proceeds	0.03	0.03	0.03	0.03
Employee stock ownership plan(2)	(0.01)	(0.01)	(0.01)	(0.01)
Recognition and retention plan(3)	(0.02)	(0.02)	(0.02)	(0.02)

Pro forma net income per share(2)(3)(4)	$0.31	$0.27	$0.23	$0.20

Offering price to pro forma net income per share	32.26	x	37.04	x	43.48	x	50.00	x
Shares considered outstanding in calculating pro forma net income per share	4,305,541	5,065,343	5,825,144	6,698,916
At June 30, 2003:
Stockholders' equity:
Historical	$23,059	$23,059	$23,059	$23,059
Estimated net proceeds	19,136	22,609	26,081	30,074
Shares issued to the charitable foundation	794	935	1,075	1,236
Tax benefit of contribution to the charitable foundation	317	373	429	493
Less:
Shares contributed to the charitable foundation	(794)	(935)	(1,075)	(1,236)
Common stock acquired by employee stock ownership plan(2)	(1,652)	(1,944)	(2,235)	(2,571)
Common stock acquired by recognition and retention plan(2)	(826)	(972)	(1,118)	(1,285)

Pro forma stockholders' equity(5)	$40,034	$43,125	$46,216	$49,770

Stockholders' equity per share:
Historical	$5.17	$4.39	$3.82	$3.32
Estimated net proceeds	4.29	4.31	4.32	4.33
Shares issued to the charitable foundation	0.18	0.18	0.18	0.18
Tax benefit of contribution to the charitable foundation	0.07	0.07	0.07	0.07
Less:
Shares contributed to the charitable foundation	(0.18)	(0.18)	(0.18)	(0.18)
Common stock acquired by employee stock ownership plan(2)	(0.37)	(0.37)	(0.37)	(0.37)
Common stock acquired by recognition and retention plan(2)	(0.19)	(0.19)	(0.19)	(0.19)

Pro forma stockholders' equity per share(3)(4)(5)	$8.97	$8.21	$7.65	$7.16

Offering price as percentage of pro forma stockholders' equity per share	111.48%	121.80%	130.72%	139.66%
Shares considered outstanding in calculating offering price as a percentage of pro forma stockholders' equity per share	4,462,500	5,250,000	6,037,500	6,943,125
Minority ownership	46.30%	46.30%	46.30%	46.30%

        (Footnotes begin on following page)

(1)
As adjusted to give effect to a 15% increase in the number of shares outstanding after the offering which could occur due to an increase in the maximum of the independent valuation as a result of regulatory considerations, demand for the shares, or changes in market conditions or general financial and economic conditions following the commencement of the offering.

(2)
It is assumed that 8% of the shares issued in the stock offering (including shares issued to the Putnam Savings Foundation) will be purchased by the employee stock ownership plan. For purposes of this table, the funds used to acquire such shares are assumed to have been borrowed by the employee stock ownership plan from PSB Holdings, Inc. The amount to be borrowed is reflected as a reduction of stockholders' equity. Putnam Savings Bank intends to make annual contributions to the employee stock ownership plan in an amount at least equal to the principal and interest requirement of the debt. Putnam Savings Bank's total annual payment of the employee stock ownership plan debt is based upon 20 equal annual installments of principal and interest. The pro forma net earnings information makes the following assumptions: (i) Putnam Savings Bank's contribution to the employee stock ownership plan is equivalent to the debt service requirement for the period presented and was made at the end of the period; (ii) 8,261, 9,719, 11,177 and 12,853 shares at the minimum, midpoint, maximum and adjusted maximum of the offering range, respectively, were committed to be released during the year ended June 30, 2003, at an average fair value equal to the price for which the shares are sold in the stock offering in accordance with SOP 93-6; and (iii) only the employee stock ownership plan shares committed to be released were considered outstanding for purposes of the net earnings per share calculations.

(3)
Gives effect to the recognition and retention plan expected to be adopted following the stock offering. We have assumed that this plan acquires a number of shares of common stock equal to 4% of the shares issued in the stock offering (including shares issued to the Putnam Savings Foundation) either through open market purchases or from authorized but unissued shares of common stock or treasury stock of PSB Holdings, Inc., if any. Funds used by the recognition and retention plan to purchase the shares will be contributed to the plan by PSB Holdings, Inc. In calculating the pro forma effect of the recognition and retention plan, it is assumed that the shares were acquired by the plan in open market purchases at the beginning of the period presented for a purchase price equal to the price for which the shares are sold in the stock offering, and that 20% of the amount contributed were an amortized expense (based upon a five-year vesting period) during the year ended June 30, 2003. There can be no assurance that the actual purchase price of the shares granted under the recognition and retention plan will be equal to the Subscription Price. If shares are acquired from authorized but unissued shares of common stock or from treasury shares of PSB Holdings, Inc., there will be a dilutive effect of approximately 1.8% (at the maximum of the offering range) on the ownership interest of stockholders.

(4)
No effect has been given to the issuance of additional shares of common stock pursuant to the stock option plan, which is expected to be adopted by PSB Holdings, Inc. following the offering and presented to stockholders for approval not earlier than six months after the completion of the offering. If the stock option plan is approved by stockholders and implemented sooner than one year after the completion of the offering, a number of shares up to 10% of the shares issued in the offering (including shares issued to the Putnam Savings Foundation) may be reserved for future issuance upon the exercise of options to be granted under the stock option plan. The issuance of authorized but previously unissued shares of common stock or treasury stock pursuant to the exercise of options under such plan would dilute existing stockholders' ownership and voting interests by approximately 4.4% at the maximum of the offering range.

(5)
The retained earnings of Putnam Savings Bank will continue to be substantially restricted after the stock offering. See "Supervision and Regulation—Federal Banking Regulation."

COMPARISON OF VALUATION AND PRO FORMA INFORMATION
WITH AND WITHOUT THE FOUNDATION

        As reflected in the table below, if the charitable foundation is not established and funded as part of the stock offering, RP Financial estimates that the pro forma valuation of PSB Holdings, Inc. would be greater and, as a result, a greater number of shares of common stock would be issued in the offering. At the minimum, midpoint, maximum and adjusted maximum of the valuation range, the pro forma valuation of PSB Holdings, Inc. is $44.6 million, $52.5 million, $60.4 million and $69.4 million with the charitable foundation, as compared to $45.5 million, $53.5 million, $61.5 million and $70.8 million, respectively, without the charitable foundation. There is no assurance that in the event the charitable foundation were not formed, the appraisal prepared at that time would conclude that the pro forma market value of PSB Holdings, Inc. would be the same as that estimated in the table below. Any appraisal prepared at that time would be based on the facts and circumstances existing at that time, including, among other things, market and economic conditions.

        For comparative purposes only, set forth below are certain pricing ratios and financial data and ratios at and for the nine months ended March 31, 2004 at the minimum, midpoint, maximum and adjusted maximum of the offering range, assuming the stock offering was completed at March 31, 2004, with and without the charitable foundation. Pro forma financial ratios are annualized. The valuation amounts referred to in the table below relate to the value of the shares sold to the depositors and the public.

	1,985,813 Shares Sold				2,336,250 Shares Sold				2,686,688 Shares Sold				3,089,691 Shares Sold
	With Foundation		Without Foundation		With Foundation		Without Foundation		With Foundation		Without Foundation		With Foundation		Without Foundation
	(Dollars in thousands, except per share amounts)
Estimated offering amount	$19,858		$21,046		$23,363		$24,760		$26,867		$28,474		$30,897		$32,745
Pro forma market capitalization	20,652		21,046		24,297		24,760		27,942		28,474		32,133		32,745
Estimated full value	44,625		45,475		52,500		53,500		60,375		61,525		69,431		70,754
Total assets	269,627		270,438		272,718		273,673		275,809		276,907		279,363		280,626
Total liabilities	228,411		228,411		228,411		228,411		228,411		228,411		228,411		228,411
Pro forma stockholders' equity	41,216		42,027		44,307		45,262		47,398		48,496		50,952		52,215
Pro forma net income	1,137		1,140		1,133		1,138		1,130		1,135		1,126		1,132
Pro forma stockholders' equity per share	9.23		9.24		8.44		8.45		7.85		7.88		7.33		7.38
Pro forma net income per share	0.26		0.25		0.22		0.21		0.19		0.19		0.16		0.16
Pro forma pricing ratios:
Offering price as a percentage of pro forma stockholders' equity per share	108.34%		108.23%		118.48%		118.34%		127.39%		126.90%		136.43%		135.50%
Offering price to pro forma net income per share	28.85	x	30.00	x	34.09	x	35.71	x	39.47	x	39.47	x	46.88	x	46.88	x
Pro forma financial ratios:
Return on assets(1)	0.56%		0.56%		0.55%		0.55%		0.55%		0.55%		0.54%		0.54%
Return on equity(1)	3.68		3.62		3.41		3.35		3.18		3.12		2.95		2.89
Equity to assets	15.29		15.54		16.25		16.54		17.18		17.51		18.24		18.61

(1)
Annualized.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        This discussion and analysis reflects our consolidated financial statements and other relevant statistical data, and is intended to enhance your understanding of our financial condition and results of operations. The information in this section has been derived from the audited consolidated financial statements, which appear beginning on page F-1 of this prospectus. You should read the information in this section in conjunction with the business and financial information regarding PSB Holdings, Inc. provided in this prospectus.

Overview

        Our results of operations depend primarily on our net interest income. Net interest income is the difference between the interest income we earn on our interest-earning assets, consisting primarily of loans, investment securities (including mortgage-backed securities and corporate bonds) and other interest-earning assets (primarily cash and cash equivalents), and the interest we pay on our interest-bearing liabilities, consisting of money market accounts, savings accounts and time deposit accounts. Our results of operations also are affected by our provisions for loan losses, noninterest income and noninterest expense. Noninterest income currently consists primarily of service fees, gains and losses on the sale of loans and securities and miscellaneous other income, including income on commissions for securities brokerage services. Noninterest expense currently consists primarily of compensation and employee benefits, occupancy, data processing, advertising and marketing, and other operating expenses consisting primarily of professional and director fees, supplies and charitable contributions. Our results of operations also may be affected significantly by general and local economic and competitive conditions, changes in market interest rates, governmental policies and actions of regulatory authorities.

Critical Accounting Policies

        Critical accounting policies are those that involve significant judgments and assumptions by management and that have, or could have, a material impact on our income or the carrying value of our assets. Our critical accounting policies are those related to our allowance for loan losses.

        Allowance for Loan Losses.    The allowance for loan losses is the amount estimated by management as necessary to cover credit losses inherent in the loan portfolio at the balance sheet date. The allowance is established through the provision for loan losses which is charged against income.

        Management performs a quarterly evaluation of the adequacy of the allowance for loan losses. We consider a variety of factors in establishing this estimate including, but not limited to, current economic conditions, delinquency statistics, geographic and industry concentrations, the adequacy of the underlying collateral, the financial strength of the borrower, results of internal and external loan reviews and other relevant factors. This evaluation is inherently subjective as it requires material estimates by management that may be susceptible to significant change.

        The analysis has two components: specific and general allocations. Specific allocations are made for loans for which collection is questionable and the loan is downgraded. Additionally, the size of the allocation is measured by determining an expected collection or, for collateral-dependent loans, the fair value of the collateral adjusted for market conditions and selling expenses. The general allocation is determined by segregating the remaining loans by type of loan, risk weighting (if applicable) and payment history. We also analyze historical loss experience, delinquency trends, general economic conditions and geographic and industry concentrations. This analysis establishes factors that are applied to the loan groups to determine the amount of the general allowance for loan losses. Actual loan losses may be significantly more than the allowances we have established which could have a material negative effect on our financial results.

Business Strategy

        Our business strategy is to operate as a well-capitalized and profitable community bank dedicated to providing quality customer service. Our principal business activity has been the origination of one- to four-family residential mortgage loans and we will continue to emphasize this type of lending. We have also increased our origination of commercial business loans and loans secured by commercial real estate, including multi-family properties. In addition, we intend to expand our branch network into Southeastern Connecticut and Rhode Island and, to a lesser extent, Massachusetts, to the extent new market opportunities exist. Lastly, we intend to leverage Putnam Savings Bank's wholesale assets with the capital raised in the offering. There can be no assurances that we will successfully implement our business strategy.

        Highlights of our business strategy are as follows:

  •
  Remaining a Community-Oriented Institution.  We were established in Putnam, Connecticut in 1862 and we have been operating continuously since that time. We have been, and continue to be, committed to meeting the financial needs of the communities in which we operate, and we are dedicated to providing quality personal service to our customers.

  •
  Increasing our Emphasis on Commercial Real Estate and Commercial Lending.  While we will continue to originate one- to four-family mortgage loans, we also intend to increase our origination of commercial real estate and commercial loans. We originated $16.0 million of commercial and commercial real estate loans during the nine months ended March 31, 2004, compared to $12.8 million of such loans for fiscal year 2003. The additional capital raised in the offering will increase our commercial lending capacity by enabling us to originate more loans and loans with larger balances. This will permit us to serve commercial borrowers with larger lending needs and to originate larger commercial loans than we have in the past. We recently hired a new senior vice president in charge of commercial lending and two additional commercial loan officers to support our commercial lending activities.

  •
  Expanding our Branch Network.  We currently operate from four full service banking offices and one loan origination center. We will continue to evaluate new branch expansion opportunities to expand our market presence both locally and in Rhode Island and Southeastern Connecticut and, to a lesser extent, Massachusetts. In addition, our conversion to a federal savings bank charter will make it easier for us to branch across state lines into Rhode Island and Massachusetts. Rhode Island and Massachusetts are both located less than 15 miles from Putnam, Connecticut.

  •
  Continuing One- to Four-Family Residential Real Estate Lending.  Historically, we have emphasized one- to four-family residential lending within our market area. As of March 31, 2004, $102.4 million, or 75.4%, of our total loan portfolio consisted of one- to four-family residential mortgage loans. During the nine months ended March 31, 2004 and the year ended June 30, 2003, we originated $43.2 million and $68.7 million of one- to four-family residential mortgage loans, respectively. We retain fixed rate one- to four-family mortgage loans with terms of 15 years or less, and we generally sell in the secondary market fixed rate one- to four-family mortgage loans with terms of more than 15 years. We generally retain in our portfolio substantially all fixed rate bi-weekly mortgage loans even if such loans have terms of more than 15 years.

  •
  Growing Through a Leverage Strategy.  We have traditionally maintained a significant amount of securities in our investment portfolio, relative to our total assets. At March 31, 2004, 52.5% of our assets were loans and 42.6% of our assets were investment securities. We intend to use part of the capital raised in the offering to support the increase in our investment securities portfolio which will be funded by deposits and Federal Home Loan Bank borrowings.

  •
  Offering Our Products and Services to an Expanded Base of Customers.  We will continue to offer our products and services to meet the needs of our existing customers. In addition, we will seek to expand our customer base and offer our products and services to the new base of customers, some of which products and services have been successful niche products and services for us in the past, such as business on-line banking for our commercial customers, online banking for consumers and bi-weekly mortgages.

  •
  Maintaining High Asset Quality.  We have emphasized maintaining strong asset quality by following conservative underwriting criteria, and primarily originating loans secured by real estate. Our non-performing assets at March 31, 2004 and June 30, 2003 were $925,000 and $1.2 million, respectively, or 0.37% and 0.48% of total assets, respectively.

Comparison of Financial Condition at March 31, 2004 and June 30, 2003

        Our total assets increased by $9.0 million, or 3.7%, to $252.7 million at March 31, 2004 from $243.7 million at June 30, 2003. The increase in total assets resulted primarily from increases in loans and investment securities, which were offset in part by a decrease in cash and cash equivalents. During the nine months ended March 31, 2004, investment securities increased by $4.9 million, or 4.7%, to $107.6 million at March 31, 2004 from $102.7 million at June 30, 2003. Loans receivable, net increased by $12.1 million, or 10.1%, to $132.6 million at March 31, 2004 from $120.5 million at June 30, 2003. The increase in loans receivable, net reflected continued strong demand for loans in the low interest rate environment and our increased emphasis on residential construction loans, commercial real estate and commercial loans. Loans held for sale decreased by $596,000, or 56.7%, to $455,000 at March 31, 2004 from $1.1 million at June 30, 2003. The decrease in loans held for sale reflected lower originations of long-term fixed rate, residential mortgage loans which we generally sell in the secondary mortgage market. Cash and cash equivalents decreased by $8.8 million, or 66.4%, to $4.5 million at March 31, 2004 from $13.3 million at June 30, 2003, reflecting the settlement of securities purchases that were pending as of June 30, 2003.

        Total deposits increased by $5.9 million, or 3.1%, to $197.3 million at March 31, 2004 from $191.4 million at June 30, 2003. Borrowings increased by $2.3 million, or 8.3%, to $29.3 million at March 31, 2004 from $27.0 million at June 30, 2003, reflecting our ongoing use of leverage to increase assets.

        Total capital increased by $1.2 million, or 5.1%, to $24.2 million at March 31, 2004 from $23.1 million at June 30, 2003, reflecting net income of $1.2 million for the period.

Comparison of Financial Condition Data at June 30, 2003 and June 30, 2002

        Our total assets increased by $19.9 million, or 8.9%, to $243.7 million at June 30, 2003 from $223.8 million at June 30, 2002. The increase in total assets resulted primarily from increases in loans, investment securities and cash and cash equivalents. Investment securities increased by $4.5 million, or 4.6%, to $102.7 million at June 30, 2003 from $98.2 million at June 30, 2002. Loans receivable, net increased by $8.3 million, or 7.4%, to $120.5 million at June 30, 2003 from $112.2 million at June 30, 2002, reflecting strong demand for new loans and refinancings of existing mortgage loans in the low interest rate environment. Loans held for sale increased by $434,000, or 70.3%, to $1.1 million at June 30, 2003 from $617,000 at June 30, 2002, reflecting strong demand for long-term fixed rate loans in the low interest rate environment and our ongoing strategy of selling such loans in the secondary mortgage market. Cash and cash equivalents increased by $5.2 million, or 64.0%, to $13.3 million at June 30, 2003 from $8.1 million at June 30, 2002, reflecting primarily that new investments in securities had not settled as of June 30, 2003.

        Total deposits increased by $29.6 million, or 18.3%, to $191.4 million from $164.8 million due to an increase in transactional accounts, primarily from our commercial loan customers, and an increase in consumer demand deposit accounts due to our customers' desire to remain liquid in the relatively low interest rate environment. Borrowings decreased by $12.8 million, or 32.1%, to $27.0 million at June 30, 2003 from $39.8 million at June 30, 2002.

        Total capital increased by $2.5 million, or 11.8%, to $23.1 million at June 30, 2003 from $20.6 million at June 30, 2002, as a result of net income of $1.4 million and a net increase of $1.0 million in unrealized gains on investment securities available for sale.

Comparison of Operating Results for the Nine Months Ended March 31, 2004 and March 31, 2003

        General.    Net income increased $63,000, or 5.8%, to $1.2 million for the nine months ended March 31, 2004 from $1.1 million for the nine months ended March 31, 2003. The increase in net income resulted primarily from an improvement in net interest income and noninterest income, which was partially offset by an increase in noninterest expense.

        Interest Income.    Interest income decreased by $518,000, or 5.4%, to $9.0 million for the nine months ended March 31, 2004 from $9.5 million for the nine months ended March 31, 2003. The decrease in interest income resulted primarily from a 69 basis points decrease in the average yield on our interest-earning assets in a declining interest rate environment to 5.16% for the nine months ended March 31, 2004 from 5.85% for the nine months ended March 31, 2003. The decrease in average yield was only partially offset by a $15.9 million, or 7.3%, increase in average interest-earning assets between the periods. Interest income on loans decreased by $96,000, or 1.6%, to $5.9 million from $6.0 million. Interest income in investment securities decreased $422,000, or 11.9%, to $3.1 million for the nine months ended March 31, 2004 from $3.5 million for the nine months ended March 31, 2003.

        Interest Expense.    Interest expense decreased $992,000, or 22.0%, to $3.5 million for the nine months ended March 31, 2004 from $4.5 million for the nine months ended March 31, 2003. The decrease in interest expense resulted primarily from a 84 basis points decrease in the average cost of our interest bearing liabilities, consisting primarily of deposit accounts, to 2.34% for the nine months ended March 31, 2004 from 3.18% for the nine months ended March 31, 2003, which was partially offset by a $11.5 million, or 6.1%, increase in average interest-bearing liabilities from period to period. The average cost of all categories of deposits decreased in the declining interest rate environment to 2.06% for the nine months ended March 31, 2004 from 2.79% for the nine months ended March 31, 2003.

        Net Interest Income.    Our net interest income increased $474,000, or 9.5%, to $5.5 million for the nine months ended March 31, 2004 from $5.0 million for the nine months ended March 31, 2003. The primary reason for the improvement in our net interest income was the improvement in our net interest rate spread which increased to 2.82% for the nine months ended March 31, 2004 from 2.67% for the nine months ended March 31, 2003, combined with an increase in our net earning assets to $32.1 million for the nine months ended March 31, 2004 from $27.7 million for the nine months ended March 31, 2003. The improvement in our net interest rate spread resulted primarily from the average cost of our interest-bearing liabilities decreasing more in the lower interest rate environment than the decrease in the average yield on our interest-earning assets.

        Provision for Loan Losses.    We establish provisions for loan losses, which are charged to operations, at a level necessary to absorb known and inherent losses that are both probable and reasonably estimable at the dates of the financial statements. In evaluating the level of the allowance for loan losses, management considers historical loss experience, the types of loans and the amount of loans in the loan portfolio, adverse situations that may affect the borrower's ability to repay, estimated value of any underlying collateral, and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available or as future events change. Based on our evaluation of these factors, management made a provision of $45,000 for the nine months ended March 31, 2004, and a provision of $45,000 for the nine months ended March 31, 2003. The provision reflected probable and reasonably estimable losses in our loan portfolio. At March 31, 2004, the allowance for loan losses totaled $1.27 million, or 0.96% of total loans, compared to $1.28 million at March 31, 2003, or 1.11% of total loans. The allowance for loan losses remained relatively unchanged because net charge-offs totaled $39,842 for the nine months ended March 31, 2004. The level of the allowance is based on estimates, and the ultimate losses may vary from the estimates.

        Noninterest Income.    Noninterest income increased by $63,000, or 6.9%, to $970,000 for the nine months ended March 31, 2004 from $907,000 for the nine months ended March 31, 2003. The increase in noninterest income resulted primarily from an increase in service fee income, commissions from brokerage service, other income and net investment security gains, which was partially offset by a decrease in net gain on sale of loans. Service fee income, consisting primarily of overdraft fees, ATM fees, wire transfer fees, loan servicing fees and debit card fees, increased by $52,168, or 9.1%, to $622,539 for the nine months ended March 31, 2004 from $570,371 for the nine months ended March 31, 2003. Commissions from brokerage services increased by $79,224 or 246% to $111,378 for the nine months ended March 31, 2004 from $32,154 for the nine months ended March 31, 2003 reflecting higher volume and the maturation of the service. Other income, consisting primarily of the return on bank-owned life insurance and rental income, increased by $70,414 or 131% to $123,989 for the nine months ended March 31, 2004 from $53,575 for the nine months ended March 31, 2003. Net investment securities gains increased to $44,843 for the nine months ended March 31, 2004 from a net investment securities loss of $7,000 for the nine months ended March 31, 2003. These increases were offset by a decrease in net gain on sale of loans of $183,945, or 73.2%, to $67,353 for the nine months ended March 31, 2004 from $251,298 for the nine months ended March 31, 2003. The decrease in net gain on sale of loans reflected lower originations of long-term fixed rate loans which are generally sold by us as a part of our asset-liability management strategy.

        Noninterest Expense.    Total noninterest expense increased by $480,249, or 11.2%, to $4.8 million for the nine months ended March 31, 2004 from $4.3 million for the nine months ended March 31, 2003. The increase in noninterest expense resulted primarily from an increase in compensation and benefits, occupancy and equipment expense and other noninterest expenses. Compensation and benefits expense increased by $260,114, or 10.1%, to $2.8 million for the nine months ended March 31, 2004 from $2.6 million for the nine months ended March 31, 2003. The primary reasons for the increase in compensation and benefits expense were increased salaries and commissions, due to increased staffing and higher medical insurance premiums. Occupancy and equipment expense increased by $38,793 to $492,984 primarily as a result of depreciation of data processing equipment and software. Other noninterest expense, consisting primarily of office supplies, postage, professional and director fees, increased by $181,400, or 24.7%, to $914,583 for the nine months ended March 31, 2004 from $733,183 for the nine months ended March 31, 2003. The increase resulted primarily from increased professional expenses (investment advisory, commercial credit analysis, sales training, chief financial officer employment search) and director fees (related to Board and committee meetings concerning our charter conversion and the offering).

        Income Tax Expense.    The income tax expense decreased to $490,000 even though net income before income tax expense increased by $56,000 for the nine months ended March 31, 2004 from $497,000 for the nine months ended March 31, 2003. The decrease in overall income tax expense is primarily caused by an increase in non-taxable income from bank-owned life insurance of $68,000 for the nine months ended March 31, 2004. Our effective tax rate was 29.7% for the nine months ended March 31, 2004 compared to 31.2% for the nine months ended March 31, 2003. The effective tax rate differed from the statutory tax rate of 34% primarily due to the dividends-received deduction applicable to certain securities in our investment portfolio, tax-exempt municipal income and non-taxable bank-owned life insurance income.

Comparison of Operating Results for the Years Ended June 30, 2003 and June 30, 2002

        General.    Net income increased $470,260, or 53.2%, to $1.4 million for the fiscal year ended June 30, 2003 from $884,210 for the fiscal year ended June 30, 2002. The increase in net income resulted from higher net interest income and noninterest income, which was only partially offset by an increase in noninterest expense.

        Interest Income.    Interest income decreased by $29,000 to $12.4 million for the fiscal year ended June 30, 2003 from $12.5 million for the fiscal year ended June 30, 2002. The decrease in interest income resulted from a 79 basis points decrease in the average yield on interest-earning assets to 5.67% for the fiscal year ended June 30, 2003 from 6.46% for the fiscal year ended June 30, 2002, which was almost entirely offset by an increase in average interest-earning assets to $219.4 million for the fiscal year ended June 30, 2003 from $193.1 million for the fiscal year ended June 30, 2002. The decrease in average yield reflected the decrease in market interest rates generally from fiscal year 2002 through fiscal year 2003. The increase in average interest-earning assets reflected continued strong demand for mortgage and other loans in a declining interest rate environment. The average yield on loans decreased 49 basis points to 6.81% from 7.30%, while the average balance of loans increased $6.1 million, or 5.6%, to $115.3 million from $109.2 million. The average yield on investment securities decreased by 95 basis points to 4.56% from 5.51%, while the average balance of investment securities increased by $18.8 million, or 23.4%, to $99.3 million from $80.5 million. The increase in the average balance of investment securities reflected management's decision to reinvest funds from new deposits in mortgage-backed securities and corporate bonds.

        Interest Expense.    Total interest expense decreased by $1.1 million, or 15.9%, to $5.8 million for the fiscal year ended June 30, 2003 from $7.0 million for the fiscal year ended June 30, 2002. The decrease in total interest expense resulted from a 107 basis points decrease in the average cost of interest-bearing liabilities to 3.06% for the fiscal year ended June 30, 2003 from 4.13% for the fiscal year ended June 30, 2002, which was only partially offset by a $22.6 million, or 13.4%, increase in average interest-bearing liabilities to $190.9 million for the fiscal year ended June 30, 2003 from $168.3 million for the fiscal year ended June 30, 2002. The decrease in the average cost of interest-bearing liabilities reflected the continued decline in market interest rates generally which resulted in lower rates offered on all deposit account products, including NOW and money market accounts, savings accounts and certificates of deposit. Interest expense also decreased as a result of a reduction in the average balance of Federal Home Loan Bank advances to $33.4 million from $41.2 million.

        Net Interest Income.    Net interest income increased $1.1 million, or 19.6%, to $6.6 million for the fiscal year ended June 30, 2003 from $5.5 million for the fiscal year ended June 30, 2002 primarily as a result of a 29 basis points improvement in our net interest rate spread to 2.61% for the fiscal year ended June 30, 2003 from 2.32% for the fiscal year ended June 30, 2002. The improvement in our net interest rate spread resulted from the cost of our average interest-bearing liabilities decreasing more than the decrease in yield on our average interest-earning assets in a declining interest rate environment. Our net interest margin also improved by 15 basis points to 3.01% for the fiscal year ended June 30, 2003 from 2.86% for the fiscal year ended June 30, 2002.

        Provision for Loan Losses.    Management made a provision of $60,000 for the year ended June 30, 2003, and a provision of $60,000 for the year ended June 30, 2002. The provision reflects probable and estimable losses in our loan portfolio. At June 30, 2003, the allowance for loan loss totaled $1.26 million, or 1.05% of total loans, compared to $1.23 million, or 1.10% of total loans, at June 30, 2002. The allowance for loan losses remained relatively unchanged because net charge-offs totaled $31,043 for the year ended June 30, 2003. The level of the allowance is based on estimates, and the ultimate losses may vary from the estimates.

        Noninterest Income.    Noninterest income increased by $258,406, or 29.1%, to $1.1 million for the fiscal year ended June 30, 2003 from $889,388 for the fiscal year ended June 30, 2002. The primary reasons for the increase in noninterest income were increases in fees for services, net gain on sales of loans, and other income, which were offset partially by a decrease in income on expired options due to the discontinuance of Putnam Savings Bank's covered call program, a decrease in commissions from brokerage service, and an increase in net investment security losses. Fees for services income, consisting primarily of fees associated with an increase in the number of transactional accounts, increased by $180,280, or 29.5%, to $791,315 for the fiscal year ended June 30, 2003 from $611,035 for fiscal year ended June 30, 2002. Net gain on sale of loans increased by $215,444, or 253%, to $300,598 for the fiscal year ended June 30, 2003 from $85,154 for the fiscal year ended June 30, 2002. The increase in net gain on sale of loans resulted from the higher volume of long-term fixed rate loan originations, which loans are generally sold in the secondary market. Income on expired options decreased to $0 for fiscal year 2003 from $57,000 for fiscal year 2002 due to the discontinuance of our covered call program. Other income, consisting of securities brokerage commissions, return on bank-owned life insurance and the sale of real estate owned, increased by $49,786, or 67.7%, to $123,306 for the fiscal year ended June 30, 2003 from $73,520 for the fiscal year ended June 30, 2002. Losses from net investment securities increased to ($111,364) for fiscal year 2003 from ($1,999) for fiscal year 2002. The primary reasons for the higher losses on investment securities were sales of investment securities for tax planning purposes to offset prior year capital gains on securities sales.

        Noninterest Expense.    Noninterest expense increased by $563,548, or 10.9%, to $5.7 million for the fiscal year ended June 30, 2003 from $5.2 million for the fiscal year ended June 30, 2002. The primary reasons for the increase in noninterest expense were increases in compensation and benefits expense, occupancy and equipment expense, data processing expense and other noninterest expense, which was partially offset by a decrease in loss on derivative instruments. Compensation and benefits expense increased by $507,709, or 17.7%, to $3.4 million for the fiscal year ended June 30, 2003 from $2.9 million for the fiscal year ended June 30, 2002, primarily as a result of higher salaries, staff increases, adoption of an incentive bonus plan that was accrued for the year and higher medical insurance costs. Occupancy and equipment expense increased by $24,557, or 4.2%, to $612,071 from $587,514. Data processing expense increased $42,999, or 9.4%, to $499,426 for the fiscal year ended June 30, 2003 from $456,427 for the fiscal year ended June 30, 2002 resulting primarily from increases in deposit accounts. Loss on derivative instruments consisting of decreases in the market value of trading securities that were subject to options was ($118,090) for the fiscal year ended June 30, 2002 compared to no loss on derivative instruments for the fiscal year ended June 30, 2003 as a result of the discontinuance of our covered call program. Other noninterest expense, consisting primarily of office supplies, postage and professional and director fees, increased by $102,368, or 10.8%, to $1.1 million for the fiscal year ended June 30, 2003 from $951,632 for the fiscal year ended June 30, 2002. The primary reason for the increase in other noninterest expense was legal and other fees associated with the formation of our mutual holding company.

        Income Tax Expense.    The income tax expense increased to $582,000 for the fiscal year ended June 30, 2003 from $279,000 for the fiscal year ended June 30, 2002. The higher income tax expense resulted primarily from our higher income before income taxes of $1.9 million for fiscal year 2003 compared to $1.2 million for fiscal year 2002. Our effective tax rate was 30.1% for the fiscal year 2003 compared to 24.0% for the fiscal year 2002. The effective tax rate differed from the statutory tax rate of 34.0% primarily due to the dividends received deduction applicable to certain securities in our investment portfolio, tax-exempt municipal income and non-taxable income from bank-owned life insurance.

Average Balance Sheet

        The following tables set forth average balance sheets, average yields and costs, and certain other information for the periods indicated. No tax-equivalent yield adjustments were made, as the effect thereof was not material. All average balances are daily average balances. Non-accrual loans were included in the computation of average balances, but have been reflected in the table as loans carrying a zero yield. The yields set forth below include the effect of deferred fees, discounts and premiums that are amortized or accreted to interest income or expense.

		Nine Months Ended March 31,
	At March 31, 2004	2004			2003
		Average Balance	Interest and Dividends		Average Balance	Interest and Dividends
	Yield/Cost			Yield/Cost(1)			Yield/Cost(1)
		(Dollars in thousands)
Interest-earning assets:
Loans	5.91%	$126,602	$5,876	6.19%	$114,196	$5,972	6.97%
Investment securities	4.13	103,969	3,114	3.99	98,295	3,507	4.76
Other earning assets	4.40	2,227	13	0.78	4,410	42	1.27

Total interest-earning assets	5.10	232,798	9,003	5.16	216,901	9,521	5.85

Noninterest-earning assets		12,643			10,391

Total assets		$245,441			$227,292

Interest-bearing liabilities:
NOW and money market accounts	1.38	$51,867	553	1.42%	$38,984	624	2.13%
Savings accounts	0.78	43,778	306	0.93	36,268	421	1.55
Certificates of deposit	3.04	77,686	1,817	3.12	79,166	2,181	3.67

Total interest-bearing deposits	1.94	173,331	2,676	2.06	154,418	3,226	2.79
FHLB advances	3.65	27,383	845	4.11	34,766	1,287	4.94

Total interest-bearing liabilities	2.18	200,714	3,521	2.34	189,184	4,513	3.18

Noninterest-bearing liabilities		21,546			16,545

Total liabilities		222,260			205,729
Capital		23,181			21,563

Total liabilities and capital		$245,441			$227,292

Net interest income			$5,482			$5,008

Net interest rate spread(2)	2.92%			2.82%			2.67%
Net interest-earning assets(3)		$32,084			$27,717

Net interest margin(4)				3.14%			3.08%
Average interest-earning assets to average interest-bearing liabilities				115.98%			114.65%

        (footnotes on following page)

	Years Ended June 30,
	2003			2002
	Average Balance	Interest and Dividends	Yield/ Cost	Average Balance	Interest and Dividends	Yield/ Cost
	(Dollars in thousands)
Interest-earning assets:
Loans	$115,326	$7,851	6.81%	$109,173	$7,972	7.30%
Investment securities	99,340	4,534	4.56	80,475	4,431	5.51
Other earning assets	4,710	58	1.23	3,437	69	2.01

Total interest-earning assets	219,376	12,443	5.67	193,085	12,472	6.46

Noninterest-earning assets	10,792			8,533

Total assets	$230,168			$201,618

Interest-bearing liabilities:
NOW and money market accounts	$41,306	828	2.00	$18,042	437	2.42
Savings accounts	37,046	543	1.47	31,140	646	2.07
Certificates of deposit	79,140	2,832	3.58	77,878	3,680	4.73

Total interest-bearing deposits	157,492	4,203	2.67	127,060	4,763	3.75
FHLB advances	33,386	1,647	4.93	41,215	2,195	5.33

Total interest-bearing liabilities	190,878	5,850	3.06	168,275	6,958	4.13

Noninterest-bearing liabilities	17,407			13,775

Total liabilities	208,285			182,050
Capital	21,883			19,568

Total liabilities and capital	$230,168			$201,618

Net interest income		$6,593			$5,514

Net interest rate spread(2)			2.61%			2.33%
Net interest-earning assets(3)	$28,498			$24,810

Net interest margin(4)			3.01%			2.86
Average interest-earning assets to average interest-bearing liabilities			114.93%			114.74%

(1)
Yields and costs for the nine months ended March 31, 2004 and 2003 are annualized.

(2)
Net interest rate spread represents the difference between the yield on average interest-earning assets and the cost of average interest-bearing liabilities.

(3)
Net interest-earning assets represents total interest-earning assets less total interest-bearing liabilities.

(4)
Net interest margin represents net interest income divided by average total interest-earning assets.

Rate/Volume Analysis

        The following table sets forth the effects of changing rates and volumes on our net interest income for the periods indicated. The rate column shows the effects attributable to changes in rate (changes in rate multiplied by prior volume). The volume column shows the effects attributable to changes in volume (changes in volume multiplied by prior rate). The net column represents the sum of the prior columns. For purposes of this table, changes attributable to changes in both rate and volume that cannot be segregated have been allocated proportionately based on the changes due to rate and the changes due to volume.

	Nine Months Ended March 31, 2004 vs. 2003			Years Ended June 30, 2003 vs. 2002
	Increase (Decrease) Due to			Increase (Decrease) Due to
	Volume	Rate	Net	Volume	Rate	Net
	(In thousands)
Interest and dividend income:
Loans receivable	$833	$(929)	$(96)	$435	$(556)	$(121)
Investment securities	293	(686)	(393)	936	(833)	103
Other earning assets	(16)	(13)	(29)	21	(32)	(11)

Total interest-earning assets	$1,110	$(1,628)	$(518)	$1,392	$(1,421)	$(29)

Interest expense:
NOW and Money Market accounts	$241	$(312)	$(71)	$478	$(87)	$391
Savings accounts	114	(229)	(115)	108	(211)	(103)
Certificates of deposit	(40)	(324)	(364)	59	(907)	(848)

Total interest-bearing deposits	$315	$(865)	$(550)	$645	$(1,205)	$(560)

FHLB Advances	(248)	(194)	(442)	(395)	(153)	(548)

Total interest-bearing liabilities	$67	$(1,059)	$(992)	$250	$(1,358)	$(1,108)

Net change in interest income	$1,043	$(569)	$474	$1,142	$(63)	$1,079

Management of Market Risk

        General.    The majority of our assets and liabilities are monetary in nature. Consequently, our most significant form of market risk is interest rate risk. Our assets, consisting primarily of mortgage loans, have longer maturities than our liabilities, consisting primarily of deposits. As a result, a principal part of our business strategy is to manage interest rate risk and reduce the exposure of our net interest income to changes in market interest rates. Accordingly, our Board of Directors has established an Asset/Liability Management Committee which is responsible for evaluating the interest rate risk inherent in our assets and liabilities, for determining the level of risk that is appropriate given our business strategy, operating environment, capital, liquidity and performance objectives, and for managing this risk consistent with the guidelines approved by the Board of Directors. Senior management monitors the level of interest rate risk on a regular basis and the Asset/Liability Management Committee meets as needed to review our asset/liability policies and interest rate risk position.

        We have sought to manage our interest rate risk in order to minimize the exposure of our earnings and capital to changes in interest rates. During the low interest rate environment that has existed in recent years, we have implemented the following strategies to manage our interest rate risk:

(i) maintaining a high equity-to-assets ratio, (ii) offering a variety of adjustable rate loan products, including adjustable rate one- to four-family, multifamily and non-residential mortgage loans, and short-term consumer loans and (iii) match-funding loans with adjustable rate deposits, when possible. By maintaining a high equity-to-assets ratio and by investing in adjustable-rate and short-term assets, we believe that we are better positioned to react to increases in market interest rates. However, maintaining high equity balances reduces our return on equity ratio, and investments in shorter-term assets generally bear lower yields than longer-term investments.

        Net Portfolio Value.    In past years, many savings institutions have measured interest rate sensitivity by computing the "gap" between the assets and liabilities which are expected to mature or reprice within certain time periods, based on assumptions regarding loan prepayment and deposit decay rates formerly provided by the Office of Thrift Supervision. However, the Office of Thrift Supervision now requires the computation of amounts by which the net present value of an institution's cash flow from assets, liabilities and off balance sheet items (the institution's net portfolio value) would change in the event of a range of assumed changes in market interest rates. The Office of Thrift Supervision provides all institutions that file a Consolidated Maturity/Rate Schedule as a part of their quarterly Thrift Financial Report with an interest rate sensitivity report of net portfolio value. The Office of Thrift Supervision simulation model uses a discounted cash flow analysis and an option-based pricing approach to measuring the interest rate sensitivity of net portfolio value. Historically, the Office of Thrift Supervision model estimated the economic value of each type of asset, liability and off-balance sheet contract under the assumption that the United States Treasury yield curve increases or decreases instantaneously by 100 to 300 basis points in 100 basis point increments. However, given the current low level of market interest rates, we did not prepare a net portfolio value calculation for an interest rate decrease of greater than 100 basis points. A basis point equals one-hundredth of one percent, and 100 basis points equals one percent. An increase in interest rates from 3% to 4% would mean, for example, a 100 basis point increase in the "Change in Interest Rates" column below. Going forward as a federal savings bank, the Office of Thrift Supervision will provide us the results of the interest rate sensitivity model, which is based on information which we provide to the Office of Thrift Supervision to estimate the sensitivity of our net portfolio value.

        The table below, which was prepared for us by a third-party consultant, sets forth, as of March 31, 2004, the estimated changes in our net portfolio value that would result from the designated instantaneous changes in the U.S. Treasury yield curve. Computations of prospective effects of hypothetical interest rate changes are based on numerous assumptions including relative levels of market interest rates, loan prepayments and deposit decay, and should not be relied upon as indicative of actual results.

	Net Portfolio Value ("NPV")
				NPV as a Percentage of Present Value of Assets
		Estimated Increase (Decrease) in NPV
Change in Interest Rates (basis points)	Estimated NPV			NPV Ratio	Change in Basis Points
		Amount	Percent
	(Dollars in thousands)
+300	$29,729	$(2,274)	(7.1)%	12.62%	9 basis points
+200	30,825	(1,178)	(3.7)	12.73	20 basis points
+100	31,653	(350)	(1.1)	12.72	19 basis points
0	32,003	—		12.53	—
-100	30,990	(1,013)	(3.2)%	11.87%	(66) basis points

        The table above indicates that at March 31, 2004, in the event of a 100 basis point decrease in interest rates, we would experience a 3.2% decrease in net portfolio value. In the event of a 200 basis point increase in interest rates, we would experience a 3.9% decrease in net portfolio value.

        Certain shortcomings are inherent in the methodology used in the above interest rate risk measurement. Modeling changes in net portfolio value require making certain assumptions that may or may not reflect the manner in which actual yields and costs respond to changes in market interest rates. In this regard, the net portfolio value table presented assumes that the composition of our interest-sensitive assets and liabilities existing at the beginning of a period remains constant over the period being measured and assumes that a particular change in interest rates is reflected uniformly across the yield curve regardless of the duration or repricing of specific assets and liabilities. Accordingly, although the net portfolio value table provides an indication of our interest rate risk exposure at a particular point in time, such measurements are not intended to and do not provide a precise forecast of the effect of changes in market interest rates on our net interest income and will differ from actual results.

Liquidity and Capital Resources

        We maintain liquid assets at levels we consider adequate to meet our liquidity needs. Our liquidity ratio averaged 16.1% and 17.1% for the nine months ended March 31, 2004 and the year ended June 30, 2003, respectively. We adjust our liquidity levels to fund deposit outflows, pay real estate taxes on mortgage loans, repay our borrowings and to fund loan commitments. We also adjust liquidity as appropriate to meet asset and liability management objectives.

        Our primary sources of liquidity are deposits, amortization and prepayment of loans, maturities of investment securities and other short-term investments, and earnings and funds provided from operations. While scheduled principal repayments on loans are a relatively predictable source of funds, deposit flows and loan prepayments are greatly influenced by market interest rates, economic conditions, and rates offered by our competition. We set the interest rates on our deposits to maintain a desired level of total deposits. In addition, we invest excess funds in short-term interest-earning assets, which provide liquidity to meet lending requirements.

        A portion of our liquidity consists of cash and cash equivalents, which are a product of our operating, investing and financing activities. At March 31, 2004 and June 30, 2003, $4.5 million and $13.3 million, respectively, of our assets were invested in cash and cash equivalents. Our primary sources of cash are principal repayments on loans, proceeds from the calls and maturities of investment securities, increases in deposit accounts and advances from the Federal Home Loan Bank of Boston.

        Our cash flows are derived from operating activities, investing activities and financing activities as reported in our Consolidated Statements of Cash Flows included with our Consolidated Financial Statements.

        Our primary investing activities are the origination of loans and the purchase of investment securities. During the nine months ended March 31, 2004 and year ended June 30, 2003, our loan originations, net of collected principal, totaled $12.2 million and $8.3 million, respectively, reflecting net growth in our portfolio due to a continued low interest rate environment. For the nine months ended March 31, 2004 and year ended June 30, 2003 we sold loans totaling $10.1 million and $20.6 million, respectively. Cash received from the calls and maturities of investment securities totaled $24.3 million and $30.0 million for the nine months ended March 31, 2004 and year ended June 30, 2003, respectively. We purchased $31.4 million and $34.7 million in available-for-sale investment securities during the nine months ended March 31, 2004 and year ended June 30, 2003, respectively, and sold $1.7 million and $992,000 in such securities during the nine months ended March 31, 2004 and the year ended June 30, 2003, respectively.

        Deposit flows are generally affected by the level of interest rates, the interest rates and products offered by local competitors, and other factors. The net increase in total deposits was $5.9 million and $29.6 million for nine months ended March 31, 2004 and year ended June 30, 2003, respectively.

        Liquidity management is both a daily and long-term function of business management. If we require funds beyond our ability to generate them internally, borrowing agreements exist with the Federal Home Loan Bank of Boston, which provide an additional source of funds. At March 31, 2004, we had $29.3 million in advances from the Federal Home Loan Bank of Boston and an available borrowing limit of $76.0 million.

        At March 31, 2004, we had outstanding commitments to originate loans of $6.7 million and unfunded commitments under lines of credit and stand-by letters of credit of $11.3 million. At March 31, 2004, certificates of deposit scheduled to mature in less than one year totaled $35.9 million. Based on prior experience, management believes that a significant portion of such deposits will remain with us, although there can be no assurance that this will be the case. In the event a significant portion of our deposits are not retained by us, we will have to utilize other funding sources, such as Federal Home Loan Bank of Boston advances in order to maintain our level of assets. Alternatively, we would reduce our level of liquid assets, such as our cash and cash equivalents. In addition, the cost of such deposits may be significantly higher if market interest rates are higher at the time of renewal.

Off-Balance Sheet Arrangements

        In the ordinary course of business, Putnam Savings Bank is a party to credit-related financial instruments with off-balance-sheet risk to meet the financing needs of its customers. These financial instruments include commitments to extend credit. Putnam Savings Bank follows the same credit policies in making commitments as it does for on-balance-sheet instruments.

        Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. The commitments for equity lines of credit may expire without being drawn upon. Therefore, the total commitment amounts do not necessarily represent future cash requirements. The amount of collateral obtained, if it is deemed necessary by Putnam Savings Bank, is based on management's credit evaluation of the customer.

        Unfunded commitments under construction lines of credit for residential and commercial properties and commercial lines of credit are commitments for possible future extensions of credit to existing customers. These lines of credit may not be drawn upon to the total extent to which Putnam Savings Bank is committed.

        At March 31, 2004 and June 30, 2003, Putnam Savings Bank had $6.7 million and $7.8 million, respectively, of commitments to grant loans, and $11.3 million and $8.8 million, respectively, of unfunded commitments under lines of credit.

Impact of Recent Accounting Pronouncements

        In January 2003, the Financial Accounting Standards Board issued Interpretation No. 46, "Consolidation of Variable Interest Entities." Interpretation No. 46 requires a variable interest entity to be consolidated by a company if that company is subject to a majority of the risk of loss from the variable interest entity's activities or is entitled to receive a majority of the entity's residual returns, or both. Interpretation No. 46 also requires disclosures about variable interest entities that a company is not required to consolidate, but in which it has a significant variable interest. The consolidation requirements of Interpretation No. 46 apply immediately to variable interest entities created after January 31, 2003. The consolidation requirements apply to existing entities in the first fiscal year or interim period beginning after June 15, 2003. Certain other disclosure requirements apply in all financial statements issued after January 31, 2003, regardless of when the variable interest entity was established. PSB Holdings, Inc. has not established any variable interest entities. Management does not expect Interpretation No. 46 to have a material effect on our financial statements.

        In April 2003, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities" which clarifies certain implementation issues raised by constituents and amends Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities", to include the conclusions reached by the Financial Accounting Standards Board on certain Financial Accounting Standards Board Staff Implementation Issues that, while inconsistent with Statement 133's discussion of financial guarantee contracts and the application of the shortcut method to an interest-rate swap agreement that includes an embedded option and amends other pronouncements. The guidance in Statement 149 is effective for new contracts entered into or modified after June 30, 2003 and for hedging relationships designated after that date, except for the following: guidance incorporated from FASB Staff Implementation Issues that was effective for periods beginning prior to June 15, 2003 should continue to be applied according to the effective dates in those issues; and guidance relating to forward purchase and sale agreements involving "when-issued" securities should be applied to both existing contracts and new contracts entered into after June 30, 2003. Management does not expect Statement of Financial Accounting Standards No. 149 to have a material effect on our financial statements.

        In May 2003, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity", which changes the classification in the statement of financial position of certain common financial instruments form either equity or mezzanine presentation to liabilities and requires an issuer of those financial statements to recognize changes in fair value or redemption amount, as applicable, in earnings. Statement of Financial Accounting Standards No. 150 requires an issuer to classify certain financial instruments as liabilities, including mandatorily redeemable preferred and common stocks. Statement of Financial Accounting Standards No. 150 is effective for financial instruments entered into or modified after May 31, 2003 and, with one exception, is effective at the beginning of the first interim period beginning after June 15, 2003. The effect of an accounting change as of the beginning of the period of adoption. Restatement of prior periods is not permitted. Management does not expect Statement of Financial Accounting Standards No. 150 to have a material effect on our financial statements.

        In December 2003, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 132 (revised 2003) "Employers Disclosures about Pensions and Other Postretirement Benefits", which revises and enhances disclosures about pension and other postretirement plans. The additional disclosures are effective for fiscal years ending after December 15, 2003. This pronouncement does not change the accounting for such plans and will therefore have no effect on our financial statements.

        In March 2004, Staff Accounting Bulletin No. 105 was issued, which provides guidance regarding loan commitments that are accounted for as derivative instruments under FASB No. 133 (as amended), "Accounting for Derivative Instruments and Hedging Activities." In this Bulletin, the Securities and Exchange Commission ruled that the amount of expected servicing rights should not be included when determining the fair value of derivative interest rate lock commitments. This guidance must be applied to rate locks initiated after March 31, 2004. The adoption of this guidance is not expected to have a material impact on our consolidated financial statements.

Impact of Inflation and Changing Prices

        Our financial statements and related notes have been prepared in accordance with accounting principles generally accepted in the United States of America ("GAAP"). GAAP generally requires the measurement of financial position and operating results in terms of historical dollars without consideration for changes in the relative purchasing power of money over time due to inflation. The impact of inflation is reflected in the increased cost of our operations. Unlike industrial companies, our assets and liabilities are primarily monetary in nature. As a result, changes in market interest rates have a greater impact on performance than the effects of inflation.

BUSINESS OF PSB HOLDINGS, INC.

        Since being formed in May 2003, we have not engaged in any business other than holding the common stock of Putnam Savings Bank. Upon completion of the offering, we will continue to own all of the issued and outstanding common stock of Putnam Savings Bank. We will retain up to 50% of the net proceeds from the offering. A portion of the net proceeds we retain will be used to make a loan to fund the purchase of our shares of common stock by the Putnam Savings Bank employee stock ownership plan. We will contribute the remaining net proceeds to Putnam Savings Bank as additional capital. We intend to invest our capital as discussed in "How We Intend to Use the Proceeds from the Offering."

        In the future, PSB Holdings, Inc., as the holding company of Putnam Savings Bank, will be authorized to pursue other business activities permitted by applicable laws and regulations for savings and loan holding companies, which may include the acquisition of banking and financial services companies. We have no plans for any mergers or acquisitions, or other diversification of the activities of PSB Holdings, Inc. at the present time.

        Our cash flow will depend on earnings from the investment of the net proceeds we retain and any dividends received from Putnam Savings Bank. PSB Holdings, Inc. neither owns nor leases any property, but instead uses the premises, equipment and furniture of Putnam Savings Bank. At the present time, we employ as officers only certain persons who are also officers of Putnam Savings Bank. However, we use the support staff of Putnam Savings Bank from time to time. These persons are not separately compensated by PSB Holdings, Inc. PSB Holdings, Inc. may hire additional employees, as appropriate, to the extent it expands its business in the future.

BUSINESS OF PUTNAM SAVINGS BANK

General

        Our principal business consists of attracting deposits from the general public in the areas surrounding our main office location in Putnam, Connecticut and our three full service branch offices in Danielson, Plainfield and Pomfret Center, Connecticut and investing those deposits, together with funds generated from operations, primarily in one- to four-family residential mortgage loans and, to a lesser extent, commercial real estate loans (including multi-family real estate loans), commercial loans, construction mortgage loans and consumer loans, and in investment securities. We also operate a loan center in Putnam, which is adjacent to our main office. In addition, we maintain a "Special Needs Limited Branch" at a retirement facility in Brooklyn, Connecticut and a "Limited Service (Mobile) Branch." Our revenues are derived principally from interest on loans and securities, and from loan origination and servicing fees. Our primary sources of funds are deposits and principal and interest payments on loans and securities.

Competition

        We face intense competition within our market area both in making loans and attracting deposits. The Town of Putnam and the surrounding area have a high concentration of financial institutions including large commercial banks, community banks and credit unions. Some of our competitors offer products and services that we currently do not offer, such as trust services and private banking. As of June 30, 2003, based on the FDIC's annual Summary of Deposits Report, our market share of deposits represented 15.1% of deposits in Windham County.

        Our competition for loans and deposits comes principally from commercial banks, savings institutions, mortgage banking firms and credit unions. We face additional competition for deposits from money market funds, brokerage firms, mutual funds and insurance companies. Our primary focus is to build and develop profitable customer relationships across all lines of business while maintaining our role as a community bank.

Market Area

        We operate in a primarily rural market area that has a stable population and household base. All of our offices are located in Windham County, Connecticut. According to a recent census report, during the past three years, the population of Windham County increased by 0.5% while the population of the United States increased by 1.2%. During the period, the number of households in Windham County and in the United States increased 0.8% and 1.2%, respectively. In 2003, per capita income for Windham County was $22,800, and the median household income was $48,000. This compares to per capita income for the State of Connecticut and the United States of $32,800 and $24,700, respectively, and median household income of $59,200 and $46,600, respectively.

        Windham County is located in the Northeastern corner of Connecticut and borders both Massachusetts (to the north) and Rhode Island (to the east). Putnam is approximately 45 miles from Hartford, Connecticut, 30 miles from Providence, Rhode Island, and 65 miles from Boston, Massachusetts. Windham County has a diversified mix of industry groups and employment sectors, including services, wholesale/retail trade and manufacturing as the basis of the local economy. These three sectors comprise approximately 70% of the employment base in Windham County. Windham County's March 2004 unemployment rate of 6.0% was higher than the comparable Connecticut unemployment rate of 5.2% and equal to the national unemployment rate. Consistent with the national and Connecticut unemployment trends, Windham County's March 2004 unemployment rate was lower compared to the March 2003 unemployment rate of 6.9%.

        Our primary market area for deposits includes the communities in which we maintain our main office and our branch office locations. Our primary lending area is broader than our primary deposit market area and includes all of Windham County, and parts of the adjacent Connecticut Counties of Tolland and New London and the Rhode Island and Massachusetts communities adjacent to Windham County.

Lending Activities

        Historically, our principal lending activity has been the origination of first mortgage loans for the purchase or refinancing of one- to four-family residential real estate. Generally, we retain all loans that we originate. However, we generally sell long-term fixed rate loans in the secondary market. When we sell loans, we generally will retain the servicing rights for such loans. One- to four-family residential real estate mortgage loans represented $102.4 million, or 75.4%, of our loan portfolio at March 31, 2004. We also offer commercial real estate loans (including multi-family real estate loans), commercial loans, construction mortgage loans (primarily secured by single-family properties) and consumer loans. At March 31, 2004, commercial real estate loans totaled $23.2 million, or 17.1% of our loan portfolio, commercial loans totaled $3.5 million, or 2.6% of our loan portfolio, construction mortgage loans totaled $5.6 million, or 4.2% of our loan portfolio and consumer loans, consisting primarily of auto loans and secured personal loans, totaled $1.0 million, or 0.8% of our loan portfolio.

        Loan Portfolio Composition.    The following table sets forth the composition of our loan portfolio at the dates indicated.

			At June 30,
	At March 31, 2004		2003		2002		2001		2000		1999
	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent
	(Dollars in thousands)
Mortgage Loans:
Residential(1)	$102,448	75.44%	$100,624	82.17%	$97,222	84.24%	$92,844	86.36%	$85,951	90.15%	$76,680	87.86%
Commercial real estate	23,225	17.10	16,753	13.68	11,408	9.88	10,132	9.42	5,640	5.92	5,888	6.75
Residential construction	5,633	4.15	2,057	1.68	4,528	3.92	1,990	1.85	2,128	2.23	2,628	3.01
Commercial	3,486	2.57	1,696	1.38	1,031	0.89	799	0.74	—	—	—	—
Consumer and other	1,013	0.75	1,325	1.08	1,221	1.06	1,742	1.62	1,624	1.70	2,079	2.38

Total loans	$135,805	100.00%	$122,455	100.00%	$115,410	100.00%	$107,507	100.00%	$95,343	100.00%	$87,275	100.00%

Unadvanced construction loans	(1,792)		(696)		(2,008)		(702)		(734)		(952)
Net deferred loan costs (fees)	(133)		(31)		41		141		98		14
Allowance for loan losses	(1,269)		(1,264)		(1,235)		(1,185)		(1,126)		(1,045)

Loans, net	$132,611		$120,464		$112,208		$105,761		$93,581		$85,292

(1)
Residential mortgage loans include one- to four-family mortgage loans, home equity loans, and home equity lines of credit.

        Loan Portfolio Maturities and Yields.    The following table summarizes the scheduled repayments of our loan portfolio at June 30, 2003. Demand loans, loans having no stated repayment schedule or maturity, and overdraft loans are reported as being due in one year or less.

	Residential(1)		Commercial Real Estate		Residential Construction		Commercial		Consumer and Other		Total Loans
	Amount	Weighted Average Rate	Amount	Weighted Average Rate	Amount	Weighted Average Rate	Amount	Weighted Average Rate	Amount	Weighted Average Rate	Amount	Weighted Average Rate
	(Dollars in thousands)
Due During the Years Ending June 30,
2004	$38,237	6.02%	$7,712	6.52%	$1,361	6.04%	$1,321	6.40%	$744	7.13%	$49,375	6.13%
2005	16,369	6.44	1,885	6.77	—	—	226	6.32	245	8.13	18,725	6.49
2006	11,584	6.45	1,280	6.95	—	—	117	6.11	148	8.04	13,129	6.51
2007 to 2008	14,569	6.37	4,912	7.07	—	—	32	5.90	180	7.99	19,693	6.55
2009 to 2013	13,578	6.24	783	7.18	—	—	—	—	6	8.72	14,367	6.29
2014 and beyond	6,287	6.28	181	6.99	—	—	—	—	2	6.87	6,470	6.30

Total	$100,624	6.23	$16,753	6.78	$1,361	6.04	$1,696	6.36	$1,325	7.54	$121,759	6.32

(1)
Residential mortgage loans include one- to four-family mortgage loans, home equity loans, and home equity lines of credit.

        The following table sets forth the scheduled repayments of fixed and adjustable rate loans at June 30, 2003 that are contractually due after June 30, 2004.

	Due After June 30, 2004
	Fixed	Adjustable	Total
	(In thousands)
Mortgage Loans:
Residential	$47,995	$14,392	$62,387
Commercial real estate	8,834	207	9,041
Commercial	375	—	375
Consumer and other	581	—	581

Total	$57,785	$14,599	$72,384

(1)
Residential mortgage loans include one- to four-family mortgage loans, home equity loans, and home equity lines of credit.

        The total amount of loans due after June 30, 2004 that have fixed interest rates is $57.8 million, and the total amount of loans due after that date that have floating or adjustable interest rates is $14.6 million.

        Residential Mortgage Loans.    Our primary lending activity consists of the origination of one- to four-family residential mortgage loans that are primarily secured by properties located in Windham County. At March 31, 2004, $102.4 million, or 75.4% of our loan portfolio, consisted of one- to four-family residential mortgage loans. Included within these one- to four-family loans at March 31, 2004 were $3.1 million in home equity loans and $8.1 million in home equity lines of credit. Generally, one- to four-family residential mortgage loans are originated in amounts up to 80% of the lesser of the appraised value or purchase price of the property, with private mortgage insurance required on loans with a loan-to-value ratio in excess of 80%. We will not make loans with a loan-to-value ratio in excess of 100% for loans secured by single- family homes. Fixed rate mortgage loans generally are originated for terms of 10, 15, 20, 25 and 30 years. Generally, all fixed rate residential mortgage loans are underwritten according to Fannie Mae policies and procedures. Fixed rate residential mortgage loans with terms of more than 15 years are generally sold in the secondary market. We will usually retain the servicing rights for all loans that we sell in the secondary market. We originated $26.7 million of fixed rate one- to four-family residential loans during the nine months ended March 31, 2004 of which $10.1 million were sold in the secondary market.

        We also offer adjustable-rate mortgage loans for one- to four-family properties, with an interest rate based on the one-year Constant Maturity Treasury Bill Index, which adjusts annually from the outset of the loan or which adjusts annually after a three-, five-, seven-, or ten-year initial fixed rate period. We originated $16.4 million of adjustable rate one- to four-family residential loans during the nine months ended March 31, 2004. Our adjustable rate mortgage loans generally provide for maximum rate adjustments of 100 basis points per adjustment, with a lifetime maximum adjustment up to 6%, regardless of the initial rate. Our adjustable rate mortgage loans amortize over terms of up to 30 years.

        Adjustable rate mortgage loans decrease the risk associated with changes in market interest rates by periodically repricing, but involve other risks because, as interest rates increase, the underlying payments by the borrower increase, thus increasing the potential for default by the borrower. At the same time, the marketability of the underlying collateral may be adversely affected by higher interest rates. Upward adjustment of the contractual interest rate is also limited by the maximum periodic and lifetime interest rate adjustments permitted by our loan documents and, therefore, the effectiveness of adjustable rate mortgage loans may be limited during periods of rapidly rising interest rates. At March 31, 2004, $30.9 million, or 28.9%, of our one- to four-family residential loans had adjustable rates of interest.

        In an effort to provide financing for moderate income home buyers, we offer Veterans Administration (VA), Federal Housing Administration (FHA), Connecticut Housing Finance Authority (CHFA) and Rural Development loans. These programs offer residential mortgage loans to qualified individuals. These loans are offered with fixed rates of interest and terms of up to 30 years. Such loans are secured by one- to four-family residential properties. All of these loans are originated using agency underwriting guidelines. VA, FHA and CHFA loans are closed in the name of Putnam Savings Bank and immediately sold on a servicing released basis. All such loans are originated in amounts of up to 100% of the lower of the property's appraised value or the sale price. Private mortgage insurance is required on all such loans.

        All residential mortgage loans that we originate include "due-on-sale" clauses, which give us the right to declare a loan immediately due and payable in the event that, among other things, the borrower sells or otherwise disposes of the real property subject to the mortgage and the loan is not repaid. Regulations limit the amount that a savings association may lend relative to the appraised value of the real estate securing the loan, as determined by an appraisal of the property at the time the loan is originated. All borrowers are required to obtain title insurance. We also require homeowner's insurance and fire and casualty insurance and, where circumstances warrant, flood insurance on properties securing real estate loans. At March 31, 2004, our largest residential mortgage loan had a principal balance of $441,000 and was secured by a residence located in Brooklyn, Connecticut. This loan was performing in accordance with its repayment terms.

        We also offer home equity loans and home equity of lines of credit, both of which are secured by owner-occupied one- to four-family residences. At March 31, 2004, home equity loans and equity lines of credit totaled $11.2 million, or 10.9% of our residential mortgage loans and 8.2% of total loans. Additionally, at March 31, 2004, the unadvanced amounts of home equity lines of credit totaled $8.1 million. The underwriting standards utilized for home equity loans and home equity lines of credit include a determination of the applicant's credit history, an assessment of the applicant's ability to meet existing obligations and payments on the proposed loan and the value of the collateral securing the loan. Home equity loans are offered with fixed rates of interest and with terms up to 15 years. The loan-to-value ratio for a home equity loan is generally limited to 80%, however, we offer special programs to borrowers, who satisfy certain underwriting criteria, with loan-to-value ratios of up to 100%. Our home equity lines of credit have adjustable rates of interest which are indexed to the prime rate, as reported in The Wall Street Journal. Interest rates on home equity lines of credit are generally limited to a maximum rate of 14.25%.

        Commercial Real Estate Loans.    We originate commercial real estate loans, including multi-family real estate loans, that are generally secured by five or more unit apartment buildings, construction loans and loans on properties used for business purposes such as small office buildings, industrial facilities or retail facilities primarily located in our primary market area. We also offer real estate development loans to licensed contractors and builders for the construction and development of commercial real estate projects and one- to four-family residential properties. At March 31, 2004, commercial mortgage loans totaled $23.2 million, which amounted to 17.1% of total loans. Our commercial real estate underwriting policies provide that such real estate loans may be made in amounts of up to 80% of the appraised value of the property provided such loan complies with our current loans-to-one borrower limit, which may be increased on an exception basis, at March 31, 2004 was $1.0 million. Our commercial real estate loans may be made with terms of up to five years with 20 year amortization schedules and are offered with interest rates that are fixed or adjust periodically and are generally indexed to the prime rate as reported in The Wall Street Journal. In reaching a decision on whether to make a commercial real estate loan, we consider the net operating income of the property, the borrower's expertise and credit history, and the profitability of the value of the underlying property. In addition, with respect to commercial real estate rental properties, we will also consider the term of the lease and the quality of the tenants. We generally require that the properties securing these real estate loans have debt service coverage ratios (the ratio of earnings before debt service to debt service) of at least 1.25x. Environmental surveys are generally required for commercial real estate loans. Generally, multi-family and commercial real estate loans made to corporations, partnerships and other business entities require personal guarantees by the principals.

        A commercial borrower's financial information is monitored on an ongoing basis by requiring periodic financial statement updates, payment history reviews and periodic face-to-face meetings with the borrower. We require commercial borrowers to provide annually updated financial statements and federal tax returns. These requirements also apply to all guarantors on commercial loans. We also require borrowers with rental investment property to provide an annual report of income and expenses for the property, including a tenant list and copies of leases, as applicable. The largest commercial real estate loan in our portfolio at March 31, 2004 was a performing $1.4 million loan located in our primary market area.

        Loans secured by commercial real estate, including multi-family properties generally involve larger principal amounts and a greater degree of risk than one- to four-family residential mortgage loans.

Because payments on loans secured by commercial real estate, including multi-family properties, are often dependent on successful operation or management of the properties, repayment of such loans may be affected by adverse conditions in the real estate market or the economy.

        Residential Construction Loans.    We originate construction loans to individuals for the construction and acquisition of personal residences. At March 31, 2004, construction mortgage loans amounted to $5.6 million, or 4.2%, of total loans. At March 31, 2004, the unadvanced portion of these construction loans totaled $1.8 million.

        Our construction mortgage loans generally provide for the payment of interest only during the construction phase, which is usually nine months. At the end of the construction phase, the construction loan converts to a permanent mortgage loan. Construction loans can be made with a maximum of loan-to-value ratio of 95%, provided that the borrower obtains private mortgage insurance on the loan if the loan balance exceeds 80% of the appraised value or sales price, whichever is less, of the secured property. At March 31, 2004, our largest outstanding residential construction mortgage loan commitment was for $600,000, $545,000 of which was outstanding. This loan was performing according to its terms at March 31, 2004. Construction loans to individuals are generally made on the same terms as our one- to four-family mortgage loans.

        Before making a commitment to fund a residential construction loan, we require an appraisal of the property by an independent licensed appraiser. We also review and inspect each property before disbursement of funds during the term of the construction loan. Loan proceeds are disbursed after inspection based on the percentage of completion method.

        Construction financing is generally considered to involve a higher degree of credit risk than long-term financing on improved, owner-occupied real estate. Risk of loss on a construction loan depends largely upon the accuracy of the initial estimate of the value of the property at completion of construction compared to the estimated cost (including interest) of construction and other assumptions. If the estimate of construction cost is inaccurate, we may be required to advance funds beyond the amount originally committed in order to protect the value of the property. Additionally, if the estimate of value is inaccurate, we may be confronted with a project, when completed, with a value that is insufficient to assure full payment.

        Commercial Loans.    At March 31, 2004, we had $3.5 million in commercial loans which amounted to 2.6% of total loans. We make commercial business loans primarily in our market area to a variety of professionals, sole proprietorships and small businesses. Commercial lending products include term loans and revolving lines of credit. The maximum amount of a commercial business loan is limited by our loans-to-one-borrower limit, which may be increased on an exception basis, at March 31, 2004 was $1.0 million. Such loans are generally used for longer-term working capital purposes such as purchasing equipment or furniture. Commercial loans are made with either adjustable or fixed rates of interest. Variable rates are based on the prime rate, as published in The Wall Street Journal, plus a margin. Fixed rate commercial loans are set at a margin above the Federal Home Loan Bank comparable advance rate.

        When making commercial loans, we consider the financial statements of the borrower, our lending history with the borrower, the debt service capabilities of the borrower, the projected cash flows of the business and the value of the collateral. Commercial loans are generally secured by a variety of collateral, primarily accounts receivable, inventory and equipment, and are supported by personal guarantees. Depending on the collateral used to secure the loans, commercial loans are made in amounts of up to 75% of the value of the collateral securing the loan. We generally do not make unsecured commercial loans.

        Commercial loans generally have greater credit risk than residential mortgage loans. Unlike residential mortgage loans, which generally are made on the basis of the borrower's ability to make repayment from his or her employment or other income, and which are secured by real property whose value tends to be more easily ascertainable, commercial loans generally are made on the basis of the borrower's ability to repay the loan from the cash flow of the borrower's business. As a result, the availability of funds for the repayment of commercial loans may depend substantially on the success of the business itself. Further, any collateral securing the loans may depreciate over time, may be difficult to appraise and may fluctuate in value. We seek to minimize these risks through our underwriting standards. At March 31, 2004, our largest commercial loan was a $1.5 million loan to a manufacturing company and secured by business assets located in our primary market area. This loan was performing according to its terms at March 31, 2004.

        Consumer and Other Loans.    We offer a limited range of consumer loans, principally to Putnam Savings Bank customers residing in our primary market area with acceptable credit ratings. Our consumer loans generally consist of loans on new and used automobiles, loans secured by deposit accounts and unsecured personal loans. Consumer loans totaled $1.0 million, or 0.8% of our total loan portfolio at March 31, 2004.

        The following table shows loan origination, sale and principal repayment activity during the periods indicated.

	Nine Months Ended March 31,		Years Ended June 30,
	2004	2003	2003	2002	2001
	(In thousands)
Total loans at beginning of period	$121,728	$113,443	$113,443	$106,946	$94,707
Loans originated:
Residential(1)	43,181	48,737	68,693	48,589	26,637
Commercial real estate	11,199	5,744	8,043	3,835	2,984
Residential construction	7,900	3,969	4,744	5,213	2,610
Commercial	4,828	3,469	4,758	1,717	761
Consumer and other	632	1,012	1,185	979	1,960

Total loans originated	67,740	62,931	87,423	60,333	34,952

Loans purchased	—	—	—	—	5,481
Deduct:
Principal repayments	45,433	43,278	58,483	42,390	24,024
Loan sales	10,095	16,431	20,615	11,432	4,145
Other repayments	61	—	40	14	25

Net loan activity	12,151	3,222	8,285	6,497	12,239

Total loans at end of period	$133,879	$116,665	$121,728	$113,443	$106,946

(1)
Residential mortgage loans include one- to four-family mortgage loans, home equity loans, and home equity lines of credit.

        Origination, Sale and Servicing of Loans.    Lending activities are conducted primarily by our loan personnel operating at our four branch offices and one loan origination center. All loans originated by us are underwritten pursuant to our policies and procedures. We originate both adjustable rate and fixed rate loans. Our ability to originate fixed or adjustable rate loans is dependent upon the relative customer demand for such loans, which is affected by the current and expected future level of interest rates.

        Generally, we retain in our portfolio all loans that we originate, with the exception of longer-term fixed rate one- to four-family mortgage loans. The one- to four-family loans that we currently originate for sale include mortgage loans which conform to the underwriting standards specified by Fannie Mae. We also sell all mortgage loans insured by CHFA, FHA and VA and Rural Development loans. All one- to four-family loans that we sell are sold pursuant to master commitments negotiated with Fannie Mae. We sell our loans without recourse. We generally retain the servicing rights on the mortgage loans sold to Fannie Mae, but generally sell all CHFA, VA, FHA and Rural Development loans on a servicing released basis.

        At March 31, 2004, Putnam Savings Bank was servicing loans sold in the amount of $28.5 million. Loan servicing includes collecting and remitting loan payments, accounting for principal and interest, contacting delinquent mortgagors, supervising foreclosures and property dispositions in the event of unremedied defaults, making certain insurance and tax payments on behalf of the borrowers and generally administering the loans.

        During the fiscal year ended June 30, 2003, we originated $73.4 million of fixed rate and adjustable rate one-to four-family loans, of which $52.8 million were retained by us. The fixed rate loans retained by us consisted primarily of loans with terms of 15 years or less. We recognize at the time of sale, the cash gain or loss on the sale of the loans based on the difference between the net cash proceeds received and the carrying value of the loans sold.

        Loan Approval Procedures and Authority.    Putnam Savings Bank's lending activities follow written, non-discriminatory, underwriting standards and loan origination procedures established by Putnam Savings Bank's Board of Directors. The loan approval process is intended to assess the borrower's ability to repay the loan, the viability of the loan, and the adequacy of the value of the property that will secure the loan, if applicable. To assess the borrower's ability to repay, we review the employment and credit history and information on the historical and projected income and expenses of borrowers.

        Putnam Savings Bank's policies and loan approval limits are established by the Board of Directors. The Board of Directors has designated certain individuals of Putnam Savings Bank (ranging from senior management to branch managers) (the "Designated Officers") to consider and approve loans within their designated authority. Loans in amounts above the individual authorized limits of the Designated Officers require the approval of Putnam Savings Bank's Credit Committee. The Credit Committee includes, as voting members, the Chairman of the Board, President, one additional member of Putnam Savings Bank's Board of Directors, who serves on a rotational basis, and Putnam Savings Bank's Senior Retail Loan Officer and Senior Commercial Loan Officer. Certain loans approved by the Credit Committee, depending on the size of the loan, may also require the approval of Putnam Savings Bank's Board of Directors.

        All one- to four-family mortgage loans in amounts up to $250,000, and all home equity loans, commercial real estate loans, commercial loans and secured consumer loans in amounts up to $100,000 and unsecured consumer loans in amounts up to $50,000 may be approved by certain of the Designated Officers.

        The Credit Committee is authorized to approve the following types of loans in amounts up to $250,000: all one- to four-family mortgage loans, commercial real estate loans, commercial loans and secured consumer loans. All loans of $250,000 or greater must receive the approval of Putnam Savings Bank's Board of Directors.

Non-performing and Problem Assets

        A computer-generated delinquency notice is mailed monthly to all delinquent borrowers, advising them of the amount of their delinquency. When a loan becomes 60 days delinquent, Putnam Savings Bank sends a letter advising the borrower of the delinquency. The borrower is given 30 days to pay the delinquent payments or to contact Putnam Savings Bank to make arrangements to bring the loan current over a longer period of time. If the borrower fails to bring the loan current in 30 days or to make arrangements to cure the delinquency over a longer period of time, the matter is referred to legal counsel and foreclosure proceedings are started. We may consider forbearance in cases of a temporary loss of income if a plan is presented by the borrower to cure the delinquency in a reasonable period of time after his or her income resumes.

        All non-commercial mortgage loans are reviewed on a regular basis and such loans are placed on non-accrual status when they become more than 90 days delinquent. Commercial loans are evaluated for non-accrual status on a case-by-case basis. When loans are placed on non-accrual status, unpaid accrued interest is fully reserved, and further income is recognized only to the extent received.

        Non-Performing Assets.    The table below sets forth the amounts and categories of our non-performing assets at the dates indicated. At each date presented, we had no troubled debt restructurings (loans for which a portion of interest or principal has been forgiven and loans modified at interest rates materially less than current market rates). A loan classified in the table below as "non-accrual" does not necessarily mean that such loan is or has been delinquent. Once a loan is 90 days delinquent or the borrower or collateral securing the loan experiences an event that makes collectibility suspect, the loan is placed on "non-accrual" status. Our policies require six-months of continuous payments in order for the loan to be removed from non-accrual status.

			At June 30,
	At March 31, 2004
			2003	2002	2001	2000	1999
	(Dollars in thousands)
Non-accrual loans:
Residential mortgage loans(1)	$717		$742	$114	$491	$486	$842
Commercial real estate	—		59	61	63	64	288
Residential construction	—		—	—	—	—	—
Commercial	30		65	—	—	—	—
Consumer and other	—		1	—	—	2	—

Total	747	(2)	867	175	554	552	1,130

Accruing loans under 90 days past due:
Residential mortgage loans(1)	—		7	—	—	—	—
Commercial real estate	128		285	—	—	—	—
Residential construction	—		—	—	—	—	—
Commercial	—		—	—	—	—	—
Consumer and other	—		—	—	—	—	—

Total	128		292	—	—	—	—

Accruing loans past due 90 days or more:
Residential mortgage loans(1)	—		—	—	—	—	—
Commercial real estate	50		—	—	—	—	—
Residential construction	—		—	—	—	—	—
Commercial	—		—	—	—	—	—
Consumer and other	—		—	—	—	—	—

Total	50		—	—	—	—	—

Total non-performing loans	925		1,159	175	554	552	1,130

Real estate owned	—		—	—	109	—	110
Other nonperforming assets	—		—	—	—	—	—

Total nonperforming assets	925		1,159	175	663	552	1,240
Troubled debt restructurings	—		—	—	—	—	—

Troubled debt restructurings and total nonperforming assets	$925		$1,159	$175	$663	$552	$1,240

Total nonperforming loans to total loans	0.69%		0.95%	0.15%	0.52%	0.58%	1.31%
Total nonperforming loans to total assets	0.37		0.48	0.08	0.29	0.32	0.74
Total nonperforming assets and troubled debt restructurings to total assets	0.37		0.48	0.08	0.35	0.32	0.81

(1)
Residential mortgage loans include one- to four-family mortgage loans, home equity loans, and home equity lines of credit.

(2)
The amount of income that was contractually due but not recognized on non-accrual loans totaled $10,086 at March 31, 2004.

        The following table sets forth certain information with respect to our loan portfolio delinquencies at the dates indicated.

	Loans Delinquent For
	60-89 Days		90 Days and Over		Total
	Number	Amount	Number	Amount	Number	Amount
	(Dollars in thousands)
At March 31, 2004
Residential(1)	3	$149	3	$124	6	$273
Commercial real estate	—	—	—	—	—	—
Residential construction	—	—	—	—	—	—
Commercial	—	—	—	80	2	80
Consumer and other	—	—	2	—	—	—

Total	3	$149	5	$204	8	$353

At June 30, 2003
Residential (1)	—	$—	3	$327	3	$327
Commercial real estate	—	—	—	—	—	—
Residential construction	—	—	—	—	—	—
Commercial	—	—	1	33	1	33
Consumer and other	—	—	1	1	1	1

Total	—	$—	5	$361	5	$361

At June 30, 2002
Residential (1)	1	$32	3	$93	4	$125
Commercial real estate	—	—	—	—	—	—
Residential construction	—	—	—	—	—	—
Commercial	—	—	—	—	—	—
Consumer and other	1	1	—	—	1	1

Total	2	$33	3	$93	5	$126

(1)
Residential mortgage loans include one- to four-family mortgage loans, home equity loans, and home equity lines of credit.

        Classified Assets.    Office of Thrift Supervision regulations provide that loans and other assets considered to be of lesser quality be classified as "substandard," "doubtful" or "loss" assets. An asset is considered "substandard" if it is inadequately protected by the current net worth and paying capacity of the obligor or of the collateral pledged, if any. "Substandard" assets include those characterized by the "distinct possibility" that the institution will sustain "some loss" if the deficiencies are not corrected. Assets classified as "doubtful" have all of the weaknesses inherent in those classified "substandard," with the added characteristic that the weaknesses present make "collection or liquidation in full," on the basis of currently existing facts, conditions, and values, "highly questionable and improbable." Assets classified as "loss" are those considered "uncollectible" and of such little value that their continuance as assets without the establishment of a specific loss reserve is not warranted.

        An insured institution is required to establish general allowances for loan losses in an amount deemed prudent by management for loans classified substandard or doubtful, as well as for other problem loans. General allowances represent loss allowances which have been established to recognize the inherent losses associated with lending activities, but which, unlike specific allowances, have not been allocated to particular problem assets. When an insured institution classifies problem assets as "loss," it is required either to establish a specific allowance for losses equal to 100% of the amount of the asset so classified or to charge off such amount. An institution's determination as to the classification of its assets and the amount of its valuation allowances is subject to review by the Office of Thrift Supervision which can order the establishment of additional general or specific loss allowances.

        On the basis of management's review of its assets, at March 31, 2004 we had classified $778,000 of our assets as substandard and $97,000 as doubtful. At March 31, 2004, none of our assets were classified as loss.

        The loan portfolio is reviewed on a regular basis to determine whether any loans require classification in accordance with applicable regulations. Not all classified assets constitute non-performing assets.

Allowance for Loan Losses

        Our allowance for loan losses is maintained at a level necessary to absorb loan losses that are both probable and reasonably estimable. Management, in determining the allowance for loan losses, considers the losses inherent in our loan portfolio and changes in the nature and volume of loan activities, along with the general economic and real estate market conditions. We utilize a two-tier approach: (1) identification and establishment of specific loss allowances on such loans; and (2) establishment of general valuation allowances on the remainder of our loan portfolio. Once a loan becomes delinquent or is otherwise identified as a problem, we may establish a specific loan loss allowance based on a review of among other things, delinquency status, size of loans, type and market value of collateral and financial condition of the borrowers. General loan loss allowances are based upon a combination of factors including, but not limited to, actual loan loss experience, composition of the loan portfolio, current economic conditions, management's judgment and losses which are probable and reasonably estimable. The allowance is increased through provisions charged against current earnings and recoveries of previously charged-off loans. Loans that are determined to be uncollectible are charged against the allowance. While management uses available information to recognize probable and reasonably estimable loan losses, future loss provisions may be necessary based on changing economic conditions. Payments received on impaired loans are applied first to accrued interest receivable and then to principal. The allowance for loan losses as of March 31, 2004 was maintained at a level that represents management's best estimate of losses inherent in the loan portfolio, and such losses were both probable and reasonably estimable.

        In addition, the Office of Thrift Supervision and Federal Deposit Insurance Corporation, as an integral part of their examination process, periodically review our allowance for loan losses. Such agencies may require that we recognize additions to the allowance based on their judgments of information available to them at the time of their examination.

        The following table sets forth activity in our allowance for loan losses for the periods indicated.

	At or For the Nine Months Ended March 31,		At or For the Years Ended June 30,
	2004	2003	2003	2002	2001	2000	1999
	(Dollars in thousands)
Balance at beginning of period	$1,264	$1,235	$1,235	$1,185	$1,126	$1,045	$880
Provision for Loan Losses	45	45	60	60	60	60	120
Charge-offs:
Residential(1)	(3)	—	—	—	(15)	(16)	—
Commercial real estate	—	—	—	—	—	—	—
Residential construction	—	—	—	—	—	—	—
Commercial	(47)	—	(38)	—	—	—	—
Consumer and other	(11)	—	(2)	(14)	(10)	—

Total charge-offs	(61)	—	(40)	(14)	(25)	(16)	—

Recoveries:
Residential(1)	3	3	4	4	23	37	9
Commercial real estate	—	—	—	—	—	—	4
Residential construction	—	—	—	—	—	—	—
Commercial	18	—	—	—	—	—	—
Consumer and other	—	—	5	—	1	—	32

Total recoveries	21	3	9	4	24	37	45

Net (charge-offs) recoveries	(40)	3	(31)	(10)	(1)	21	45

Allowance at end of period	$1,269	$1,283	$1,264	$1,235	$1,185	$1,126	$1,045

Ratios:
Allowance for loan losses to non-performing loans at end of period	137.19%	112.64%	109.06%	705.71%	213.90%	203.99%	92.48%
Allowance for loan losses to total loans outstanding at end of period	0.96%	1.11%	1.05%	1.10%	1.12%	1.20%	1.23%
Net charge-offs to average loans outstanding (annualized)	0.03%	—	0.03%	0.01%	—	—	—

(1)
Residential mortgage loans include one- to four-family mortgage loans, home equity loans, and home equity lines of credit.

        Allocation of Allowance for Loan Losses.    The following table sets forth the allowance for loan losses allocated by loan category, the total loan balances by category (including loans held for sale), and the percent of loans in each category to total loans at the dates indicated. The allowance for loan losses allocated to each category is not necessarily indicative of future losses in any particular category and does not restrict the use of the allowance to absorb losses in other categories.

				At June 30,
	At March 31, 2004			2003			2002
	Allowance for Loan Losses	% of Allowance to Total Allowance	% of Loans in Category to Total Loans	Allowance for Loan Losses	% of Allowance to Total Allowance	% of Loans in Category to Total Loans	Allowance for Loan Losses	% of Allowance to Total Allowance	% of Loans in Category to Total Loans
	(Dollars in thousands)
Residential(1)	$430	33.88%	79.59%	$467	36.95%	83.85%	$459	33.43%	88.16%
Commercial real estate	587	46.26	19.67	529	41.85	15.07	340	24.76	10.78
Consumer and other	14	1.10	0.75	19	1.50	1.08	17	1.24	1.06
Unallocated	238	18.75	—	249	19.70	—	557	40.57	—

Total allowance for loan losses	$1,269	100.00%	100.00%	$1,264	100.00%	100.00%	$1,373	100.00%	100.00%

	At June 30,
	2001			2000			1999
	Allowance for Loan Losses	% of Allowance to Total Allowance	% of Loans in Category to Total Loans	Allowance for Loan Losses	% of Allowance to Total Allowance	% of Loans in Category to Total Loans	Allowance for Loan Losses	% of Allowance to Total Allowance	% of Loans in Category to Total Loans
	(Dollars in thousands)
Residential(1)	$472	39.80%	88.21%	$487	43.25%	92.38%	$590	56.46%	90.87%
Commercial real estate	111	9.36	10.17	56	4.97	5.92	59	5.65	6.75
Consumer and other	20	1.69	1.62	24	2.13	1.70	18	1.72	2.38
Unallocated	583	49.16	—	559	49.64	—	378	36.17	—

Total allowance for loan losses	$1,186	100.00%	100.00%	$1,126	100.00%	100.00%	$1,045	100.00%	100.00%

(1)
Residential mortgage loans include one- to four-family mortgage loans, home equity loans, and home equity lines of credit.

        Each quarter, management evaluates the total balance of the allowance for loan losses based on several factors, some of which are not loan specific but are reflective of the inherent losses in the loan portfolio. This process includes, but is not limited to, a periodic review of loan collectibility in light of historical experience, the nature and volume of loan activity, conditions that may affect the ability of the borrower to repay, underlying value of collateral, if applicable, and economic conditions in our immediate market area. First, we group loans by delinquency status. All loans 90 days or more delinquent are evaluated individually, based primarily on the value of the collateral securing the loan. Specific loss allowances are established as required by this analysis. All loans for which a specific loss allowance has not been assigned are segregated by type, delinquency status or loan grade and a loss allowance is established by using loss experience data and management's judgment concerning other matters it considers significant. The allowance is allocated to each category of loan based on the results of the above analysis. Small differences between the allocated balances and recorded allowances are reflected as unallocated to absorb losses resulting from the inherent imprecision involved in the loss analysis process.

        This analysis process is inherently subjective, as it requires us to make estimates that are susceptible to revisions as more information becomes available. Although we believe that we have established the allowance at levels to absorb probable and estimable losses, future additions may be necessary if economic or other conditions in the future differ from the current environment.

Investment Activities

        Putnam Savings Bank's Investment Committee is responsible for implementing Putnam Savings Bank's Investment Policy. The Investment Policy is reviewed annually by the Investment Committee and any changes to the policy are recommended to and subject to the approval of our Board of Directors. The Investment Committee is comprised of our Chairman, President, Treasurer and one director who is selected annually for a one-year term. Authority to make investments under the approved Investment Policy guidelines is delegated by the Investment Committee to appropriate officers. While general investment strategies are developed and authorized by the Investment Committee, the execution of specific actions rests with the President or Treasurer who may act jointly or severally as Putnam Savings Bank's Investment Officer. The Investment Officer is responsible for ensuring that the guidelines and requirements included in the Investment Policy are followed and that all securities are considered prudent for investment. The Investment Officer is authorized to execute investment transactions (purchases and sales) up to $2 million per transaction without the prior approval of the Investment Committee and within the scope of the established investment policy. Each transaction in excess of $2 million must receive prior approval of the Investment Committee.

        In addition, Putnam Savings Bank may utilize the services of an independent investment advisor to assist in managing the investment portfolio. The investment advisor is responsible for maintaining current information regarding securities dealers with whom they are conducting business on our behalf. A list of appropriate dealers is provided annually to the Board of Directors for approval and authorization prior to execution of trades. The investment advisor, through its assigned portfolio manager, must contact our President or Treasurer to review all investment recommendations and transactions and receive approval from the President or Treasurer prior to execution of any transaction that might be transacted on our behalf. Upon receipt of approval, the investment advisor, or its assigned portfolio manager, is authorized to conduct all investment business on our behalf.

        Our Investment Policy requires that all securities transactions be conducted in a safe and sound manner. Investment decisions must be based upon a thorough analysis of each security instrument to determine its quality, inherent risks, fit within our overall asset/liability management objectives, effect on our risk-based capital measurement and prospects for yield and/or appreciation.

        Consistent with our overall business and asset/liability management strategy, which focuses on sustaining adequate levels of core earnings, all securities purchased are held available-for-sale.

        U.S. Government and Agency Obligations.    At March 31, 2004, Putnam Savings Bank's U.S. Government and Agency securities portfolio totaled $7.1 million, all of which was classified as available-for-sale. There were no structured notes in the portfolio. While these securities generally provide lower yields than other investments in our securities investment portfolio, we maintain these investments, to the extent appropriate, for liquidity purposes, as collateral for borrowings and prepayment protection.

        State Agency and Municipal Obligations.    These securities consist of obligations issued by states, counties and municipalities or their agencies and include general obligation bonds, industrial development revenue bonds and other revenue bonds. Our investment policy requires that such state agency or municipal obligations be rated "A-" or better by a nationally recognized rating agency. If the debt obligation rating goes below "A-" then the investment is placed on an investment "watch report" and is monitored by our Investment Officer. The investment is then reviewed quarterly by our Board of Directors where a determination is made to hold or dispose of the investment. At March 31, 2004, Putnam Savings Bank's state agency and municipal obligations portfolio totaled $9.6 million, all of which was classified as available-for-sale.

        Corporate Bonds.    At March 31, 2004, Putnam Savings Bank's corporate bond portfolio totaled $33.1 million, all of which was classified as available-for-sale. Although corporate bonds may offer higher yields than U.S. Treasury or agency securities of comparable duration, corporate bonds also have a higher risk of default due to possible adverse changes in the credit-worthiness of the issuer. In order to mitigate this risk, our investment policy requires that corporate debt obligations be rated "A-" by a nationally recognized rating agency. If the bond rating goes below "A-" then the investment is placed on an investment "watch report" and is monitored by our Investment Officer. The investment is then reviewed quarterly by our Board of Directors where a determination is made to hold or dispose of the investment.

        Mortgage-Backed Securities.    Putnam Savings Bank purchases mortgage-backed securities insured or guaranteed by Fannie Mae, Freddie Mac and Ginnie Mae. We invest in mortgage-backed securities to achieve positive interest rate spreads with minimal administrative expense, and lower our credit risk as a result of the guarantees provided by Freddie Mac, Fannie Mae and Ginnie Mae. Putnam Savings Bank also invests in collateralized mortgage obligations ("CMOs"), also insured or issued by Freddie Mac, Fannie Mae and Ginnie Mae, or private issuers such as Washington Mutual and Countrywide Home Loans.

        Mortgage-backed securities are created by the pooling of mortgages and the issuance of a security with an interest rate which is less than the interest rate on the underlying mortgage. Mortgage-backed securities typically represent a participation interest in a pool of single-family or multi-family mortgages, although we focus our investments on mortgage-backed securities backed by one- to four-family mortgages. The issuers of such securities (generally U.S. government agencies and government sponsored enterprises, including Fannie Mae, Freddie Mac and Ginnie Mae) pool and resell the participation interests in the form of securities to investors such as Putnam Savings Bank, and guarantee the payment of principal and interest to investors. Mortgage- backed securities generally yield less than the loans that underlie such securities because of the cost of payment guarantees and credit enhancements. However, mortgage-backed securities are usually more liquid than individual mortgage loans and may be used to collateralize our specific liabilities and obligations.

        CMOs are a type of debt security issued by a special purpose entity that aggregates pools of mortgage-backed securities and creates different classes of CMO securities with varying maturities and amortization schedules as well as a residual interest, with each class, or "tranche," possessing different risk characteristics. A particular tranche of CMOs may, therefore, carry prepayment risk that differs from that of both the underlying collateral and other tranches. CMO tranches purchased by the Bank attempt to moderate reinvestment risk associated with mortgage-backed securities resulting from unexpected prepayment activities.

        At March 31, 2004, mortgage-backed securities totaled $47.4 million, or 18.8% of assets and 19.5% of interest earning assets, all of which were classified as available-for-sale. At March 31, 2004, 29.7% of the mortgage-backed securities were backed by adjustable rate loans and 70.3% were backed by fixed rate mortgage loans. The mortgage-backed securities portfolio had a stated rate of 4.2% at March 31, 2004. The estimated fair value of our mortgage-backed securities at March 31, 2004 was $47.4 million, which is $495,000 more than the amortized cost of $46.9 million. Investments in mortgage-backed securities involve a risk that actual prepayments may differ from estimate prepayments over the life of the security, which may require adjustments to the amortization of any premium or accretion of any discount relating to such instruments thereby changing the net yield on such securities. There is also reinvestment risk associated with the cash flows from such securities or if such securities are redeemed by the issuer. In addition, the market value of such securities may be adversely affected by changes in interest rates.

        Marketable Equity Securities.    We currently maintain a diversified equity securities portfolio. At March 31, 2004, our equity securities portfolio totaled $10.3 million, or 4.1% of total assets, all of which were classified as available for sale. The portfolio primarily consisted of $3.1 million of diversified common stock, $2.5 million of preferred stock issued by corporate issuers and $4.6 million of auction rate preferred stock. At March 31, 2004, our investments in common stock consisted of investments in eight corporate issuers, and the maximum investment in any single issuer was $198,000. The industries represented by our common stock investments include technology, services, consumer and financial. Our investments in preferred stock consisted of investments in six corporate issuers, and the maximum investment in any single issuer was $2.0 million. The industries represented by our preferred stock investments included government agency, technology, financial and investment banking. We generally require that the maximum equity investment in any one corporation shall not exceed $3.0 million.

        Investments in equity securities involve risk as they are not insured or guaranteed investments and are affected by stock market fluctuations. Such investments are carried at their market value and can directly affect our net capital position.

        As a result of Putnam Savings Bank's conversion to a federally-chartered savings bank, Putnam Savings Bank will no longer be permitted to invest in equity securities, pursuant to Office of Thrift Supervision regulations. However, it is expected that the Office of Thrift Supervision will permit Putnam Savings Bank to divest its equity securities portfolio over a period of years. Alternatively, Putnam Savings Bank may transfer such securities to PSB Holdings, Inc., our stock holding company. PSB Holdings, Inc., as a federally-chartered mid-tier stock holding company, may invest in equity securities subject to certain limitations.

        Investment Securities Portfolio.    The following table sets forth the carrying values of our investment securities portfolio at the dates indicated.

			At June 30,
	At March 31, 2004		2003		2002		2001
	Amortized Cost	Fair Value	Amortized Cost	Fair Value	Amortized Cost	Fair Value	Amortized Cost	Fair Value
	(In thousands)
Debt Securities:
U.S. Government and agency obligations	$7,054	$7,114	$6,173	$6,268	$8,248	$8,350	$4,758	$4,816
State agency and municipal obligations	9,117	9,603	9,115	9,636	9,189	9,233	—	—
Corporate bonds and other securities	31,821	33,097	30,818	31,943	26,617	26,706	25,130	24,892
Mortgage-backed securities	46,950	47,445	46,577	47,229	44,742	45,507	30,032	30,322

Total debt securities	94,942	97,259	92,683	95,076	88,796	89,796	59,920	60,030

Marketable equity securities:
Common stock	2,880	3,110	2,880	2,930	3,171	3,075	2,416	2,375
Preferred stock	7,123	7,187	4,590	4,675	5,411	5,278	5,382	5,299
Mutual funds	2	2	2	2	2	2	41	41

Total equity securities	10,005	10,299	7,472	7,607	8,584	8,355	7,839	7,715

Total available for sale securities	104,947	107,558	100,155	102,683	97,380	98,151	67,759	67,745

Trading Securities:	—	—	—	—	—	—	1,110	1,110

Total investment securities	$104,947	$107,558	$100,155	$102,683	$97,380	$98,151	$68,869	$68,855

        Portfolio Maturities and Yields.    The composition and maturities of the investment securities portfolio at March 31, 2004 are summarized in the following table. Maturities are based on the final contractual payment dates, and do not reflect the impact of prepayments or early redemptions that may occur. State agency and municipal obligations as well as common and preferred stock yields have not been adjusted to a tax-equivalent basis. Certain mortgage-backed securities have interest rates that are adjustable and will reprice annually within the various maturity ranges. These repricing schedules are not reflected in the table below. At March 31, 2004, mortgage-backed securities with adjustable rates totaled $14.1 million.

	One Year or Less		More than One Year through Five Years		More than Five Years through Ten Years		More than Ten Years		Total Securities
	Carrying Value	Weighted Average Yield	Carrying Value	Weighted Average Yield	Carrying Value	Weighted Average Yield	Carrying Value	Weighted Average Yield	Carry Value	Weighted Average Yield
	(Dollars in thousands)
Debt Securities:
U.S. Government and agency securities	$—		$7,114	2.84%	$—		$—		$7,114	2.84%
State agency and municipal obligations	—		—		652	4.39%	8,951	4.99%	9,603	4.95%
Corporate bonds and other obligations	2,576	6.71%	22,178	4.77%	—		8,343	3.24%	33,097	4.54%
Mortgage-backed securities	10	7.00%	2,744	4.35%	16,516	4.30%	28,175	4.18%	47,445	4.23%

Total debt securities	2,586		32,036		17,168		45,569		97,259	4.31%

Marketable equity securities:
Common stock	—		—		—		—		3,110	1.74%
Preferred stock	—		—		—		—		7,187	2.78%
Mutual funds	—		—		—		—		2	0.91%

Total equity securities	—		—		—		—		10,299	2.46%

Total investment securities	$2,586		$32,036		$17,168		$45,469		$107,558	4.13%

Sources of Funds

        General.    Deposits have traditionally been our primary source of funds for use in lending and investment activities. In addition to deposits, funds are derived from scheduled loan payments, investment maturities, loan prepayments, retained earnings and income on earning assets. While scheduled loan payments and income on earning assets are relatively stable sources of funds, deposit inflows and outflows can vary widely and are influenced by prevailing interest rates, market conditions and levels of competition. Borrowings from the Federal Home Loan Bank of Boston may be used in the short-term to compensate for reductions in deposits and to fund loan growth.

        Deposits.    A majority of our depositors are persons who work or reside in Windham County, Connecticut. We offer a selection of deposit instruments, including checking, savings, money market deposit accounts, negotiable order of withdrawal (NOW) accounts and fixed-term certificates of deposit. Deposit account terms vary, with the principal differences being the minimum balance required, the amount of time the funds must remain on deposit and the interest rate. We do not accept brokered deposits.

        Interest rates paid, maturity terms, service fees and withdrawal penalties are established on a periodic basis. Deposit rates and terms are based primarily on current operating strategies and market rates, liquidity requirements, rates paid by competitors and growth goals. To attract and retain deposits, we rely upon personalized customer service, long-standing relationships and competitive interest rates.

        The flow of deposits is influenced significantly by general economic conditions, changes in money market and other prevailing interest rates and competition. The variety of deposit accounts that we offer allows us to be competitive in obtaining funds and responding to changes in consumer demand. Based on historical experience, management believes our deposits are relatively stable. However, the ability to attract and maintain money market accounts and certificates of deposit, and the rates paid on these deposits, have been and will continue to be significantly affected by market conditions. At March 31, 2004 and June 30, 2003, $76.5 million and $79.6 million, or 38.8% and 41.6%, respectively, of our deposit accounts were certificates of deposit, of which $35.9 million and $38.5 million, respectively, had maturities of one year or less.

        The following table sets forth the distribution of total deposit accounts, by account type, at the dates indicated.

	At March 31, 2004			At June 30, 2003
	Balance	Percent	Weighted Average Rate	Balance	Percent	Weighted Average Rate
	(Dollars in thousands)
Deposit type:
Demand deposits	$20,617	10.45%	—%	$23,075	12.05%	—%
NOW accounts	8,093	4.10	0.25	10,105	5.28	0.40
Regular savings	44,865	22.74	0.75	39,283	20.52	1.00
Money market accounts	47,001	23.82	1.57	39,090	20.42	1.70
Club accounts	250	0.13	4.17	261	0.14	4.17

Total transaction accounts	120,826	61.25	0.92	111,814	58.41	0.99
Certificates of deposit	76,445	38.75	3.04	79,606	41.59	3.24

Total deposits	$197,281	100.00%	1.74	$191,420	100.00%	1.93

	At June 30,
	2002			2001
	Balance	Percent	Weighted Average Rate	Balance	Percent	Weighted Average Rate
	(Dollars in thousands)
Deposit type:
Demand deposits	$15,698	9.70%	—%	$13,723	10.55%	—%
NOW accounts	8,084	5.00	0.75	6,937	5.34	1.00
Regular savings	34,105	21.08	2.00	27,537	21.18	2.23
Money market accounts	24,009	14.84	2.92	5,789	4.45	3.45
Club accounts	247	0.15	4.17	225	0.17	4.17

Total transaction accounts	82,143	50.77	1.77	54,211	41.69	1.65
Certificates of deposit	79,654	49.23	4.24	75,807	58.31	5.28

Total deposits	$161,797	100.00%	2.99	$130,018	100.00%	3.77

        As of March 31, 2004, the aggregate amount of outstanding certificates of deposit in amounts greater than or equal to $100,000 was approximately $25.0 million. The following table sets forth the maturity of those certificates as of March 31, 2004.

At March 31, 2004
(In thousands)
Three months or less	$4,421
Over three months through six months	2,523
Over six months through one year	3,636
Over one year to three years	9,100
Over three years	5,296

Total	$24,976

        The following table sets forth the time deposits classified by interest rate as of the dates indicated.

		At June 30,
	At March 31, 2004	2003	2002	2001
	(In thousands)
Interest Rate
0.00%—1.00%	$3,698	$58	$—	$58
1.01%—2.00%	23,050	19,392	1,701	—
2.01%—3.00%	11,568	20,394	20,762	122
3.01%—4.00%	17,201	16,244	13,188	2,084
4.01%—5.00%	13,691	14,341	20,196	28,516
5.01%—6.00%	6,173	8,107	17,039	32,753
6.01%—7.00%	1,074	1,070	6,645	12,156
7.01%—8.00%	—	—	123	118

Total	$76,455	$79,606	$79,654	$75,807

        The following table sets forth the amount and maturities of time deposits at March 31, 2004.

	Less Than One Year	Over One Year to Two Years	Over Two Years to Three Years	Over Three Years to Four Years	Over Four Years to Five Years	Total	Percentage of Total Certificate Accounts
	(Dollars in Thousands)
Interest Rate:
0.00%—1.00%	$3,698	$—	$—	$—	$—	$3,698	4.84%
1.01%—2.00%	19,726	3,324	—	—	—	23,050	30.15
2.01%—3.00%	4,441	3,619	3,440	47	21	11,568	15.13
3.01%—4.00%	4,062	6,953	439	1,981	3,766	17,201	22.50
4.01%—5.00%	1,742	1,925	2,459	7,565	—	13,691	17.91
5.01%—6.00%	1,958	1,250	2,238	727	—	6,173	8.07
6.01%—7.00%	229	845	—	—	—	1,074	1.40

Total	$35,856	$17,916	$8,576	$10,320	$3,787	$76,455	100.0%

        The following table sets forth the interest-bearing deposit activities for the periods indicated.

	Nine Months Ended		Years Ended June 30,
	2004	2003	2003	2002	2001
	(In Thousands)
Beginning balance	$169,197	$146,916	$146,916	$117,047	$101,853
Net deposits before interest credited	5,290	14,333	18,078	25,106	10,524
Interest credited	2,676	3,227	4,203	4,763	4,670

Net increase in deposits	7,966	17,560	22,281	29,869	15,194

Ending balance	$177,163	$164,476	$169,197	$146,916	$117,047

        Borrowings.    Our borrowings consist solely of advances from and a line of credit with the Federal Home Loan Bank of Boston. At March 31, 2004, we had an available line of credit with the Federal Home Loan Bank of Boston in the amount of $2.4 million and access to additional Federal Home Loan Bank advances of up to $76.0 million. The following table sets forth information concerning balances and interest rates on our Federal Home Loan Bank advances at the dates and for the periods indicated.

	At or For the Nine Months Ended March 31,		At or For the Years Ended June 30,
	2004	2003	2003	2002	2001
	(Dollars in thousands)
Maximum amount of advances outstanding at any month end during the period:
FHLB Advances	$32,750	$38,250	$38,250	$43,535	$46,645
Average advances outstanding during the period:
FHLB Advances	27,383	34,766	33,386	41,214	43,928
Balance outstanding at end of period:
FHLB Advances	29,250	30,000	27,000	39,750	39,384
Weighted average interest rate during the period:
FHLB Advances	4.11%	4.94%	4.93%	5.33%	6.34%
Weighted average interest rate at the end of period:
FHLB Advances	3.65%	4.94%	4.95%	5.16%	5.63%

Properties

        We conduct substantially all of our business through our main office, three full service branch offices and one loan origination center. We also conduct limited business operations through a "Special Needs Limited Branch" and a "Limited Services Branch." In 2002, we began Limited Service (Mobile) Branch activities. The Limited Services (Mobile) Branch serves approximately eight locations in our primary market area consisting of schools and retirement facilities. Bank personnel visit these facilities approximately once per week and, in the case of school locations, conduct deposit taking activities and, in the case of the retirement facilities, conduct deposit taking, check cashing, notary and certificate of deposit renewal activities.

Location	Leased or Owned	Year Acquired or Leased	Square Footage	Net Book Value of Real Property
				(In thousands)
Main Office:
40 Main Street Putnam, Connecticut 06260	Owned	1974	14,938	$1,617
Full Service Branches:
100 Averill Road Pomfret Center, Connecticut 06259	Owned	1981	2,487	657
125 Wauregan Road Danielson, Connecticut 06239	Owned	1993	2,452	462
11 Pratt Road Plainfield, Connecticut 06374	Owned	2000	2,162	429
Loan Center:
50 Canal Street Putnam, Connecticut 06260	Owned	2000	2,940	239
ATM Remote Location:
168 Route 169 Woodstock, Connecticut 06281	Leased	2003	30	—
Special Needs Limited Branch(1):
Creamery Brook Retirement Village 36 Vina Lane Brooklyn, Connecticut 06234	—	—	—	—
Total				$3,404

(1)
Our personnel are at this location for approximately three hours once a week. The facility provides a furnished room for us at no cost. Our personnel conduct limited banking activities, such as deposit taking, check cashing, notary and certificate of deposit renewals. We began operating at this location in 2002.

Subsidiary Activities

        PSB Holdings, Inc.'s only subsidiary is Putnam Savings Bank. Putnam Savings Bank has two subsidiaries, Windham North Properties, LLC and PSB Realty, LLC. Windham North Properties, LLC is used to acquire title to selected properties on which Putnam Savings Bank forecloses. As of March 31, 2004, Windham North Properties, LLC, did not own any such properties. PSB Realty, LLC owns a single parcel of real estate located immediately adjacent to Putnam Savings Bank's main office. This real estate is utilized as a loan center for Putnam Savings Bank and there are no outside tenants that occupy the premises.

Putnam Savings Bank Foundation, Inc.

        In 1999, Putnam Savings Bank established Putnam Savings Bank Foundation, Inc., which is a private charitable foundation. This foundation, which is not a subsidiary of Putnam Savings Bank, provides grants to individuals and not-for-profit organizations within the communities that Putnam

Savings Bank serves. In 2000, Putnam Savings Bank contributed $45,000 in cash and marketable equity securities with a cost basis and fair market value of $62,000 and $255,000, respectively, at the date of contribution and transfer to the foundation. At March 31, 2004, the foundation had assets of approximately $210,000. The foundation's nine member board of directors consists of the current directors of Putnam Savings Bank. After the transaction, Putnam Savings Bank will continue to maintain the foundation, but does not expect to make any further contributions to the foundation. The existence of Putnam Savings Bank's current foundation is not expected to impact the business and affairs of Putnam Savings Foundation, which is being established in connection with the offering.

Legal Proceedings

        We are not involved in any pending legal proceedings as a defendant other than routine legal proceedings occurring in the ordinary course of business. At March 31, 2004, we were not involved in any legal proceedings, the outcome of which would be material to our financial condition or results of operations.

Personnel

        As of March 31, 2004, we had 61 full-time employees and 22 part-time employees. Our employees are not represented by any collective bargaining group. Management believes that we have good relations with our employees.

FEDERAL AND STATE TAXATION

Federal Taxation

        General.    PSB Holdings, Inc. and Putnam Savings Bank are subject to federal income taxation in the same general manner as other corporations, with some exceptions discussed below. PSB Holdings, Inc.'s and Putnam Savings Bank's tax returns have not been audited during the past five years. The following discussion of federal taxation is intended only to summarize certain pertinent federal income tax matters and is not a comprehensive description of the tax rules applicable to PSB Holdings, Inc. or Putnam Savings Bank.

        Method of Accounting.    For Federal income tax purposes, PSB Holdings, Inc. and Putnam Savings Bank currently report their income and expenses on the accrual method of accounting and use a tax year ending June 30 for filing their federal income tax returns.

        Bad Debt Reserves.    Prior to the Small Business Protection Act of 1996 (the "1996 Act"), Putnam Savings Bank was permitted to establish a reserve for bad debts and to make annual additions to the reserve. These additions could, within specified formula limits, be deducted in arriving at our taxable income. As a result of the 1996 Act, Putnam Savings Bank was required to use the specific charge off method in computing its bad debt deduction beginning with its 1996 federal tax return. Savings institutions were required to recapture any excess reserves over those established as of December 31, 1987 (base year reserve). At March 31, 2004 Putnam Savings Bank had no reserves subject to recapture in excess of its base year.

        Taxable Distributions and Recapture.    Prior to the 1996 Act, bad debt reserves created prior to January 1, 1988 were subject to recapture into taxable income if Putnam Savings Bank failed to meet certain thrift asset and definitional tests. Federal legislation has eliminated these thrift-related recapture rules. At March 31, 2004, our total federal pre-1988 base year reserve was approximately $2.3 million. However, under current law, pre-1988 base year reserves remain subject to recapture if Putnam Savings Bank makes certain non-dividend distributions, repurchases any of its stock, pays dividends in excess of tax earnings and profits, or ceases to maintain a bank charter.

        Alternative Minimum Tax.    The Internal Revenue Code of 1986, as amended (the "Code") imposes an alternative minimum tax ("AMT") at a rate of 20% on a base of regular taxable income plus certain tax preferences which we refer to as "alternative minimum taxable income." The AMT is payable to the extent such alternative minimum taxable income is in excess of an exemption amount and the AMT exceeds the regular income tax. Net operating losses can offset no more than 90% of alternative minimum taxable income. Certain AMT payments may be used as credits against regular tax liabilities in future years. Putnam Savings Bank has not been subject to the AMT and has no such amounts available as credits for carryover.

        Net Operating Loss Carryovers.    A financial institution may carry back net operating losses to the preceding two taxable years and forward to the succeeding 20 taxable years. At March 31, 2004, Putnam Savings Bank had no net operating loss carryforwards for federal income tax purposes.

        Corporate Dividends-Received Deduction.    PSB Holdings, Inc. may exclude from its income 100% of dividends received from Putnam Savings Bank as a member of the same affiliated group of corporations. The corporate dividends-received deduction is 80% in the case of dividends received from corporations with which a corporate recipient does not file a consolidated tax return, and corporations which own less than 20% of the stock of a corporation distributing a dividend may deduct only 70% of dividends received or accrued on their behalf.

State Taxation

        Connecticut State Taxation.    Putnam Bancorp, MHC and its subsidiaries, PSB Holdings, Inc. and Putnam Savings Bank, are subject to the Connecticut corporation business tax. All three entities are required to pay the regular corporation business tax (income tax).

        The Connecticut corporation business tax is based on the federal taxable income before net operating loss and special deductions and makes certain modifications to federal taxable income to arrive at Connecticut taxable income. Connecticut taxable income is multiplied by the state tax rate of 7.5% to arrive at Connecticut income tax. Additionally, for the fiscal year ended June 30, 2004, there is a 20% surcharge resulting in an effective rate of 9%.

        Neither Putnam Bancorp, MHC, PSB Holdings, Inc. nor Putnam Savings Bank are currently under audit with respect to their income tax returns and their state tax returns have not been audited for the past five years.

SUPERVISION AND REGULATION

General

        Putnam Savings Bank is examined and supervised by the Office of Thrift Supervision and the Federal Deposit Insurance Corporation. This regulation and supervision establishes a comprehensive framework of activities in which an institution may engage and is intended primarily for the protection of the Federal Deposit Insurance Corporation's deposit insurance funds and depositors. Under this system of federal regulation, financial institutions are periodically examined to ensure that they satisfy applicable standards with respect to their capital adequacy, assets, management, earnings, liquidity and sensitivity to market interest rates. Following completion of its examination, the federal agency critiques the institution's operations and assigns its rating (known as an institution's CAMELS rating). Under federal law, an institution may not disclose its CAMELS rating to the public. Putnam Savings Bank also is a member of and owns stock in the Federal Home Loan Bank of Boston, which is one of the twelve regional banks in the Federal Home Loan Bank System. Putnam Savings Bank also is regulated to a lesser extent by the Board of Governors of the Federal Reserve System, governing reserves to be maintained against deposits and other matters. The Office of Thrift Supervision examines Putnam Savings Bank and prepares reports for the consideration of its Board of Directors on any operating deficiencies. Putnam Savings Bank's relationship with its depositors and borrowers also is regulated to a great extent by both federal and state laws, especially in matters concerning the ownership of deposit accounts and the form and content of Putnam Savings Bank's mortgage documents.

        Any change in these laws or regulations, whether by the Federal Deposit Insurance Corporation, Office of Thrift Supervision or Congress, could have a material adverse impact on PSB Holdings, Inc. and Putnam Savings Bank and their operations.

Federal Banking Regulation

        Business Activities.    A federal savings association derives its lending and investment powers from the Home Owners' Loan Act, as amended, and the regulations of the Office of Thrift Supervision. Under these laws and regulations, Putnam Savings Bank may invest in mortgage loans secured by residential real estate without limitations as a percentage of assets and non-residential real estate loans which may not exceed 400% of capital in the aggregate, commercial business loans up to 20% of assets in the aggregate and consumer loans up to 35% of assets in the aggregate, certain types of debt securities and certain other assets. Putnam Savings Bank also may establish subsidiaries that may engage in activities not otherwise permissible for Putnam Savings Bank, including real estate investment and securities and insurance brokerage.

        Capital Requirements.    Office of Thrift Supervision regulations require savings associations to meet three minimum capital standards: a 1.5% tangible capital ratio, a 4% leverage ratio (3% for associations receiving the highest rating on the CAMELS rating system) and an 8% risk-based capital ratio. The prompt corrective action standards discussed below, in effect, establish a minimum 2% tangible capital standard.

        The risk-based capital standard for savings associations requires the maintenance of Tier 1 (core) and total capital (which is defined as core capital and supplementary capital) to risk-weighted assets of at least 4% and 8%, respectively. In determining the amount of risk-weighted assets, all assets, including certain off-balance sheet assets, are multiplied by a risk-weight factor of 0% to 100%, assigned by the Office of Thrift Supervision based on the risks believed inherent in the type of asset. Core capital is defined as common stockholders' equity (including retained earnings), certain noncumulative perpetual preferred stock and related surplus and minority interests in equity accounts of consolidated subsidiaries, less intangibles other than certain mortgage servicing rights and credit card relationships. The components of supplementary capital currently include cumulative preferred stock, long-term perpetual preferred stock, mandatory convertible securities, subordinated debt and intermediate preferred stock, the allowance for loan and lease losses limited to a maximum of 1.25% of risk-weighted assets and up to 46% of net unrealized gains on available-for-sale equity securities with readily determinable fair market values. Overall, the amount of supplementary capital included as part of total capital cannot exceed 100% of core capital. Additionally, a savings association that retains credit risk in connection with an asset sale may be required to maintain additional regulatory capital because of the recourse back to the savings association. Putnam Savings Bank does not typically engage in asset sales.

        At March 31, 2004, Putnam Savings Bank's capital exceeded all applicable requirements.

        Loans-to-One Borrower.    A federal savings association generally may not make a loan or extend credit to a single or related group of borrowers in excess of 15% of unimpaired capital and surplus. An additional amount may be loaned, equal to 10% of unimpaired capital and surplus, if the loan is secured by readily marketable collateral, which generally does not include real estate. As of March 31, 2004, Putnam Savings Bank was in compliance with the loans-to-one borrower limitations.

        Qualified Thrift Lender Test.    As a federal savings association, Putnam Savings Bank is subject to a qualified thrift lender, or "QTL," test. Under the QTL test, Putnam Savings Bank must maintain at least 65% of its "portfolio assets" in "qualified thrift investments" in at least nine of the most recent 12-month period. "Portfolio assets" generally means total assets of a savings institution, less the sum of specified liquid assets up to 20% of total assets, goodwill and other intangible assets, and the value of property used in the conduct of the savings association's business.

        "Qualified thrift investments" includes various types of loans made for residential and housing purposes, investments related to such purposes, including certain mortgage-backed and related securities, and loans for personal, family, household and certain other purposes up to a limit of 20% of portfolio assets. "Qualified thrift investments" also include 100% of an institution's credit card loans, education loans and small business loans. Putnam Savings Bank also may satisfy the QTL test by qualifying as a "domestic building and loan association" as defined in the Internal Revenue Code.

        A savings association that fails the qualified thrift lender test must either convert to a bank charter or operate under specified restrictions. At March 31, 2004, Putnam Savings Bank satisfied this test.

        Capital Distributions.    Office of Thrift Supervision regulations govern capital distributions by a federal savings association, which include cash dividends, stock repurchases and other transactions charged to the capital account. A savings association must file an application for approval of a capital distribution if:

  •
  the total capital distributions for the applicable calendar year exceed the sum of the association's net income for that year to date plus the association's retained net income for the preceding two years;

  •
  the association would not be at least adequately capitalized following the distribution;

  •
  the distribution would violate any applicable statute, regulation, agreement or Office of Thrift Supervision-imposed condition; or

  •
  the association is not eligible for expedited treatment of its filings.

        Even if an application is not otherwise required, every savings association that is a subsidiary of a holding company must still file a notice with the Office of Thrift Supervision at least 30 days before the Board of Directors declares a dividend or approves a capital distribution.

        The Office of Thrift Supervision may disapprove a notice or application if:

  •
  the association would be undercapitalized following the distribution;

  •
  the proposed capital distribution raises safety and soundness concerns; or

  •
  the capital distribution would violate a prohibition contained in any statute, regulation or agreement.

        In addition, the Federal Deposit Insurance Act provides that an insured depository institution shall not make any capital distribution, if after making such distribution the institution would be undercapitalized.

        Liquidity.    A federal savings association is required to maintain a sufficient amount of liquid assets to ensure its safe and sound operation.

        Community Reinvestment Act and Fair Lending Laws.    All savings associations have a responsibility under the Community Reinvestment Act and related regulations of the Office of Thrift Supervision to help meet the credit needs of their communities, including low- and moderate-income neighborhoods. In connection with its examination of a federal savings association, the Office of Thrift Supervision is required to assess the association's record of compliance with the Community Reinvestment Act. In addition, the Equal Credit Opportunity Act and the Fair Housing Act prohibit lenders from discriminating in their lending practices on the basis of characteristics specified in those statutes. An association's failure to comply with the provisions of the Community Reinvestment Act could, at a minimum, result in denial of certain corporate applications such as branches or mergers restrictions on its activities. The failure to comply with the Equal Credit Opportunity Act and the Fair Housing Act could result in enforcement actions by the Office of Thrift Supervision, as well as other federal regulatory agencies and the Department of Justice. Putnam Savings Bank received a satisfactory Community Reinvestment Act rating in its most recent federal examination.

        Transactions with Related Parties.    A federal savings association's authority to engage in transactions with its "affiliates" is limited by Office of Thrift Supervision regulations and by Sections 23A and 23B of the Federal Reserve Act (the "FRA"). The term "affiliates" for these purposes generally means any company that controls, is controlled by, or is under common control with an institution. PSB Holdings, Inc. is an affiliate of Putnam Savings Bank. In general, transactions with affiliates must be on terms that are as favorable to the association as comparable transactions with non-affiliates. In addition, certain types of these transactions are restricted to an aggregate percentage of the association's capital. Collateral in specified amounts must usually be provided by affiliates in order to receive loans from the association. In addition, Office of Thrift Supervision regulations prohibit a savings association from lending to any of its affiliates that are engaged in activities that are not permissible for bank holding companies and from purchasing the securities of any affiliate, other than a subsidiary.

        Putnam Savings Bank's authority to extend credit to its directors, executive officers and 10% shareholders, as well as to entities controlled by such persons, is currently governed by the requirements of Sections 22(g) and 22(h) of the FRA and Regulation O of the Federal Reserve Board. Among other things, these provisions require that extensions of credit to insiders (i) be made on terms that are substantially the same as, and follow credit underwriting procedures that are not less stringent than, those prevailing for comparable transactions with unaffiliated persons and that do not involve more than the normal risk of repayment or present other unfavorable features, and (ii) not exceed certain limitations on the amount of credit extended to such persons, individually and in the aggregate, which limits are based, in part, on the amount of Putnam Savings Bank's capital. In addition, extensions of credit in excess of certain limits must be approved by Putnam Savings Bank's Board of Directors.

        Enforcement.    The Office of Thrift Supervision has primary enforcement responsibility over federal savings institutions and has the authority to bring enforcement action against all "institution-affiliated parties," including stockholders, and attorneys, appraisers and accountants who knowingly or recklessly participate in wrongful action likely to have an adverse effect on an insured institution. Formal enforcement action by the Office of Thrift Supervision may range from the issuance of a capital directive or cease and desist order to removal of officers and/or directors of the institution and the appointment of a receiver or conservator. Civil penalties cover a wide range of violations and actions, and range up to $25,000 per day, unless a finding of reckless disregard is made, in which case penalties may be as high as $1 million per day. The Federal Deposit Insurance Corporation also has the authority to terminate deposit insurance or to recommend to the Director of the Office of Thrift Supervision that enforcement action be taken with respect to a particular savings institution. If action is not taken by the Director, the Federal Deposit Insurance Corporation has authority to take action under specified circumstances.

        Standards for Safety and Soundness.    Federal law requires each federal banking agency to prescribe certain standards for all insured depository institutions. These standards relate to, among other things, internal controls, information systems and audit systems, loan documentation, credit underwriting, interest rate risk exposure, asset growth, compensation, and other operational and managerial standards as the agency deems appropriate. The federal banking agencies adopted Interagency Guidelines Prescribing Standards for Safety and Soundness to implement the safety and soundness standards required under federal law. The guidelines set forth the safety and soundness standards that the federal banking agencies use to identify and address problems at insured depository institutions before capital becomes impaired. The guidelines address internal controls and information systems, internal audit systems, credit underwriting, loan documentation, interest rate risk exposure, asset growth, compensation, fees and benefits. If the appropriate federal banking agency determines that an institution fails to meet any standard prescribed by the guidelines, the agency may require the institution to submit to the agency an acceptable plan to achieve compliance with the standard. If an institution fails to meet these standards, the appropriate federal banking agency may require the institution to submit a compliance plan.

        Prompt Corrective Action Regulations.    Under the prompt corrective action regulations, the Office of Thrift Supervision is required and authorized to take supervisory actions against undercapitalized savings associations. For this purpose, a savings association is placed in one of the following five categories based on the association's capital:

  •
  well-capitalized (at least 5% leverage capital, 6% Tier 1 risk-based capital and 10% total risk-based capital);

  •
  adequately capitalized (at least 4% leverage capital, 4% Tier 1 risk-based capital and 8% total risk-based capital);

  •
  undercapitalized (less than 8% total risk-based capital, 4% Tier 1 risk-based capital or 3% leverage capital);

  •
  significantly undercapitalized (less than 6% total risk-based capital, 3% Tier 1 risk-based capital or 3% leverage capital); and

  •
  critically undercapitalized (less than 2% tangible capital).

        Generally, the banking regulator is required to appoint a receiver or conservator for an association that is "critically undercapitalized" within specific time frames. The regulations also provide that a capital restoration plan must be filed with the Office of Thrift Supervision within 45 days of the date an association receives notice that it is "undercapitalized," "significantly undercapitalized" or "critically undercapitalized." The criteria for an acceptable capital restoration plan include, among other things, the establishment of the methodology and assumptions for attaining adequately capitalized status on an annual basis, procedures for ensuring compliance with restrictions imposed by applicable federal regulations, the identification of the types and levels of activities the savings association will engage in while the capital restoration plan is in effect, and assurances that the capital restoration plan will not appreciably increase the current risk profile of the savings association. Any holding company for the savings association required to submit a capital restoration plan must guarantee the lesser of: an amount equal to 5% of the savings association's assets at the time it was notified or deemed to be under capitalized by the Office of Thrift Supervision or the amount necessary to restore the savings association to adequately capitalized status. This guarantee remains in place until the Office of Thrift Supervision notifies the savings association that it as maintained adequately capitalized status for each of four consecutive calendar quarters, and the Office of Thrift Supervision has the authority to requirement payment and collect payment under the guarantee. Failure by a holding company to provide the required guarantee will result in certain operating restrictions on the savings association, such as restrictions on the ability to declare and pay dividends, pay executive compensation and management fees, and increase asset size or expand operations. The Office of Thrift Supervision may also take any one of a number of discretionary supervisory actions against undercapitalized associations, including the issuance of a capital directive and the replacement of senior executive officers and directors.

        At March 31, 2004, Putnam Savings Bank met the criteria for being considered "well-capitalized."

        Insurance of Deposit Accounts.    Deposit accounts in Putnam Savings Bank are insured by the Federal Deposit Insurance Corporation, generally up to a maximum of $100,000 per separately insured depositor. Putnam Savings Bank's deposits therefore are subject to Federal Deposit Insurance Corporation deposit insurance assessments. The Federal Deposit Insurance Corporation has adopted a risk-based system for determining deposit insurance assessments. The Federal Deposit Insurance Corporation is authorized to raise the assessment rates as necessary to maintain the required ratio of reserves to insured deposits of 1.25%. In addition, all Federal Deposit Insurance Corporation- insured institutions must pay assessments to the Federal Deposit Insurance Corporation at an annual rate of approximately .02% of insured deposits to fund interest payments on bonds maturing in 2017 issued by a federal agency to recapitalize the predecessor to the Savings Association Insurance Fund.

        Prohibitions Against Tying Arrangements.    Federal savings associations are prohibited, subject to some exceptions, from extending credit to or offering any other service, or fixing or varying the consideration for such extension of credit or service, on the condition that the customer obtain some additional service from the institution or its affiliates or not obtain services of a competitor of the institution.

        Federal Home Loan Bank System.    Putnam Savings Bank is a member of the Federal Home Loan Bank System, which consists of 12 regional Federal Home Loan Banks. The Federal Home Loan Bank System provides a central credit facility primarily for member institutions. As a member of the Federal Home Loan Bank of Boston, Putnam Savings Bank is required to acquire and hold shares of capital stock in the Federal Home Loan Bank in an amount at least equal to 1% of the aggregate principal amount of its unpaid residential mortgage loans and similar obligations at the beginning of each year, or 1/20 of its borrowings from the Federal Home Loan Bank, whichever is greater. As of March 31, 2004, Putnam Savings Bank was in compliance with this requirement.

Federal Reserve System

        The Federal Reserve Board regulations require savings associations to maintain noninterest-earning reserves against their transaction accounts, such as negotiable order of withdrawal and regular checking accounts. At March 31, 2004, Putnam Savings Bank was in compliance with these reserve requirements.

The USA PATRIOT Act

        The USA PATRIOT Act gives the federal government new powers to address terrorist threats through enhanced domestic security measures, expanded surveillance powers, increased information sharing and broadened anti-money laundering requirements. Certain provisions of the Act impose affirmative obligations on a broad range of financial institutions, including thrifts, like Putnam Savings Bank. These obligations include enhanced anti-money laundering programs, customer identification programs and regulations relating to private banking accounts or correspondence accounts in the United States for non-United States persons or their representatives (including foreign individuals visiting the United States).

        The federal banking agencies have begun to propose and implement regulations pursuant to the USA PATRIOT Act. These proposed and interim regulations would require financial institutions to adopt the policies and procedures contemplated by the USA PATRIOT Act.

Sarbanes-Oxley Act of 2002

        The Sarbanes-Oxley Act of 2002 was enacted in response to public concerns regarding corporate accountability in connection with recent accounting scandals. The stated goals of the Sarbanes-Oxley Act are to increase corporate responsibility, to provide for enhanced penalties for accounting and auditing improprieties at publicly traded companies, and to protect investors by improving the accuracy and reliability of corporate disclosures pursuant to the securities laws. The Sarbanes-Oxley Act generally applies to all companies that file or are required to file periodic reports with the SEC, under the Securities Exchange Act of 1934.

        The Sarbanes-Oxley Act includes very specific additional disclosure requirements and new corporate governance rules requiring the SEC and securities exchanges to adopt extensive additional disclosure, corporate governance and other related rules, and mandates further studies of certain issues by the SEC. The Sarbanes-Oxley Act represents significant federal involvement in matters traditionally left to state regulatory systems, such as the regulation of the accounting profession, and to state corporate law, such as the relationship between a board of directors and management and between a board of directors and its committees.

        Although we anticipate that we will incur additional expense in complying with the provisions of the Sarbanes-Oxley Act and the regulations that have been promulgated to implement the Sarbanes-Oxley Act, management does not expect that such compliance will have a material impact on our results of operations or financial condition.

Holding Company Regulation

        General.    Putnam Bancorp, MHC and PSB Holdings, Inc. are nondiversified savings and loan holding companies within the meaning of the Home Owners' Loan Act. As such, Putnam Bancorp, MHC and PSB Holdings, Inc. are registered with the Office of Thrift Supervision and are subject to Office of Thrift Supervision regulations, examinations, supervision and reporting requirements. In addition, the Office of Thrift Supervision has enforcement authority over PSB Holdings, Inc. and Putnam Bancorp, MHC, and their subsidiaries. Among other things, this authority permits the Office of Thrift Supervision to restrict or prohibit activities that are determined to be a serious risk to the subsidiary savings institution. As federal corporations, PSB Holdings, Inc. and Putnam Bancorp, MHC are generally not subject to state business organization laws.

        Permitted Activities.    Pursuant to Section 10(o) of the Home Owners' Loan Act and Office of Thrift Supervision regulations and policy, a mutual holding company and a federally chartered mid-tier holding company such as PSB Holdings, Inc. may engage in the following activities: (i) investing in the stock of a savings association; (ii) acquiring a mutual association through the merger of such association into a savings association subsidiary of such holding company or an interim savings association subsidiary of such holding company; (iii) merging with or acquiring another holding company, one of whose subsidiaries is a savings association; (iv) investing in a corporation, the capital stock of which is available for purchase by a savings association under federal law or under the law of any state where the subsidiary savings association or associations share their home offices; (v) furnishing or performing management services for a savings association subsidiary of such company; (vi) holding, managing or liquidating assets owned or acquired from a savings subsidiary of such company; (vii) holding or managing properties used or occupied by a savings association subsidiary of such company; (viii) acting as trustee under deeds of trust; (ix) any other activity (A) that the Federal Reserve Board, by regulation, has determined to be permissible for bank holding companies under Section 4(c) of the Bank Holding Company Act of 1956, unless the Director of the Office of Thrift Supervision, by regulation, prohibits or limits any such activity for savings and loan holding companies; or (B) in which multiple savings and loan holding companies were authorized (by regulation) to directly engage on March 5, 1987; (x) any activity permissible for financial holding companies under Section 4(k) of the Bank Holding Company Act, including securities and insurance underwriting; and (xi) purchasing, holding, or disposing of stock acquired in connection with a qualified stock issuance if the purchase of such stock by such savings and loan holding company is approved by the Director. If a mutual holding company acquires or merges with another holding company, the holding company acquired or the holding company resulting from such merger or acquisition may only invest in assets and engage in activities listed in (i) through (xi) above, and has a period of two years to cease any nonconforming activities and divest of any nonconforming investments.

        The Home Owners' Loan Act prohibits a savings and loan holding company, including PSB Holdings, Inc. and Putnam Bancorp, MHC, directly or indirectly, or through one or more subsidiaries, from acquiring more than 5% of another savings institution or holding company thereof, without prior written approval of the Office of Thrift Supervision. It also prohibits the acquisition or retention of, with certain exceptions, more than 5% of a nonsubsidiary company engaged in activities other than those permitted by the Home Owners' Loan Act; or acquiring or retaining control of an institution that is not federally insured. In evaluating applications by holding companies to acquire savings institutions, the Office of Thrift Supervision must consider the financial and managerial resources, future prospects of the company and institution involved, the effect of the acquisition on the risk to the insurance fund, the convenience and needs of the community and competitive factors.

        The Office of Thrift Supervision is prohibited from approving any acquisition that would result in a multiple savings and loan holding company controlling savings institutions in more than one state, subject to two exceptions: (i) the approval of interstate supervisory acquisitions by savings and loan holding companies, and (ii) the acquisition of a savings institution in another state if the laws of the state of the target savings institution specifically permit such acquisitions. The states vary in the extent to which they permit interstate savings and loan holding company acquisitions.

        Waivers of Dividends by Putnam Bancorp, MHC.    Office of Thrift Supervision regulations require Putnam Bancorp, MHC to notify the Office of Thrift Supervision of any proposed waiver of its receipt of dividends from PSB Holdings, Inc. The Office of Thrift Supervision reviews dividend waiver notices on a case-by-case basis, and, in general, does not object to any such waiver if: (i) the mutual holding company's board of directors determines that such waiver is consistent with such directors' fiduciary duties to the mutual holding company's members; (ii) for as long as the savings association subsidiary is controlled by the mutual holding company, the dollar amount of dividends waived by the mutual holding company is considered as a restriction on the retained earnings of the savings association, which restriction, if material, is disclosed in the public financial statements of the savings association as a note to the financial statements; (iii) the amount of any dividend waived by the mutual holding company is available for declaration as a dividend solely to the mutual holding company, and, in accordance with SFAS 5, where the savings association determines that the payment of such dividend to the mutual holding company is probable, an appropriate dollar amount is recorded as a liability; and (iv) the amount of any waived dividend is considered as having been paid by the savings association in evaluating any proposed dividend under Office of Thrift Supervision capital distribution regulations. We anticipate that Putnam Bancorp, MHC will waive dividends paid by PSB Holdings, Inc. Under Office of Thrift Supervision regulations, our public stockholders would not be diluted because of any dividends waived by Putnam Bancorp, MHC (and waived dividends would not be considered in determining an appropriate exchange ratio) in the event Putnam Bancorp, MHC converts to stock form.

        Conversion of Putnam Bancorp, MHC to Stock Form.    Office of Thrift Supervision regulations permit Putnam Bancorp, MHC to convert from the mutual form of organization to the capital stock form of organization (a "Conversion Transaction"). There can be no assurance when, if ever, a Conversion Transaction will occur, and the Board of Directors has no current intention or plan to undertake a Conversion Transaction. In a Conversion Transaction a new holding company would be formed as the successor to PSB Holdings, Inc. (the "New Holding Company"), Putnam Bancorp, MHC's corporate existence would end, and certain depositors of Putnam Savings Bank would receive the right to subscribe for additional shares of the New Holding Company. In a Conversion Transaction, each share of common stock held by stockholders other than Putnam Bancorp, MHC ("Minority Stockholders") would be automatically converted into a number of shares of common stock of the New Holding Company determined pursuant an exchange ratio that ensures that Minority Stockholders own the same percentage of common stock in the New Holding Company as they owned in PSB Holdings, Inc. immediately prior to the Conversion Transaction. Under Office of Thrift Supervision regulations, Minority Stockholders would not be diluted because of any dividends waived by Putnam Bancorp, MHC (and waived dividends would not be considered in determining an appropriate exchange ratio), in the event Putnam Bancorp, MHC converts to stock form. The total number of shares held by Minority Stockholders after a Conversion Transaction also would be increased by any purchases by Minority Stockholders in the stock offering conducted as part of the Conversion Transaction.

Federal Securities Laws

        PSB Holdings, Inc. has filed with the Securities and Exchange Commission a registration statement under the Securities Act of 1933 for the registration of the shares of common stock to be issued pursuant to the offering. Upon completion of the offering, PSB Holdings, Inc. common stock will be registered with the Securities and Exchange Commission under the Securities Exchange Act of 1934. PSB Holdings, Inc. will continue to be subject to the information, proxy solicitation, insider trading restrictions and other requirements under the Securities Exchange Act of 1934.

        The registration under the Securities Act of 1933 of shares of common stock to be issued in the offering does not cover the resale of those shares. Shares of common stock purchased by persons who are not affiliates of PSB Holdings, Inc. may be resold without registration. Shares purchased by an affiliate of PSB Holdings, Inc. will be subject to the resale restrictions of Rule 144 under the Securities Act of 1933. If PSB Holdings, Inc. meets the current public information requirements of Rule 144 under the Securities Act of 1933, each affiliate of PSB Holdings, Inc. that complies with the other conditions of Rule 144, including those that require the affiliate's sale to be aggregated with those of other persons, would be able to sell in the public market, without registration, a number of shares not to exceed, in any three-month period, the greater of 1% of the outstanding shares of PSB Holdings, Inc., or the average weekly volume of trading in the shares during the preceding four calendar weeks. In the future, PSB Holdings, Inc. may permit affiliates to have their shares registered for sale under the Securities Act of 1933.

MANAGEMENT

Shared Management Structure

        The directors of PSB Holdings, Inc. are those same persons who are the directors of Putnam Savings Bank. In addition, each executive officer of PSB Holdings, Inc. is also an executive officer of Putnam Savings Bank. Although there are no present plans to do so, both PSB Holdings, Inc. and Putnam Savings Bank may choose to appoint additional or different persons as directors and executive officers in the future. We expect that PSB Holdings, Inc. and Putnam Savings Bank will continue to have common executive officers until there is a business reason to establish separate management structures. To date, directors and executive officers have been compensated for their services to Putnam Savings Bank. These individuals may receive additional compensation for their services to PSB Holdings, Inc.

Directors of PSB Holdings, Inc.

        The Board of Directors of PSB Holdings, Inc. currently consists of nine members. Directors serve three-year staggered terms so that approximately one-third of the directors are elected at each annual meeting of stockholders. The class of directors whose term of office expires at the first annual meeting of stockholders following completion of the offering are directors Maurice P. Beaulac, Robert G. Cocks, Jr. and Mary E. Patenaude. The class of directors whose term expires at the second annual meeting of stockholders following completion of the offering are directors Thomas A. Borner, Richard A. Loomis and Wilbur D. Neumann. The class of directors whose term of office expires at the third annual meeting of stockholders following the completion of the offering are directors A. Leon Archambault, Paul M. Kelly and Charles H. Puffer.

Executive Officers of PSB Holdings, Inc.

        The following individuals are the executive officers of PSB Holdings, Inc. and hold the offices set forth below opposite their names.

Name	Age(1)	Position
Thomas A. Borner	49	Chairman of the Board
Robert G. Cocks, Jr.	59	President and Chief Executive Officer
John T. Knierim	43	Vice President and Treasurer

(1)
As of March 31, 2004.

        The executive officers of PSB Holdings, Inc. are elected annually and hold office until their respective successors have been elected or until death, resignation, retirement or removal by the Board of Directors.

Directors of Putnam Savings Bank

        Composition of our Board.    Putnam Savings Bank has nine directors. Directors of Putnam Savings Bank are elected annually by PSB Holdings, Inc. as its sole stockholder.

        The following table states our directors' names, their ages as of March 31, 2004, the calendar years when they began serving as directors and the years their current terms as directors will expire:

Directors	Age (1)	Position	Director Since (2)	Term Expires
Thomas A. Borner	49	Chairman of the Board	1987	2006
Robert G. Cocks, Jr.	59	Director, President and Chief Executive Officer	2000	2005
A. Leon Archambault	62	Director	1985	2004
Maurice P. Beaulac	68	Director	1985	2005
Paul M. Kelly	53	Director	1993	2004
Richard A. Loomis	45	Director	2002	2006
Wilbur D. Neumann	59	Director	2003	2006
Mary E. Patenaude	58	Director	1991	2005
Charles H. Puffer	52	Director	1984	2004

(1)
As of March 31, 2004.

(2)
All directors were appointed to the Board of Directors of PSB Holdings, Inc. upon its formation in May 2003, except for Mr. Neumann, who was elected in September 2003. The year indicated is the year each director was first elected or appointed to the Board of Directors of Putnam Savings Bank.

        The Business Background of Our Directors and Executive Officers.    The business experience for the past five years of each of our directors and executive officers is set forth below. Unless otherwise indicated, directors and executive officers have held their positions for the past five years.

Directors:

        Thomas A. Borner is Chairman of the Board of Putnam Savings Bank and "of counsel" to the law firm of Borner Scola Hill Baruti Vancini & Smith, located in Putnam, Connecticut. During his tenure as Chairman of the Board of Putnam Savings Bank, Mr. Borner was also Interim Chief Executive Officer from 1999 to 2000.

        Robert G. Cocks, Jr. has been President and Chief Executive Officer of Putnam Savings Bank since 2000. Prior to his affiliation with Putnam Savings Bank, Mr. Cocks was Senior Vice President, Commercial Lending, of the Washington Trust Company, Westerly, Rhode Island.

        A. Leon Archambault is the President and owner of J.A. Archambault & Son, Inc. an insurance agency located in Putnam, Connecticut.

        Maurice P. Beaulac is retired. Mr. Beaulac was formerly with Beaulac's Pharmacy, Inc., located in Thompson, Connecticut, where he served as President.

        Paul M. Kelly is the treasurer of Kelly's Tire, Inc., an automotive tire retail business, located in Putnam, Connecticut.

        Richard A. Loomis is the owner and operator of Loomis Real Estate located in Putnam, Connecticut.

        Wilbur D. Neumann is co-President of Shopper—Turnpike Corp., a publishing company, located in Putnam, Connecticut.

        Mary E. Patenaude is the owner and sole proprietor of Pomfret Spirit Shoppe, located in Pomfret, Connecticut.

        Charles H. Puffer is the owner and operator of Leschke-Puffer Insurance Agency, Inc. located in Putnam, Connecticut.

Executive Officers Who Are Not Directors:

        John T. Knierim joined Putnam Savings Bank in 1998 and serves as Senior Vice President and Treasurer. Mr. Knierim is also Vice President and Treasurer of both Putnam Bancorp, MHC and PSB Holdings, Inc. Mr. Knierim is 43 years old.

        John F. LaFountain joined Putnam Savings Bank in 1995 and serves as Senior Vice President, Retail Lending. Mr. LaFountain is 47 years old.

        Anthony J. Serio joined Putnam Savings Bank in 2000 and serves as Senior Vice President, Commercial Lending. Prior to his association with Putnam Savings Bank, Mr. Serio was Vice President, Business Development Officer for U.S. Trust, Connecticut. Mr. Serio is 57 years old.

        Lynn K. Brodeur joined Putnam Savings Bank in 1993 and serves as Vice President, Branch Administration. Ms. Brodeur is 51 years old.

Meetings of the Board of Directors and Committees

        The Board of Directors of PSB Holdings, Inc. meets on an as-needed basis and may hold additional special meetings. During the fiscal year ended June 30, 2003, our Board of Directors held two regular meetings. No director attended fewer than 75% of such meetings.

        Putnam Savings Bank's Board of Directors meets on a semi-monthly basis and may hold additional special meetings. During the fiscal year ended June 30, 2003, Putnam Savings Bank's Board of Directors held 24 regular and seven special meetings. No director attended fewer than 75% of such meetings.

Committees of PSB Holdings, Inc.

        PSB Holdings, Inc. currently maintains a Nomination Committee and intends to establish standing Audit and Compensation Committees following the offering.

        The Audit Committee will review audit reports and related matters to ensure effective compliance with regulations and internal policies and procedures. This committee also will act on the recommendation by management of an accounting firm to perform PSB Holdings, Inc.'s annual audit, and will act as a liaison between the auditors and the Board of Directors. The Audit Committee will be comprised of directors who are "independent" under the current Nasdaq listing standards. As a non-SEC registered company, we have not been required to designate an "audit committee financial expert" pursuant to the Sarbanes-Oxley Act of 2002 or the Securities and Exchange Commission regulations. We currently do not intend to designate an existing member of our Board of Directors as an "audit committee financial expert". However, in the future, if a vacancy on our Board of Directors is created we will, at that time, explore the possibility of adding a director to our Board who will meet the qualifications of an "audit committee financial expert" and will be designated as such.

        The Nomination Committee meets annually in order to nominate candidates for membership on the Board of Directors. This committee is comprised of independent directors.

        The Compensation Committee will establish PSB Holdings, Inc.'s compensation policies and will review compensation matters. It is expected that the Compensation Committee will consist of PSB Holdings, Inc.'s independent directors.

Director Compensation

        Director Fees.    PSB Holdings, Inc. currently pays no fees for service on the Board of Directors or Board committees, but may pay fees for Board or committee service after the offering consistent with the extent of the business activities of PSB Holdings, Inc. Putnam Savings Bank pays each non-employee director an annual retainer of $8,000 and $300 for each board meeting that he/she attends. All non-employee Board committee members receive a fee of $150 for each committee meeting attended except that committee chairpersons receive a fee of $200 for each committee meeting attended. Putnam Savings Bank paid fees totaling $78,300 to directors for the fiscal year ended June 30, 2003.

        Putnam Savings Bank maintains a Board of Directors Emeritus which consists of former directors of Putnam Savings Bank. Pursuant to Putnam Savings Bank's bylaws, Directors must retire at the next annual meeting of Putnam Savings Bank following such Director reaching age 72. Any Director who retires because of such age limitation is eligible to be elected for a two-year term as a Director Emeritus. Directors Emeritus may attend Board of Director meetings but have no vote at such meetings. Directors Emeritus receive an annual retainer equal to the then current annual retainer received by members of the Board of Directors (currently $3,000).

        Deferred Compensation Retirement Plan.    Putnam Savings Bank maintains a deferred compensation retirement plan for the benefit of directors and employees designated by the board to participate in the plan. The Plan has been frozen as of July 1, 2004, and no further contributions will be made to the plan after that date. Prior to July 1, 2004, a participant was allowed to defer a portion of his annual compensation in the form of a percentage or dollar amount. The election, once made for a plan year, was irrevocable for that plan year. Deferrals under the plan are credited to an account for the participant. In its discretion, Putnam Savings Bank was entitled to make an employer contribution to the account of any participant for any plan year. As of each valuation date, the participants' accounts have been credited with an investment return equal to the New York prime rate of interest, compounded monthly.

        Participants are fully vested in their accounts at all times. The participant's account will be distributed to the participant (or the participant's beneficiary in the event of death) in periodic installments (at least annually) as elected by the participant or the participant's beneficiary. In the event the annual installment exceeds $10,000, the maximum distribution period will be ten years. In the event the participant's account is less than $10,000, distribution will be made in a lump sum. Distribution will be made within 60 days of a participant's normal or late retirement. In the event of termination of employment due to disability, distribution will be made within 60 days following the close of the plan year in which termination of employment occurs. In the event a participant terminates employment for any reason other than normal retirement, disability or death, distribution will commence within the later of 60 days following the close of the plan year in which the participant terminates employment or 60 days after the participant's election to commence payment is delivered to the plan administrator. In the event of a participant's death prior to termination of employment, the participant's account will be distributed to his or her beneficiary. If the participant dies after termination of employment but prior to the complete distribution of his account balance, the undistributed balance will be distributed to the participant's beneficiary in annual installments over three years unless the beneficiary elects otherwise.

        In connection with the stock offering, the deferral compensation retirement plan will be amended to permit the directors to elect to invest their existing account balance in stock of PSB Holdings, Inc., in connection with the offering. A rabbi trust will be established and will hold the shares of stock acquired by the plan.

Executive Officer Compensation

        Summary Compensation Table.    The following table sets forth for the fiscal year ended June 30, 2003, certain information as to the total remuneration paid by Putnam Savings Bank to our Chief Executive Officer and each executive officer who received salary and bonus of $100,000 or more. No other executive officer received salary and bonus for fiscal 2003 in excess of $100,000.

		Annual Compensation(1)
Name and Principal Position	Fiscal Year	Salary($)	Bonus($)	Other Annual Compensation ($)	LTIP Payouts	All Other Compensation(2)
Robert G. Cocks, Jr. President and Chief Executive Officer	2003	$147,788	$20,590	—	—	$11,246
John F. LaFountain Senior Vice President	2003	$96,417	$12,109	—	—	$7,215
John T. Knierim Senior Vice President	2003	$93,075	$11,689	—	—	$6,804

(1)
Summary compensation information is excluded for the fiscal years ended June 30, 2002 and 2001, as PSB Holdings, Inc. was not a public company during those periods.

(2)
Consists of profit sharing plan contributions of $8,867, $5,785 and $5,584, 401(k) plan contributions of $1,478, $964 and $931 and life insurance premiums paid by Putnam Savings Bank of $901, $466 and $289, on behalf of Messrs. Cocks, LaFountain and Knierim, respectively.

Benefit Plans

        Insurance Plan.    Putnam Savings Bank provides its full-time officers and employees with health and life insurance through Anthem Blue Cross & Blue Shield, Fort Dearborn Life Insurance Co., and GE Group Life Assurance Co.

        Deferred Compensation Retirement Plan.    Putnam Savings Bank maintains a deferred compensation retirement plan for the benefit of directors and employees designated by the board to participate in the plan. For a further discussion of the Deferred Compensation Retirement Plan, see "Management—Director Compensation—Deferred Compensation Retirement Plan."

        Incentive Plan.    Putnam Savings Bank maintains an incentive compensation plan for the benefit of its employees. The operation of the plan is predicated on attaining and exceeding management performance goals. The board of directors will formulate a rate of distribution for awards, based upon Putnam Savings Bank's performance, measured by the bank's return on equity and efficiency ratio. To be eligible for an award, a participant must be employed by April 1 of the plan year and must remain employed through the date of disbursement. Under the plan, incentive bonuses of up to 25% of salary may be paid to Putnam Savings Bank's President, up to 20% to other senior officers, up to 10% to 15% to other officers and employees.

Future Stock Benefit Plans

        Employee Stock Ownership Plan and Trust.    We intend to implement an employee stock ownership plan in connection with the offering. The Board of Directors of Putnam Savings Bank intends to adopt the employee stock ownership plan, and the Board of Directors of PSB Holdings, Inc. intends to approve the employee stock ownership loan, effective at the closing of the offering. Employees who are at least 21 years old with at least one year of employment with Putnam Savings Bank are eligible to participate. As part of the offering, the employee stock ownership plan trust intends to borrow funds from PSB Holdings, Inc. and use those funds to purchase a number of shares equal to 8% of the common stock issued in the offering (including shares issued to the Putnam Savings Foundation). Collateral for the loan will be the common stock purchased by the employee stock ownership plan. The loan will be repaid principally from Putnam Savings Bank discretionary contributions to the employee stock ownership plan over a period of up to 20 years. The loan documents will provide that the loan may be repaid over a shorter period, without penalty for prepayments. It is anticipated that the interest rate for the loan will be a floating rate equal to the prime rate. Shares purchased by the employee stock ownership plan will be held in a suspense account for allocation among participants as the loan is repaid.

        Contributions to the employee stock ownership plan and shares released from the suspense account in an amount proportional to the repayment of the employee stock ownership plan loan will be allocated among employee stock ownership plan participants on the basis of compensation in the year of allocation. Benefits under the plan will become fully vested upon completion of seven years of credited service, with credit given to participants for up to two years of credited service with Putnam Savings Bank's mutual predecessor prior to the adoption of the plan. A participant's interest in his account under the plan will also fully vest in the event of termination of service due to a participant's early or normal retirement, death, disability, or upon a change in control (as defined in the plan). Vested benefits will be payable in the form of common stock and/or cash. Putnam Savings Bank's contributions to the employee stock ownership plan are discretionary, subject to the loan terms and tax law limits. Therefore, benefits payable under the employee stock ownership plan cannot be estimated. Pursuant to SOP 93-6, we will be required to record compensation expense each year in an amount equal to the fair market value of the shares released from the suspense account. In the event of a change in control, the employee stock ownership plan will terminate.

        Stock Option Plan.    We may implement a stock option plan for our directors, officers and employees of PSB Holdings, Inc. and Putnam Savings Bank after the offering. Office of Thrift Supervision regulations prohibit us from implementing this plan until six months after the offering. If the stock option plan is implemented within the first 12 months after the offering, Office of Thrift Supervision regulations require that the plan be approved by a majority of the outstanding votes of PSB Holdings, Inc. eligible to be cast (excluding votes eligible to be cast by Putnam Bancorp, MHC). Pursuant to our Stock Issuance Plan and Office of Thrift Supervision regulations, in addition to shares awarded under one or more tax-qualified employee stock benefit plans, we may grant awards under one or more stock benefit plans, including the stock option plan, in an aggregate amount up to 25% of the common stock held by persons other than Putnam Bancorp, MHC.

        We expect that the stock option plan would authorize a committee of non-employee directors, or the full board, to grant options to purchase up to 10% of the shares issued in the offering (including shares issued to the Putnam Savings Foundation), although we may decide to adopt a stock option plan providing for greater or fewer stock option grants, if adopted after one year from the date of completion of the offering. The stock option plan will have a term of 10 years. The committee will decide which directors, officers and employees will receive options and the terms of those options. Generally, no stock option will permit its recipient to purchase shares at a price that is less than the fair market value of a share on the date the option is granted, and no option will have a term that is longer than 10 years. If we implement a stock option plan before the first anniversary of the offering, current regulations will require that:

  •
  non-employee directors in the aggregate may not receive more than 30% of the options authorized under the plan;

  •
  any one non-employee director may not receive more than 5% of the options authorized under the plan;

  •
  any officer or employee may not receive more than 25% of the options authorized under the plan;

  •
  the options may not vest more rapidly than 20% per year, beginning on the first anniversary of stockholder approval of the plan; and

  •
  accelerated vesting is not permitted except for death, disability or upon a change in control of Putnam Savings Bank or PSB Holdings, Inc.

        PSB Holdings, Inc. may obtain the shares needed for this plan by issuing additional shares of common stock or through stock repurchases.

        Recognition and Retention Plan.    We may implement a recognition and retention plan for the directors, officers and employees of Putnam Savings Bank and PSB Holdings, Inc. after the offering. Office of Thrift Supervision regulations prohibit us from implementing this plan until six months after the offering. If the recognition plan is implemented within the first 12 months after the offering, Office of Thrift Supervision regulations require that the plan be approved by a majority of the outstanding votes of PSB Holdings, Inc. (excluding votes eligible to be cast by Putnam Bancorp, MHC). Pursuant to our stock issuance plan and Office of Thrift Supervision regulations, in addition to shares awarded under one or more tax-qualified employee stock benefit plans, we may grant awards under one or more stock benefit plans, including the recognition and retention plan, in an amount up to 25% of the common stock held by persons other than Putnam Bancorp, MHC. If adopted within one year from the date of completion of the offering, the initial recognition and retention plan would authorize awards of our common stock in an aggregate amount up to 4% of the shares issued in the offering (including shares issued to the Putnam Savings Foundation), and would be subject to such other limitations as may be imposed by the Office of Thrift Supervision. The recognition and retention plan may authorize awards of more than 4% of the shares issued in the offering (including shares issued to the Putnam Savings Foundation), if it is adopted after one year from the date of the completion of the offering.

        The committee will decide which directors, officers and employees will receive restricted stock and the terms of those awards. We may obtain the shares of common stock needed for this plan by issuing additional shares of common stock or through stock repurchases. If we implement a recognition and retention plan before the first anniversary of the offering, current regulations will require that:

  •
  all non-employee directors in the aggregate may not receive more than 30% of the shares authorized under the plan;

  •
  no non-employee director may receive more than 5% of the shares authorized under the plan;

  •
  no officer or employee may receive more than 25% of the shares authorized under the plan;

  •
  the awards may not vest more rapidly than 20% per year, beginning on the first anniversary of stockholder approval of the plan; and

  •
  accelerated vesting is not permitted except for death, disability or upon a change of control of Putnam Savings Bank or PSB Holdings, Inc.

        Restricted stock awards under this plan may contain restrictions that require continued employment for a period of time for the award to be vested. Awards are not vested unless the specified employment requirements are satisfied. However, pending vesting, the award recipient may have voting and dividend rights. When an award becomes vested, the recipient must include the current fair market value of the vested shares in his or her income for federal income tax purposes. We will be allowed a federal income tax deduction in the same amount. We will have to recognize compensation expense for accounting purposes ratably over the vesting period, equal to the fair market value of the shares on the original award date.

Transactions with Certain Related Persons

        In the ordinary course of business, Putnam Savings Bank makes loans available to its directors, officers and employees. These loans are made in the ordinary course of business on substantially the same terms, including interest rate and collateral, as comparable loans to other borrowers. Management believes that these loans neither involve more than the normal risk of collectibility nor present other unfavorable features. Federal regulations permit executive officers and directors to participate in loan programs that are available to other employees, as long as the director or executive officer is not given preferential treatment compared to other participating employees. Loans made to directors or executive officers, including any modification of such loans, must be approved by a majority of disinterested members of the Board of Directors. The interest rate on loans to directors and officers is the same as that offered to other employees.

        Putnam Savings Bank utilizes the insurance services of J.A. Archambault & Sons, Inc. and Leschke-Puffer Insurance Agency. Messrs. Archambault and Puffer are directors of Putnam Savings Bank and principals of each of their respective insurance agencies. Total premiums, commissions and fees received by J.A. Archambault & Sons, Inc. and Leschke-Puffer Insurance Agency for insurance policies underwritten on behalf of Putnam Savings Bank totaled $15,302 and $3,026, respectively, for the nine months ended March 31, 2004 and $109,580 and $13,400, respectively, for the fiscal year ended June 30, 2003.

Participation By Management in the Offering

        The following table sets forth information regarding intended common stock purchases by each of the directors and executive officers of Putnam Savings Bank and their associates, and by all directors and executive officers as a group. These purchases of common stock are for investment purposes and not for resale. In the event the individual maximum purchase limitation is increased, persons subscribing for the maximum amount may increase their purchase order. Directors and executive officers will purchase shares of common stock at the same $10.00 purchase price per share and on the same terms as other purchasers in the offering. This table excludes shares of common stock to be purchased by the employee stock ownership plan, as well as any recognition and retention plan awards or stock option grants that may be made no earlier than six months after the completion of the offering. The directors and officers have indicated their intention to purchase in the offering an aggregate of $2.5 million of common stock, equal to 12.5%, 10.6%, 9.2% and 8.0% of the number of shares of common stock to be sold in the offering, at the minimum, midpoint, maximum and adjusted maximum of the estimated valuation range, respectively.

Name	Aggregate Purchase Price(1)	Number of Shares(1)	Percent at Midpoint
Thomas A. Borner	$500,000	50,000	2.1%
Robert G. Cocks, Jr.	500,000	50,000	2.1
A. Leon Archambault	150,000	15,000	0.6
Maurice P. Beaulac	250,000	25,000	1.1
Paul M. Kelly	250,000	25,000	1.1
Richard A. Loomis	250,000	25,000	1.1
Wilbur D. Neumann	135,000	13,500	0.6
Mary E. Patenaude	100,000	10,000	0.4
Charles H. Puffer	250,000	25,000	1.1
John T. Knierim	10,000	1,000	0.04
John F. LaFountain	25,000	2,500	0.1
Anthony J. Serio	50,000	5,000	0.2
Lynn K. Brodeur	10,000	1,000	0.04

All directors and executive officers as a group	$2,480,000	248,000	10.6%

(1)
Includes purchases by the individual's spouse and other relatives of the named individual living in the same household. The above named individuals are not aware of any other purchases by a person who, or entity which would be considered an associate of the named individuals under the Stock Issuance Plan.

THE STOCK OFFERING

        The Board of Directors of PSB Holdings, Inc. and the Office of Thrift Supervision have approved the plan, subject to the satisfaction of certain conditions imposed by the Office of Thrift Supervision in its approval. Office of Thrift Supervision approval does not constitute a recommendation or endorsement of the plan by the Office of Thrift Supervision.

General

        On April 7, 2004, our Board of Directors unanimously adopted the plan pursuant to which PSB Holdings, Inc. will sell shares of its common stock to depositors of Putnam Savings Bank and certain other persons, and issue shares of its common stock to Putnam Bancorp, MHC. After the stock offering, purchasers in the offering will own 44.5% of PSB Holdings, Inc.'s outstanding shares of common stock, and Putnam Bancorp, MHC will own 53.7% of PSB Holdings, Inc.'s outstanding shares of common stock. In addition, we intend to issue shares of common stock, equal to 4% of the shares being offered for sale, to a charitable foundation to be established by Putnam Savings Bank.

        The aggregate price of the shares of common stock sold in the offering will be within the offering range. The offering range of between $19.9 million and $26.9 million has been established by the Board of Directors, based upon an independent appraisal of the estimated pro forma market value of the common stock of PSB Holdings, Inc. The appraisal was prepared by RP Financial, LC, a consulting firm experienced in the valuation and appraisal of savings institutions. All shares of common stock to be sold in the offering will be sold at the same price per share. The independent appraisal will be affirmed or, if necessary, updated at the completion of the offering. See "How We Determined Stock Pricing and the Number of Shares to be Issued" for additional information as to the determination of the estimated pro forma market value of the common stock.

        The following is a brief summary of all material aspects of the stock offering. Prospective purchasers should also carefully review the terms of the stock issuance plan. A copy of the stock issuance plan is available from Putnam Savings Bank upon request and is available for inspection at the offices of Putnam Savings Bank and at the Office of Thrift Supervision. The plan is also filed as an exhibit to the Registration Statement of which this prospectus is a part, copies of which may be obtained from the Securities and Exchange Commission. See "Where You Can Find More Information" on page     .

Reasons for the Stock Offering

        The proceeds from the sale of common stock of PSB Holdings, Inc. will provide Putnam Savings Bank with additional capital, which may be used to support future growth, internally or through acquisitions. The stock offering will also enable PSB Holdings, Inc. and Putnam Savings Bank to increase their capital in response to any future regulatory capital requirements. Although Putnam Savings Bank currently exceeds all regulatory capital requirements, the sale of common stock will assist Putnam Savings Bank with the orderly preservation and expansion of its capital base and will provide flexibility to respond to sudden and unanticipated capital needs.

        In addition, since Putnam Savings Bank competes with local and regional banks not only for customers, but also for employees, we believe that the stock offering also will afford us the opportunity to attract and retain management and employees through various stock benefit plans, including incentive stock option plans, restricted stock plans and an employee stock ownership plan.

        After completion of the stock offering, the unissued common and preferred stock authorized by PSB Holdings, Inc.'s Charter, as well as any treasury shares that may have been repurchased, will permit PSB Holdings, Inc. to raise additional equity capital through further sales of securities and may permit PSB Holdings, Inc. to issue securities in connection with possible acquisitions, subject to market conditions and any required regulatory approval. PSB Holdings, Inc. currently has no plans with respect to additional offerings of securities.

        The stock offering proceeds will provide additional flexibility to grow through acquisitions of other financial institutions or other businesses. Although there are no current arrangements, understandings or agreements, written or oral, regarding any such opportunities, PSB Holdings, Inc. will be in a position after the stock offering to take advantage of any such favorable opportunities that may arise. See "How We Intend to Use the Proceeds from the Offering" on page    for a description of our intended use of proceeds.

        After considering the advantages and disadvantages of the stock offering, as well as applicable fiduciary duties, the Board of Directors of PSB Holdings, Inc. unanimously approved the stock offering as being in the best interests of PSB Holdings, Inc., Putnam Savings Bank, and Putnam Savings Bank's depositors and the communities we serve.

Offering of Common Stock

        Under the stock issuance plan, up to 2,686,688 shares of PSB Holdings, Inc. common stock will be offered for sale, subject to certain restrictions described below, through a subscription and community offering.

        Subscription Offering.    The subscription offering will expire at 5:00 p.m., Connecticut time, on                        , 2004, unless otherwise extended by Putnam Savings Bank and PSB Holdings, Inc. Regulations of the Office of Thrift Supervision require that all shares to be offered in the offering be sold within a period ending not more than 90 days after Office of Thrift Supervision approval of the use of the prospectus or a longer period as may be approved by the Office of Thrift Supervision, or the offering will not be effected. This period expires on                        , 2004, unless extended with the approval of the Office of Thrift Supervision. If the offering is not completed by                        , 2004, all subscribers will have the right to modify or rescind their subscriptions and to have their subscription funds returned promptly with interest. In the event of an extension of this type, all subscribers will be notified in writing of the time period within which subscribers must notify Putnam Savings Bank of their intention to maintain, modify or rescind their subscriptions. If the subscriber rescinds or does not respond in any manner to Putnam Savings Bank's notice, the funds submitted will be refunded to the subscriber with interest at Putnam Savings Bank's current savings rate, and/or the subscriber's withdrawal authorizations will be terminated. In the event that the offering is not completed, all funds submitted and not previously refunded pursuant to the subscription and community offering will be promptly refunded to subscribers with interest at Putnam Savings Bank's current savings rate, and all withdrawal authorizations will be terminated.

        Subscription Rights.    Under the stock issuance plan, nontransferable subscription rights to purchase the shares of common stock have been issued to persons and entities entitled to purchase the shares of common stock in the subscription offering. The amount of shares of common stock which these parties may purchase will depend on the availability of the common stock for purchase under the categories described in the stock issuance plan. Subscription priorities have been established for the allocation of common stock to the extent that the common stock is available. These priorities are as follows:

        Category 1: Eligible Account Holders.    Subject to the maximum purchase limitations, each depositor with $50.00 or more on deposit at Putnam Savings Bank, as of the close of business on March 31, 2003, will receive nontransferable subscription rights to subscribe for up to the greater of the following:

  (i)
  $250,000 of common stock;

  (ii)
  one-tenth of one percent of the total offering of common stock (excluding shares held by Putnam Bancorp, MHC); or

  (iii)
  15 times the product, rounded down to the nearest whole number, obtained by multiplying the total number of shares of common stock to be issued by a fraction, the numerator of which is the amount of the qualifying deposit of the eligible account holder and the denominator is the total amount of qualifying deposits of all eligible account holders.

        If the exercise of subscription rights in this category results in an oversubscription, shares of common stock will be allocated among subscribing eligible account holders so as to permit each one, to the extent possible, to purchase a number of shares sufficient to make the person's total allocation equal to 100 shares or the number of shares actually subscribed for, whichever is less. Thereafter, unallocated shares will be allocated among the remaining subscribing eligible account holders whose subscriptions remain unfilled in the proportion that the amounts of their respective qualifying deposits bear to the total amount of qualifying deposits of all remaining eligible account holders whose subscriptions remain unfilled; however, no fractional shares shall be issued. If the amount so allocated exceeds the amount subscribed for by any one or more eligible account holders, the excess shall be reallocated, one or more times as necessary, among those eligible account holders whose subscriptions are still not fully satisfied on the same principle until all available shares have been allocated or all subscriptions satisfied. Subscription rights received by officers and directors in this category based on their increased deposits in Putnam Savings Bank in the one-year period preceding March 31, 2003 are subordinated to the subscription rights of other eligible account holders.

        Category 2: Tax-Qualified Employee Plans.    The stock issuance plan provides that tax-qualified employee plans of Putnam Bancorp, MHC, PSB Holdings, Inc., or Putnam Savings Bank, such as the employee stock ownership plan, shall receive nontransferable subscription rights to purchase up to 10% of the shares of common stock issued in the offering. The employee stock ownership plan intends to purchase 8% of the shares of common stock issued in the offering (including shares issued to the Putnam Savings Foundation). In the event the number of shares offered in the offering is increased above the maximum of the valuation range, tax-qualified employee plans will have a priority right to purchase any shares exceeding that amount up to 10% of the common stock. If the employee stock ownership plan's subscription is not filled in its entirety, the employee stock ownership plan may purchase shares of common stock in the open market or may purchase shares of common stock directly from PSB Holdings, Inc.

        Category 3: Supplemental Eligible Account Holders.    To the extent that there are sufficient shares of common stock remaining after satisfaction of subscriptions by eligible account holders and the tax-qualified employee plans, and subject to the maximum purchase limitations, each depositor with $50.00 or more on deposit, as of the close of business on June 30, 2004, will receive nontransferable subscription rights to subscribe for up to the greater of:

  (i)
  $250,000 of common stock;

  (ii)
  one-tenth of one percent of the total offering of common stock; or

  (iii)
  15 times the product, rounded down to the nearest whole number, obtained by multiplying the total number of shares of common stock to be issued by a fraction, the numerator of which is the amount of qualifying deposits of the supplemental eligible account holder and the denominator is the total amount of qualifying deposits of all supplemental eligible account holders.

        If the exercise of subscription rights in this category results in an oversubscription, shares of common stock will be allocated among subscribing supplemental eligible account holders so as to permit each supplemental eligible account holder, to the extent possible, to purchase a number of shares sufficient to make his or her total allocation equal to 100 shares or the number of shares actually subscribed for, whichever is less. Thereafter, unallocated shares will be allocated among subscribing supplemental eligible account holders whose subscriptions remain unfilled in the proportion that the amounts of their respective qualifying deposits bear to total qualifying deposits of all subscribing supplemental eligible account holders.

        Category 4: Employees, Officers and Directors.    To the extent that shares remain available for purchase after satisfaction of all subscriptions of the Eligible Account Holders, Tax-Qualified Employee Plans and Supplemental Eligible Account Holders, employees, officers and directors of Putnam Savings Bank or PSB Holdings, Inc. shall have the opportunity to purchase up to $250,000 of the common stock offered; provided that PSB Holdings, Inc. may, in its sole discretion, and without further notice to or solicitation of subscribers or other prospective purchasers, increase such maximum purchase limitation to 5% of the maximum number of shares offered or decrease such maximum purchase limitation to 0.1% of the maximum number of shares offered, subject to the overall purchase limitations as set forth below. In the event that employees, officers and directors subscribe for a number of shares, which, when added to the shares subscribed for by Eligible Account Holders, Tax-Qualified Employee Plans and Supplemental Eligible Account Holders is in excess of the total shares offered, the subscriptions of such persons will be allocated among employees, officers and directors on a pro rata basis based on the size of each person's order.

        PSB Holdings, Inc. will make reasonable efforts to comply with the securities laws of all states in the United States in which persons entitled to subscribe for shares of common stock pursuant to the stock issuance plan reside. However, no shares of common stock will be offered or sold under the stock issuance plan to any person who resides in a foreign country or resides in a state of the United States in which a small number of persons otherwise eligible to subscribe for shares under the stock issuance plan reside or as to which PSB Holdings, Inc. determines that compliance with the securities laws of the state would be impracticable for reasons of cost or otherwise, including, but not limited to, a requirement that PSB Holdings, Inc. or any of its officers, directors or employees register, under the securities laws of the state, as a broker, dealer, salesman or agent. No payments will be made in lieu of the granting of subscription rights to any person.

        Community Offering.    Any shares of common stock which remain unsubscribed for in the subscription offering will be offered by PSB Holdings, Inc. in a community offering to members of the general public to whom PSB Holdings, Inc. delivers a copy of this prospectus and a stock order form, with preference given to natural persons residing in Windham County, Connecticut. Subject to the maximum purchase limitations, these persons, may purchase up to $250,000 of common stock. The community offering, if any, may be undertaken concurrent with, during, or promptly after the subscription offering, and may terminate at any time without notice, but may not terminate later than                         , 2004, unless extended by PSB Holdings, Inc. and Putnam Savings Bank. Subject to any required regulatory approvals, PSB Holdings, Inc. will determine the advisability of a community offering, the commencement and termination dates of any community offering, and the methods of finding potential purchasers in such offering, in its discretion based upon market conditions. The opportunity to subscribe for shares of common stock in the community offering category is subject to the right of PSB Holdings, Inc. and Putnam Savings Bank, in their sole discretion, to accept or reject these orders in whole or in part either at the time of receipt of an order or as soon as practicable thereafter.

        If there are not sufficient shares of common stock available to fill orders in the community offering, the shares of common stock will be allocated first to each natural person residing in Windham County, Connecticut whose order is accepted by PSB Holdings, Inc., in an amount equal to the lesser of 1,000 shares of common stock or the number of shares of common stock subscribed for by each subscriber residing in Windham County, Connecticut, if possible. Thereafter, unallocated shares of common stock will be allocated among the subscribers residing in Windham County, Connecticut whose orders remain unsatisfied, in the same proportion that the unfilled subscription of each bears to the total unfilled subscriptions of all subscribers residing in Windham County, Connecticut whose subscription remains unsatisfied. In the event orders for common stock in any of these categories exceed the number of shares available for sale, shares may be allocated on a pro rata basis within a category based on the amount of the respective orders. In addition, orders received for common stock in the community offering or any syndicated community offering shall first be filled up to a maximum of two percent (2%) of the shares sold and thereafter, remaining shares will be allocated on an equal number of shares basis per order until all orders are filled.

        Syndicated Community Offering.    All shares of common stock not purchased in the subscription and community offerings, if any, may be offered for sale to the general public in a syndicated community offering through a syndicate of registered broker-dealers to be formed and managed by Keefe, Bruyette & Woods, Inc. PSB Holdings, Inc. and Putnam Savings Bank have the right to reject orders in whole or part in their sole discretion in the syndicated community offering. Neither Keefe, Bruyette & Woods, Inc. nor any registered broker-dealer shall have any obligation to take or purchase any shares of common stock in the syndicated community offering; however, in the event Keefe, Bruyette & Woods, Inc. agrees to participate in a syndicated community offering, it will use its best efforts in the sale of shares of common stock in the syndicated community offering.

        The price at which shares of common stock are sold in the syndicated community offering will be the same price as in the subscription and community offerings. Subject to the overall purchase limitations, no person by himself or herself may subscribe for or purchase more than $250,000 or 25,000 shares of common stock.

        Keefe, Bruyette & Woods, Inc. may enter into agreements with selected dealers to assist in the sale of the shares of common stock in the syndicated community offering. No orders may be placed or filled by or for a selected dealer during the subscription offering. After the close of the subscription offering, Keefe, Bruyette & Woods, Inc. will instruct selected dealers as to the number of shares of common stock to be allocated to each selected dealer. Only after the close of the subscription offering and upon allocation of shares to selected dealers may selected dealers take orders from their customers. During the subscription and community offerings, selected dealers may only solicit indications of interest from their customers to place orders with PSB Holdings, Inc. as of a certain order date for the purchase of shares of common stock. When and if PSB Holdings, Inc., in consultation with Keefe, Bruyette & Woods, Inc., believes that enough indications of interest and orders have not been received in the subscription and community offerings to consummate the offering, it will instruct Keefe, Bruyette & Woods, Inc. to request, as of the order date, selected dealers to submit orders to purchase shares for which they have previously received indications of interest from their customers. Selected dealers will send confirmations of the orders to customers on the next business day after the order date. Selected dealers will debit the accounts of their customers on the settlement date, which date will be three business days from the order date. Customers who authorize selected dealers to debit their brokerage accounts are required to have the funds for payment in their account on but not before the settlement date. On the settlement date, selected dealers will remit funds to the account established by Putnam Savings Bank for each selected dealer. Each customer's funds so forwarded to Putnam Savings Bank, along with all other accounts held in the same title, will be insured by the FDIC up to $100,000 in accordance with applicable FDIC regulations. After payment has been received by Putnam Savings Bank from selected dealers, funds will earn interest at Putnam Savings Bank's passbook rate until the completion or termination of the offering. Funds will be promptly returned, with interest, in the event the offering is not completed as described above.

        The syndicated community offering will terminate no more than 45 days following the subscription expiration date, unless extended by PSB Holdings, Inc. and Putnam Savings Bank with the approval of the Office of Thrift Supervision.

        Limitations on Purchase of Shares.    The plan provides for certain limitations on the purchase of shares of common stock in the offering. These limitations are as follows:

  A.
  The aggregate amount of outstanding common stock of PSB Holdings, Inc. owned or controlled by persons other than Putnam Bancorp, MHC, at the close of the offering shall be less than 50% of PSB Holdings, Inc.'s total outstanding common stock.

  B.
  The maximum purchase of common stock in the subscription offering by a person or group of persons through a single deposit account is $250,000. No person by himself, or with an associate or group of persons acting in concert, may purchase more than $500,000 of the common stock offered in the offering, except that: (i) PSB Holdings, Inc. may, in its sole discretion and without further notice to or solicitation of subscribers or other prospective purchasers, increase such maximum purchase limitation to 5% of the number of shares offered in the offering; (ii) the tax-qualified employee plans may purchase up to 10% of the shares offered in the offering; and (iii) shares to be held by any tax-qualified employee plan and attributable to a person shall not be aggregated with other shares purchased directly by or otherwise attributable to such person.

  C.
  The aggregate amount of common stock acquired in the offering, plus all prior issuances by PSB Holdings, Inc., by any non-tax-qualified employee plan or any management person and his or her associates, exclusive of any shares of common stock acquired by such plan or management person and his or her associates in the secondary market, shall not exceed 4.9% of the outstanding shares of common stock of PSB Holdings, Inc. at the conclusion of the offering. In calculating the number of shares held by any management person and his or her associates under this paragraph, shares held by any tax-qualified employee plan or non-tax-qualified employee plan of PSB Holdings, Inc. or Putnam Savings Bank that are attributable to such person shall not be counted.

  D.
  The aggregate amount of common stock acquired in the offering, plus all prior issuances by PSB Holdings, Inc., by one or more non-tax-qualified employee plan exclusive of any common stock acquired by such plan or management person and his or her associates in the secondary market, shall not exceed 4.9% of the stockholders' equity of PSB Holdings, Inc. at the conclusion of the offering. In calculating the number of shares held by any management person and his or her associates under this paragraph, shares held by any tax-qualified employee plan or non-tax-qualified employee plan of PSB Holdings, Inc. or Putnam Savings Bank that are attributable to such person shall not be counted.

  E.
  The aggregate amount of common stock acquired in the offering, plus all prior issuances by PSB Holdings, Inc., by any one or more tax-qualified employee plans, exclusive of any shares of common stock acquired by such plans in the secondary market, shall not exceed 4.9% of the outstanding shares of common stock of PSB Holdings, Inc. at the conclusion of the offering.

  F.
  The aggregate amount of common stock acquired in the offering, plus all prior issuances by PSB Holdings, Inc., by any one or more tax-qualified employee plans, exclusive of any shares of common stock acquired by such plans in the secondary market, shall not exceed 4.9% of the stockholders' equity of PSB Holdings, Inc. at the conclusion of the offering.

  G.
  The aggregate amount of common stock acquired in the offering, plus all prior issuances by PSB Holdings, Inc., by all stock benefit plans of PSB Holdings, Inc. or Putnam Savings Bank, other than employee stock ownership plans, shall not exceed 25% of the outstanding common stock of PSB Holdings, Inc. held by persons other than the Putnam Bancorp, MHC.

  H.
  The aggregate amount of common stock acquired in the offering, plus all prior issuances by PSB Holdings, Inc., by all non-tax-qualified employee plans or management persons and their associates, exclusive of any common stock acquired by such plans or management persons and their associates in the secondary market, shall not exceed 25% of the outstanding shares of common stock held by persons other than Putnam Bancorp, MHC, at the conclusion of the offering. In calculating the number of shares held by management persons and their associates under this paragraph or the next paragraph shares held by any tax-qualified employee plan or non-tax-qualified employee plan that are attributable to such persons shall not be counted.

  I.
  The aggregate amount of common stock acquired in the offering, plus all prior issuances by PSB Holdings, Inc., by all non-tax-qualified employee plans or management persons and their associates, exclusive of any common stock acquired by such plans or management persons and their associates in the secondary market, shall not exceed 25% of the stockholders' equity of PSB Holdings, Inc. held by persons other than Putnam Bancorp, MHC, at the conclusion of the offering.

  J.
  Notwithstanding any other provision of the stock issuance plan, no person shall be entitled to purchase any common stock to the extent such purchase would be illegal under any federal law or state law or regulation or would violate regulations or policies of the National Association of Securities Dealers, Inc. ("NASD"), particularly those regarding free riding and withholding. PSB Holdings, Inc. and/or its agents may ask for an acceptable legal opinion from any purchaser as to the legality of such purchase and may refuse to honor any purchase order if such opinion is not timely furnished.

  K.
  The Board of Directors of PSB Holdings, Inc. has the right in its sole discretion to reject any order submitted by a person whose representations the Board of Directors believes to be false or who it otherwise believes, either alone or acting in concert with others, is violating, circumventing, or intends to violate, evade or circumvent the terms and conditions of the stock issuance plan.

  L.
  A minimum of 25 shares of common stock must be purchased by each person purchasing shares in the offering to the extent those shares are available; provided, however, that in the event the minimum number of shares of common stock purchased times the price per share exceeds $500, then such minimum purchase requirement shall be reduced to such number of shares which when multiplied by the price per share shall not exceed $500, as determined by the Board of Directors.

        For purposes of the plan, the members of the Board of Directors are not deemed to be acting in concert solely by reason of their board membership. The term "associate" is used above to indicate any of the following relationships with a person:

  •
  any corporation or organization, other than Putnam Bancorp, MHC, PSB Holdings, Inc. or Putnam Savings Bank or a majority-owned subsidiary of PSB Holdings, Inc. or Putnam Savings Bank, of which a person is a senior officer or partner, or beneficially owns, directly or indirectly, 10% or more of any class of equity securities of the corporation or organization;

  •
  any trust or other estate if the person has a substantial beneficial interest in the trust or estate or is a trustee or fiduciary of the estate. For purposes of Office of Thrift Supervision Regulations Sections 563b.370, 563b.380, 563b.385, 563b.390, 563b.395 and 563b.505, a person who has a substantial beneficial interest in a tax-qualified or non-tax-qualified employee plan, or who is a trustee or fiduciary of the plan is not an associate of the plan. For purposes of Section 563b.370 of the Office of Thrift Supervision Regulations, a tax-qualified employee plan is not an associate of a person;

  •
  any person who is related by blood or marriage to such person and (i) who lives in the same house as the person; or (ii) who is a director or senior officer of Putnam Bancorp, MHC, PSB Holdings, Inc. or Putnam Savings Bank or a subsidiary thereof; and

  •
  any person acting in concert with the persons or entities specified above.

        As used above, the term "acting in concert" means:

  •
  knowing participation in a joint activity or interdependent conscious parallel action towards a common goal whether or not pursuant to an express agreement;

  •
  a combination or pooling of voting or other interests in the securities of an issuer for a common purpose pursuant to any contract, understanding, relationship, agreement or other arrangement, whether written or otherwise; or

  •
  a person or company which acts in concert with another person or company ("other party") shall also be deemed to be acting in concert with any person or company who is also acting in concert with that other party, except that any tax-qualified employee plan will not be deemed to be acting in concert with its trustee or a person who serves in a similar capacity solely for the purpose of determining whether stock held by the trustee and stock held by the plan will be aggregated.

        Persons or companies who file jointly a Schedule 13D or Schedule 13G with any regulatory agency will be deemed to be acting in concert.

        The Boards of Directors of PSB Holdings, Inc. and Putnam Savings Bank may, in their sole discretion, increase the maximum purchase limitation up to 5.0% of the shares being offered in the offering or decrease it to 0.10% of the shares offered in the offering. Requests to purchase shares of PSB Holdings, Inc. common stock under this provision will be allocated by the boards of directors in accordance with the priority rights and allocation procedures set forth above. Depending upon market and financial conditions, and subject to certain regulatory limitations, the boards of directors of PSB Holdings, Inc. and Putnam Savings Bank, with the approval of the Office of Thrift Supervision and without further approval of the members, may increase or decrease any of the above purchase limitations at any time. To the extent that shares are available, each subscriber must subscribe for a minimum of 25 shares. In computing the number of shares of common stock to be allocated, all numbers will be rounded down to the next whole number.

        Shares of common stock purchased in the offering will be freely transferable except for shares of common stock purchased by executive officers and directors of Putnam Savings Bank or PSB Holdings, Inc. and except as described below. In addition, under NASD guidelines, members of the NASD and their associates are subject to certain restrictions on transfer of securities purchased in accordance with subscription rights and to certain reporting requirements upon purchase of these securities.

Tax Effects of the Stock Offering

        We have received an opinion from our special counsel, Luse Gorman Pomerenk & Schick, P.C., Washington, D.C., as to the material federal income tax consequences of the stock offering on Putnam Savings Bank and PSB Holdings, Inc., and as to the generally applicable material federal income tax consequences of the stock offering on our account holders and persons who purchase common stock in the stock offering. This opinion is based, among other things, on factual representations made by us, on certain assumptions stated in the opinion, and on the Internal Revenue Code, regulations now in effect or proposed, current administrative rulings, practices and judicial authority, all of which are subject to change (which change may be made with retroactive effect). This opinion has been included as an exhibit to our registration statement filed with the Securities and Exchange Commission, of which this prospectus is a part. The opinion provides, among other things, that:

  1.
  we will not recognize gain or loss upon the exchange by our mutual holding company of the shares of our common stock that it presently holds for the shares of our common stock that will be issued to it in connection with our stock offering;

  2.
  no gain or loss or taxable income will be recognized by eligible account holders or supplemental eligible account holders upon the distribution to them or their exercise of nontransferable subscription rights to purchase our common stock;

  3.
  it is more likely than not that the tax "basis" of our common stock to persons who purchase shares in the stock offering will be the purchase price thereof, and that their holding period for the shares will commence upon the consummation of the stock offering; and

  4.
  no gain or loss will be recognized by us on our receipt of cash in exchange for our common stock sold in the stock offering.

        The tax opinions as to items 2 and 3 above are based on the position that subscription rights to be received by eligible account holders and supplemental eligible account holders do not have any economic value at the time of distribution or at the time the subscription rights are exercised. In this regard, Luse Gorman Pomerenk & Schick, P.C. noted that the subscription rights will be granted at no cost to the recipients, are legally non-transferable and of short duration, and will provide the recipient with the right only to purchase shares of common stock at the same price to be paid by members of the general public in any community offering. The firm also noted that the Internal Revenue Service has not in the past concluded that subscription rights have value. However, as stated in the opinion, the issue of whether or not the nontransferable subscription rights have value is based on all the facts and circumstances. If the nontransferable subscription rights granted to eligible subscribers are subsequently found to have an ascertainable value greater than zero, income may be recognized by various recipients of the nontransferable subscription rights (in certain cases, whether or not the rights are exercised) and we could recognize gain on the distribution of the nontransferable subscription rights.

        The opinion of Luse Gorman Pomerenk & Schick, P.C., unlike a letter ruling issued by the Internal Revenue Service, is not binding on the Internal Revenue Service and the conclusions expressed therein may be challenged at a future date. The Internal Revenue Service has issued favorable rulings for transactions substantially similar to the stock offering, but any such ruling may not be cited as precedent by any taxpayer other than the taxpayer to whom the ruling is addressed. We do not plan to apply for a letter ruling concerning the transactions described herein.

        We also have received an opinion from Snyder & Haller, PC, that the Connecticut state income tax consequences of the proposed transaction are consistent with the federal income tax consequences.

        We also have received a letter from RP Financial, LC. stating its belief that the subscription rights do not have any ascertainable fair market value and that the price at which the subscription rights are exercisable will not be more or less than the fair market value of the shares on the date of the exercise. This position is based on the fact that these rights are acquired by the recipients without cost, are nontransferable and of short duration, and afford the recipients the right only to purchase the common stock at the same price as will be paid by members of the general public in any community offering.

        If the subscription rights granted to eligible account holders and supplemental eligible account holders are deemed to have an ascertainable value, receipt of these rights could result in taxable gain to those eligible account holders and supplemental eligible account holders who exercise the subscription rights in an amount equal to the ascertainable value, and we could recognize gain on a distribution. Eligible account holders and supplemental eligible account holders are encouraged to consult with their own tax advisors as to the tax consequences in the event that subscription rights are deemed to have an ascertainable value.

Restrictions on Transferability of Subscription Rights

        Subscription rights are nontransferable. PSB Holdings, Inc. may reasonably investigate to determine compliance with this restriction. Persons selling or otherwise transferring their rights to subscribe for shares of common stock in the subscription offering or subscribing for shares of common stock on behalf of another person may forfeit those rights and may face possible further sanctions and penalties imposed by the Office of Thrift Supervision or another agency of the United States Government. Putnam Savings Bank and PSB Holdings, Inc. will pursue any and all legal and equitable remedies in the event they become aware of the transfer of subscription rights and will not honor orders known by them to involve the transfer of these rights. Each person exercising subscription rights will be required to certify that he or she is purchasing shares solely for his or her own account and that he or she has no agreement or understanding with any other person for the sale or transfer of the shares of common stock. In addition, joint stock registration will be allowed only if the qualifying account is so registered. Once tendered, subscription orders cannot be revoked without the consent of Putnam Savings Bank and PSB Holdings, Inc.

Plan of Distribution and Marketing Arrangements

        Offering materials for the offering initially have been distributed to certain persons by mail, with additional copies made available through our Stock Information Center and Keefe, Bruyette & Woods, Inc. All prospective purchasers must send payment directly to Putnam Savings Bank, where such funds will be held in a segregated savings account and not released until the offering is completed or terminated.

        To assist in the marketing of the common stock, we have retained Keefe, Bruyette & Woods, Inc., which is a broker-dealer registered with the NASD. Keefe, Bruyette & Woods, Inc. will assist us in the offering as follows: (i) in training and educating our employees regarding the mechanics of the offering; (ii) in conducting informational meetings for employees, customers and the general public; (iii) in coordinating the selling efforts in our local communities; and (iv) in soliciting orders for shares of common stock in the subscription and community offering. For these services, Keefe, Bruyette & Woods will receive a management fee of $40,000 and a success fee equal to 1.0% of the dollar amount of shares of common stock sold in the subscription and community offerings. The success fee will be reduced by the management fee. No fee will be payable to Keefe, Bruyette & Woods, Inc. with respect to shares purchased by officers, directors and employees or their immediate families, shares purchased by our tax-qualified and non-qualified employee benefit plans, and shares issued to the charitable foundation currently estimated to total 493,152 shares, 579,500 shares and 629,150 shares at the minimum, maximum and adjusted maximum of the offering range, respectively. If there is a syndicated offering, Keefe, Bruyette & Woods, Inc. will receive a fee in an amount competitive with gross underwriting discounts charged at such time for underwritings of comparable amounts of common stock sold at a comparable price per share in a similar market environment. However, the total fees payable to Keefe, Bruyette & Woods, Inc. and other NASD member firms in the syndicated offering shall not exceed 5.5% of the aggregate dollar amount of the common stock sold in the syndicated community offering.

        We also will reimburse Keefe, Bruyette & Woods, Inc. for its reasonable out-of-pocket expenses associated with its marketing effort and for attorney's fees in an amount not to exceed $45,000. We will indemnify Keefe, Bruyette & Woods, Inc. against liabilities and expenses (including legal fees) incurred in connection with certain claims or litigation arising out of or based upon untrue statements or omissions contained in the offering material for the common stock, including liabilities under the Securities Act of 1933.

        Our directors and executive officers may participate in the solicitation of offers to purchase shares of common stock. Other trained employees may participate in the offering in ministerial capacities, providing clerical work in effecting a sales transaction or answering questions of a ministerial nature. Other questions of prospective purchasers will be directed to executive officers or registered representatives. We will rely on Rule 3a4-1 of the Exchange Act, so as to permit officers, directors, and employees to participate in the sale of shares of common stock. No officer, director or employee will be compensated for his participation by the payment of commissions or other remuneration based either directly or indirectly on the transactions in the common stock. Keefe, Bruyette & Woods, Inc. will solicit orders and conduct sales of the common stock of PSB Holdings, Inc. in states in which our directors and executive officers are not permitted to offer and sell our common stock.

How We Determined Stock Pricing and the Number of Shares to be Issued

        The stock issuance plan and federal regulations require that the aggregate purchase price of the common stock sold in the offering be based on the appraised pro forma market value of the common stock, as determined on the basis of an independent valuation. We retained RP Financial, LC to make the independent valuation. RP Financial, LC will receive a fee of $23,500, which amount does not include a fee of $6,000 to be paid to RP Financial, LC for assistance in the preparation of a business plan. We have agreed to indemnify RP Financial, LC and its employees and affiliates against certain losses (including any losses in connection with claims under the federal securities laws) arising out of its services as appraiser, except where RP Financial, LC's liability results from its negligence or bad faith.

        The independent valuation was prepared by RP Financial, LC in reliance upon the information contained in this prospectus, including the financial statements. RP Financial, LC also considered the following factors, among others:

  •
  the present and projected operating results and financial condition of Putnam Savings Bank and the economic and demographic conditions in our existing market area;

  •
  historical, financial and other information relating to Putnam Savings Bank;

  •
  a comparative evaluation of the operating and financial statistics of Putnam Savings Bank with those of other publicly traded subsidiaries of holding companies;

  •
  the aggregate size of the offering;

  •
  the impact of the offering on our stockholders' equity and earnings potential;

  •
  the proposed dividend policy of PSB Holdings, Inc.;

  •
  the trading market for securities of comparable institutions and general conditions in the market for such securities; and

  •
  the issuance of shares to the charitable foundation.

        On the basis of the foregoing, RP Financial, LC advised us that as of May 21, 2004, the estimated pro forma market value of the common stock on a fully converted basis ranged from a minimum of $44.6 million to a maximum of $60.4 million, with a midpoint of $52.5 million (the estimated valuation range). The board determined to offer the shares of common stock in the offering at the purchase price of $10.00 per share and that 44.5% of the shares issued should be held by purchasers in the offering and 53.7% should be held by Putnam Bancorp, MHC, after giving effect to the issuance of shares to Putnam Savings Foundation. Based on the estimated valuation range and the purchase price of $10.00 per share, the number of shares of common stock that PSB Holdings, Inc. will issue to our mutual holding company will range from 2,397,254 shares to 3,243,344 shares, with a midpoint of 2,820,300 shares, and the number of shares sold in the offering will range from 1,985,813 shares to 2,686,688 shares, with a midpoint of 2,336,250 shares.

        The board reviewed the independent valuation and, in particular, considered (i) our financial condition and results of operations for the nine months ended March 31, 2004, (ii) financial comparisons to other financial institutions, and (iii) stock market conditions generally and, in particular, for financial institutions, all of which are set forth in the independent valuation. The board also reviewed the methodology and the assumptions used by RP Financial, LC in preparing the independent valuation. The estimated valuation range may be amended with the approval of the Office of Thrift Supervision, if necessitated by subsequent developments in our financial condition or market conditions generally.

        Following commencement of the subscription offering, the maximum of the estimated valuation range may be increased by up to 15%, to up to $69.4 million and the maximum number of shares that will be outstanding immediately following the offering may be increased up to 15% to 6,943,125 shares. Under such circumstances the number of shares sold in the offering will be increased to 3,089,691 shares and the number of shares held by Putnam Bancorp, MHC, will be increased to 3,729,846 shares. The increase in the valuation range may occur to reflect changes in market and financial conditions, demand for the shares, or regulatory considerations, without the resolicitation of subscribers. The minimum of the estimated valuation range and the minimum of the offering range may not be decreased without a resolicitation of subscribers. The purchase price of $10.00 per share will remain fixed. See "Offering of Common Stock-Limitations On Purchase of Shares" as to the method of distribution and allocation of additional shares of common stock that may be issued in the event of an increase in the offering range to fill unfilled orders in the subscription and community offerings.

        The independent valuation is not intended, and must not be construed, as a recommendation of any kind as to the advisability of purchasing shares of common stock. RP Financial, LC did not independently verify the financial statements and other information provided by PSB Holdings, Inc., nor did RP Financial, LC value independently the assets or liabilities of Putnam Savings Bank. The independent valuation considers PSB Holdings, Inc. as a going concern and should not be considered as an indication of its liquidation value. Moreover, because the valuation is necessarily based upon estimates and projections of a number of matters, all of which are subject to change from time to time, no assurance can be given that persons purchasing shares in the offering will thereafter be able to sell such shares at prices at or above the purchase price.

        The independent valuation will be updated at the time of the completion of the offering. If the update to the independent valuation at the conclusion of the offering results in an increase in the pro forma market value of the common stock to more than $69.4 million or a decrease in the pro forma market value to less than $44.6 million, then PSB Holdings, Inc., after consulting with the Office of Thrift Supervision, may terminate the stock issuance plan and return all funds promptly, with interest on payments made by check, certified or teller's check, bank draft or money order, extend or hold a new subscription offering, community offering, or both, establish a new offering range, commence a resolicitation of subscribers or take such other actions as may be permitted by the Office of Thrift Supervision in order to complete the offering. In the event that a resolicitation is commenced, unless an affirmative response is received within a reasonable period of time, all funds will be promptly returned to investors as described above. A resolicitation, if any, following the conclusion of the subscription and community offerings would not exceed 45 days unless further extended by the Office of Thrift Supervision for periods of up to 90 days not to extend beyond 24 months following the date of the approval by the OTS of the stock issuance plan, or                        , 2006.

        An increase in the independent valuation and the number of shares to be issued in the offering would decrease both a subscriber's ownership interest and PSB Holdings, Inc.'s pro forma earnings and stockholders' equity on a per share basis, while increasing pro forma earnings and stockholders' equity on an aggregate basis. A decrease in the independent valuation and the number of shares of common stock to be issued in the offering would increase both a subscriber's ownership interest and PSB Holdings, Inc.'s pro forma earnings and stockholders' equity on a per share basis, while decreasing pro forma net income and stockholders' equity on an aggregate basis. For a presentation of the effects of such changes, see "Pro Forma Data" on page    .

        Copies of the appraisal report of RP Financial, LC and the detailed memorandum of the appraiser setting forth the method and assumptions for such appraisal are available for inspection at the main office of Putnam Savings Bank and the other locations specified under "Where You Can Find More Information" on page    .

        No sale of shares of common stock may occur unless, prior to such sale, RP Financial, LC confirms to Federal Financial Services, Inc. and the Office of Thrift Supervision that, to the best of its knowledge, nothing of a material nature has occurred that, taking into account all relevant factors, would cause RP Financial, LC to conclude that the independent valuation is incompatible with its estimate of the pro forma market value of the common stock of Federal Financial Services, Inc. at the conclusion of the offering. Any change that would result in an aggregate purchase price that is below the minimum or above the maximum of the estimated valuation range would be subject to Office of Thrift Supervision approval. If such confirmation is not received, we may extend the offering, reopen the offering or commence a new offering, establish a new estimated valuation range and commence a resolicitation of all purchasers with the approval of the Office of Thrift Supervision or take such other actions as permitted by the Office of Thrift Supervision in order to complete the offering.

Prospectus Delivery and Procedure for Purchasing Shares

        Prospectus Delivery.    To ensure that each purchaser receives a prospectus at least 48 hours prior to the end of the offering, in accordance with Rule 15c2-8 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), no prospectus will be mailed later than five days or hand delivered any later than two days prior to the end of the offering. Execution of the order form will confirm receipt or delivery of a prospectus in accordance with Rule 15c2-8. Order forms will be distributed only with a prospectus. Neither we nor Keefe, Bruyette & Woods, Inc. is obligated to deliver a prospectus and an order form by any means other than the U.S. Postal Service.

        Expiration Date.    The offering will terminate at 5:00 p.m., Connecticut time on                         , 2004, unless extended by us for up to 90 days following the date of Office of Thrift Supervision approval of the use of this prospectus, which is August    , 2004, or, if approved by the Office of Thrift Supervision, for an additional period after                        , 2004 (as so extended, the "expiration date"). We are not required to give purchasers notice of any extension unless the expiration date is later than                        , 2004, in which event purchasers will be given the right to increase, decrease, confirm, or rescind their orders.

        Use of Order Forms.    In order to purchase shares of common stock, each purchaser must complete an order form except for certain persons purchasing in the syndicated community offering as more fully described below. Any person receiving an order form who desires to purchase shares of common stock may do so by delivering to a full service office of Putnam Savings Bank, a properly executed and completed order form, together with full payment for the shares of common stock purchased. The order form must be received by Putnam Savings Bank prior to 5:00 p.m., Connecticut time on                        , 2004. Each person ordering shares of common stock is required to represent that they are purchasing such shares for their own account. Our interpretation of the terms and conditions of the plan of reorganization and of the acceptability of the order forms will be final. We are not required to accept copies of order forms.

        To ensure that eligible account holders and supplemental eligible account holders are properly identified as to their stock purchase priorities, such parties must list all deposit accounts on the order form giving all names on each deposit account and/or loan and the account and/or loan numbers at the applicable eligibility date. Failure to list all of your account relationships, which will all be reviewed when taking into consideration relevant account relationships in the event of an allocation of stock, could result in a loss of all or part of your share allocation in the event of an oversubscription. Should an oversubscription result in an allocation of shares, the allocation of shares will be completed in accordance with the Stock Issuance Plan. Our interpretation of the terms and conditions of the Stock Issuance Plan and of the acceptability of the order form will be final. If a partial payment for your shares is required, we will first take the funds from the cash or check you paid with and secondly from any account you wanted funds withdrawn from.

        We are not obligated to accept an order submitted on photocopied or telecopied order forms. Orders cannot and will not be accepted without the execution of the certification appearing on the order form. We are not required to notify subscribers of incomplete or improperly executed order forms and we have the right to waive or permit the correction of incomplete or improperly executed order forms as long as it is performed before the expiration of the offering. We do not represent, however, that we will do so and we have no affirmative duty to notify any prospective subscriber of any such defects.

        Payment for Shares.    Full payment for all shares will be required to accompany a completed order form for the purchase to be valid. Payment for shares may be made by (i) cash, if delivered in person, (although we prefer that you exchange cash for a Putnam Savings Bank bank check) (ii) check or money order, or (iii) authorization of withdrawal from a deposit account maintained with Putnam

Savings Bank. Third party checks will not be accepted as payment for a subscriber's order. Appropriate means by which such withdrawals may be authorized are provided in the order forms.

        Once such a withdrawal amount has been authorized, a hold will be placed on such funds, making them unavailable to the depositor until the offering has been completed or terminated. In the case of payments authorized to be made through withdrawal from deposit accounts, all funds authorized for withdrawal will continue to earn interest at the contract rate until the offering is completed or terminated.

        Interest penalties for early withdrawal applicable to certificate of deposit accounts at Putnam Savings Bank will not apply to withdrawals authorized for the purchase of shares of common stock. However, if a withdrawal results in a certificate of deposit account with a balance less than the applicable minimum balance requirement, the certificate of deposit shall be canceled at the time of withdrawal without penalty, and the remaining balance will earn interest at our passbook rate subsequent to the withdrawal.

        Payments received by Putnam Savings Bank will be placed in a segregated savings account and will be paid interest at our passbook rate from the date payment is received until the offering is completed or terminated. Such interest will be paid by check, on all funds held, including funds accepted as payment for shares of common stock, promptly following completion or termination of the offering.

        If the employee stock ownership plan purchases shares of common stock, it will not be required to pay for such shares until consummation of the offering, provided that there is a loan commitment to lend to the employee stock ownership plan the amount of funds necessary to purchase the number of shares ordered.

        Owners of self-directed IRAs may use the assets of such IRAs to purchase shares of common stock in the offering, provided that the IRA accounts are not maintained at Putnam Savings Bank. Persons with IRAs maintained with us must have their accounts transferred to a self-directed IRA account with an unaffiliated trustee in order to purchase shares of common stock in the offering. In addition, the provisions of ERISA and IRS regulations require that executive officers, trustees, and 10% stockholders who use self-directed IRA funds and/or Keogh plan accounts to purchase shares of common stock in the offering, make such purchase for the exclusive benefit of the IRA and/or Keogh plan participant. The transfer of funds to a new trustee takes time, so please make arrangements as soon as possible.

        Once submitted, an order cannot be modified or revoked unless the offering is terminated or extended beyond                        , 2004.

        Depending on market conditions, the common stock may be offered for sale to the general public on a best efforts basis in a syndicated community offering by a selling group of broker-dealers to be managed by Keefe, Bruyette & Woods, Inc. Keefe, Bruyette & Woods, Inc., in its discretion, will instruct selected broker-dealers as to the number of shares of common stock to be allocated to each selected broker-dealer. Only upon allocation of shares of common stock to selected broker-dealers may they take orders from their customers. Investors who desire to purchase shares of common stock in the syndicated offering directly through a selected broker-dealer, which may include Keefe, Bruyette & Woods, Inc., will be advised that the members of the selling group are required either (a) upon receipt of an executed order form or direction to execute an order form on behalf of an investor, to forward the appropriate purchase price to us for deposit in a segregated account on or before 12:00 noon, Connecticut time, of the business day next following such receipt or execution; or (b) upon receipt of confirmation by such member of the selling group of an investor's interest in purchasing shares of common stock, and following a mailing of an acknowledgment by such member to such investor on the business day next following receipt of confirmation, to debit the account of such investor on the third business day next following receipt of confirmation and to forward the appropriate purchase price to us for deposit in the segregated account on or before twelve noon, prevailing time, of the business day next following such debiting. Payment for any shares purchased pursuant to alternative (a) above must be made by check in full payment therefor. Payment for shares of common stock purchased pursuant to alternative (b) above may be made by wire transfer to Putnam Savings Bank.

        Delivery of Stock Certificates.    Certificates representing shares of common stock issued in the offering will be mailed to the persons entitled thereto at the registration address noted on the order form, as soon as practicable following consummation of the offering. Any certificates returned as undeliverable will be held by us until claimed by persons legally entitled thereto or otherwise disposed of in accordance with applicable law. Until certificates for the shares of common stock are available and delivered to purchasers, purchasers may not be able to sell the shares of common stock which they ordered.

Restrictions on Purchase or Transfer of Stock by Directors and Officers

        All shares of the common stock purchased by our directors and officers in the offering will be subject to the restriction that such shares may not be sold or otherwise disposed of for value for a period of one year following the date of purchase, except for any disposition of such shares (i) following the death of the original purchaser or (ii) by reason of an exchange of securities in connection with a merger or acquisition approved by the applicable regulatory authorities. Sales of shares of the common stock by PSB Holdings, Inc.'s directors and officers will also be subject to certain insider trading and other transfer restrictions under the federal securities laws. See "Supervision and Regulation—Federal Securities Laws."

        Purchases of outstanding shares of common stock of PSB Holdings, Inc. by directors, executive officers, or any person who was an executive officer or director of Putnam Savings Bank after adoption of the stock issuance plan, and their associates during the three-year period following the offering may be made only through a broker or dealer registered with the Securities and Exchange Commission, except with the prior written approval of the Office of Thrift Supervision. This restriction does not apply, however, to negotiated transactions involving more than 1% of PSB Holdings, Inc.'s outstanding common stock or to the purchase of shares of common stock under the stock option plan.

        PSB Holdings, Inc. has filed with the Securities and Exchange Commission a registration statement under the Securities Act of 1933, as amended, for the registration of the shares of common stock to be issued in the offering. The registration under the Securities Act of shares of the common stock to be issued in the offering does not cover the resale of the shares of common stock. Shares of common stock purchased by persons who are not affiliates of PSB Holdings, Inc. may be resold without registration. Shares purchased by an affiliate of PSB Holdings, Inc. will have resale restrictions under Rule 144 of the Securities Act of 1933. If PSB Holdings, Inc. meets the current public information requirements of Rule 144 under the Securities Act of 1933, each affiliate of PSB Holdings, Inc. who complies with the other conditions of Rule 144, including those that require the affiliate's sale to be aggregated with those of certain other persons, would be able to sell in the public market, without registration, a number of shares not to exceed, in any three-month period, the greater of 1% of the outstanding shares of PSB Holdings, Inc. common stock or the average weekly volume of trading in the shares of common stock during the preceding four calendar weeks. Provision may be made in the future by PSB Holdings, Inc. to permit affiliates to have their shares of common stock registered for sale under the Securities Act of 1933 under certain circumstances.

Interpretation, Amendment and Termination

        All interpretations of the stock issuance plan by the Board of Directors will be final, subject to the authority of the Office of Thrift Supervision. The stock issuance plan provides that, if deemed necessary or desirable by the Board of Directors of PSB Holdings, Inc., the stock issuance plan may be substantially amended by a majority vote of the Board of Directors as a result of comments from regulatory authorities or otherwise, at any time prior to the approval of the plan by the OTS and at any time thereafter with concurrence of the OTS. The stock issuance plan may be terminated by a majority vote of the Board of Directors of PSB Holdings, Inc. at any time prior to approval of the plan by the Office of Thrift Supervision and may be terminated at any time thereafter with the concurrence of the Office of Thrift Supervision.

Stock Information Center

        If you have any questions regarding the offering, please call the Stock Information Center at (860)             -            , from 9:00 a.m. to 4:00 p.m., Connecticut time, Monday through Friday.

PUTNAM SAVINGS FOUNDATION

General

        In furtherance of our commitment to our local community, the plan of stock issuance provides that we will establish the Putnam Savings Foundation as a non-stock, nonprofit Delaware corporation in connection with the offering. The charitable foundation will be funded with shares of PSB Holdings, Inc. common stock, as further described below. By further enhancing our visibility and reputation in our local community, we believe that the charitable foundation will enhance the long-term value of Putnam Savings' community banking franchise. The stock offering presents us with a unique opportunity to provide a substantial and continuing benefit to our community and to receive the associated tax benefits.

Purpose of the Charitable Foundation

        In connection with the closing of the stock offering, PSB Holdings, Inc. intends to issue an amount equal to 4% of the shares of common stock sold in the offering to the Putnam Savings Foundation. The purpose of the charitable foundation is to enhance the relationship between Putnam Savings Bank and the communities in which we operate and to enable our communities to share in our long-term growth. The Putnam Savings Foundation will be dedicated completely to community activities and the promotion of charitable causes, and may be able to support such activities in manners that are not presently available to us. We believe that the Putnam Savings Foundation will enable us to assist the communities within our market area in areas beyond community development and lending, and will enhance our current activities under the Community Reinvestment Act. Putnam Savings Bank received an "Outstanding" rating in its most recent Community Reinvestment Act examination by the FDIC.

        We further believe that funding the Putnam Savings Foundation with shares of PSB Holdings, Inc. common stock will allow our community to share in the potential growth and success of Putnam Savings Bank long after the stock offering is completed. The Putnam Savings Foundation will accomplish this goal by establishing continued ties between the charitable foundation and Putnam Savings Bank, thereby forming a partnership within the communities in which Putnam Savings Bank operates.

        We do not expect the contribution to Putnam Savings Foundation to take the place of our traditional community lending and charitable activities. For the nine months ended March 31, 2004, Putnam Savings Bank contributed $25,650 to various organizations. After the stock offering, we expect to continue making charitable contributions within our community.

Structure of the Charitable Foundation

        The Putnam Savings Foundation will be incorporated under Delaware law as a non-stock, nonprofit corporation. The certificate of incorporation of the Putnam Savings Foundation will provide that the corporation is organized exclusively for charitable purposes as set forth in Section 501(c)(3) of the Internal Revenue Code. The Putnam Savings Foundation's certificate of incorporation will further provide that no part of the net earnings of the charitable foundation will inure to the benefit of, or be distributable to, its directors, officers or members.

        We have selected                        ,                         and                         to serve on the initial board of directors of the charitable foundation. As required by Office of Thrift Supervision regulations, we also will select one additional person to serve on the initial board of directors who will not be one of our officers or directors and who will have experience with local charitable organizations and grant making. While there are no plans to change the size of the initial board of directors during the year following the completion of the stock offering, following the first anniversary of the stock offering, the charitable foundation may alter the size and composition of its board of directors. For five years after the stock offering, one seat on the charitable foundation's board of directors will be reserved for a person from our local community who has experience with local community charitable organizations and grant making and who is not one of our officers, directors or employees, and one seat on the charitable foundation's board of directors will be reserved for one of Putnam Savings Bank's directors.

        The business experience of                        ,                         and                         is described in "Management of PSB Holdings, Inc." on page    .

        The board of directors of the Putnam Savings Foundation will be responsible for establishing its grant and donation policies, consistent with the purposes for which it was established. As directors of a nonprofit corporation, directors of the Putnam Savings Foundation will at all times be bound by their fiduciary duty to advance the charitable foundation's charitable goals, to protect its assets and to act in a manner consistent with the charitable purposes for which the charitable foundation is established. The directors of the Putnam Savings Foundation also will be responsible for directing the activities of the charitable foundation, including the management and voting of the shares of common stock of PSB Holdings, Inc. held by the charitable foundation. However, as required by Office of Thrift Supervision regulations, all shares of common stock held by the Putnam Savings Foundation must be voted in the same ratio as all other shares of the common stock on all proposals considered by stockholders of PSB Holdings, Inc.

        The Putnam Savings Foundation's place of business will be located at our administrative offices. The board of directors of the Putnam Savings Foundation will appoint such officers and employees as may be necessary to manage its operations. To the extent applicable, we will comply with the affiliates restrictions set forth in Sections 23A and 23B of the Federal Reserve Act and the Office of Thrift Supervision regulations governing transactions between Putnam Savings Bank and the foundation.

        The Putnam Savings Foundation will receive working capital from:

  (1)
  any dividends that may be paid on PSB Holdings, Inc.'s shares of common stock in the future;

  (2)
  within the limits of applicable federal and state laws, loans collateralized by the shares of common stock; or

  (3)
  the proceeds of the sale of any of the shares of common stock in the open market from time to time.

        As a private foundation under Section 501(c)(3) of the Internal Revenue Code, the Putnam Savings Foundation will be required to distribute annually in grants or donations a minimum of 5% of the average fair market value of its net investment assets. Legislation has been introduced that, if enacted, could have the impact of increasing the charitable foundation's required annual distribution in grants or donations. One of the conditions imposed on the gift of common stock is that the amount of common stock that may be sold by the Putnam Savings Foundation in any one year shall not exceed 5% of the average market value of the assets held by the Putnam Savings Foundation, except where the board of directors of the charitable foundation determines that the failure to sell an amount of common stock greater than such amount would result in a long-term reduction of the value of its assets and/or would otherwise jeopardize its capacity to carry out its charitable purposes.

Tax Considerations

        Our independent tax advisor, Luse Gorman Pomerenk & Schick, P.C., has advised us that an organization created for the above purposes should qualify as a Section 501(c)(3) exempt organization under the Internal Revenue Code and should be classified as a private foundation. The Putnam Savings Foundation will submit a timely request to the Internal Revenue Service to be recognized as an exempt organization. As long as the Putnam Savings Foundation files its application for tax-exempt status within 15 months from the date of its organization, and provided the Internal Revenue Service approves the application, its effective date as a Section 501(c)(3) organization will be the date of its organization. Our independent tax advisor, however, has not rendered any advice on whether the Putnam Savings Foundation's tax exempt status will be affected by the regulatory requirement that all shares of common stock of PSB Holdings, Inc. held by the Putnam Savings Foundation must be voted in the same ratio as all other outstanding shares of common stock of PSB Holdings, Inc. on all proposals considered by stockholders of PSB Holdings, Inc.

        PSB Holdings, Inc. and Putnam Savings Bank are authorized by federal law to make charitable contributions. We believe that the stock offering presents a unique opportunity to establish and fund a charitable foundation given the substantial amount of additional capital being raised. In making such a determination, we considered the dilutive impact to our stockholders of the contribution of shares of common stock to the Putnam Savings Foundation. We believe that the contribution to the Putnam Savings Foundation in excess of the 10% annual limitation on charitable deductions described below is justified given Putnam Savings Bank's capital position and its earnings, the substantial additional capital being raised in the stock offering and the potential benefits of the Putnam Savings Foundation to our community. See "Capitalization," "Historical and Pro Forma Regulatory Capital Compliance" and "Comparison of Valuation and Pro Forma Information With and Without the Foundation." The amount of the contribution will not adversely affect our financial condition. We therefore believe that the amount of the charitable contribution is reasonable given our pro forma capital position, and it does not raise safety and soundness concerns.

        We have received an opinion from our independent tax advisor that PSB Holdings, Inc.'s contribution of its shares of stock to the Putnam Savings Foundation should not constitute an act of self-dealing and that we should be entitled to a deduction in the amount of the fair market value of the stock at the time of the contribution less the nominal amount that the Putnam Savings Foundation is required to pay PSB Holdings, Inc. for such stock. We are permitted to deduct only an amount equal to 10% of our annual taxable income in any one year. We are permitted under the Internal Revenue Code to carry the excess contribution over the five-year period following the contribution to the Putnam Savings Foundation. We estimate that substantially all of the contribution should be deductible over the six-year period. However, we do not have any assurance that the Internal Revenue Service will grant tax-exempt status to the charitable foundation. Furthermore, even if the contribution is deductible, we may not have sufficient earnings to be able to use the deduction in full. We do not expect to make any further contributions to the Putnam Savings Foundation within the first five years following the initial contribution, unless such contributions would be deductible under the Internal Revenue Code. Any such decisions would be based on an assessment of, among other factors, our financial condition at that time, the interests of our stockholders and depositors, and the financial condition and operations of the foundation.

        Although we have received an opinion from our independent tax advisor that we should be entitled to a deduction for the charitable contribution, there can be no assurances that the Internal Revenue Service will recognize the Putnam Savings Foundation as a Section 501(c)(3) exempt organization or that the deduction will be permitted. In such event, our contribution to the Putnam Savings Foundation would be expensed without tax benefit, resulting in a reduction in earnings in the year in which the Internal Revenue Service makes such a determination.

        As a private foundation, earnings and gains, if any, from the sale of common stock or other assets are exempt from federal and state income taxation. However, investment income, such as interest, dividends and capital gains, is generally taxed at a rate of 2.0%. Legislation has been introduced that, if enacted, would reduce this rate to 1.0%. The Putnam Savings Foundation will be required to file an annual return with the Internal Revenue Service within four and one-half months after the close of its fiscal year. The Putnam Savings Foundation will be required to make its annual return available for public inspection. The annual return for a private foundation includes, among other things, an itemized list of all grants made or approved, showing the amount of each grant, the recipient, any relationship between a grant recipient and the foundation's managers and a concise statement of the purpose of each grant.

Regulatory Requirements Imposed on the Charitable Foundation

        Office of Thrift Supervision regulations impose the following requirements on the establishment of the charitable foundation:

  •
  the Office of Thrift Supervision may examine the charitable foundation at the foundation's expense;

  •
  the charitable foundation must comply with all supervisory directives imposed by the Office of Thrift Supervision;

  •
  the charitable foundation must provide annually to the Office of Thrift Supervision a copy of the annual report that the foundation submits to the Internal Revenue Service;

  •
  the charitable foundation must operate according to written policies adopted by its board of directors, including a conflict of interest policy;

  •
  the charitable foundation may not engage in self-dealing and must comply with all laws necessary to maintain its tax-exempt status under the Internal Revenue Code; and

  •
  the charitable foundation must vote its shares in the same ratio as all of the other shares voted on each proposal considered by the stockholders of PSB Holdings, Inc.

        Within six months of completing the stock offering, the Putnam Savings Foundation must submit to the Office of Thrift Supervision a three-year operating plan.

RESTRICTIONS ON THE ACQUISITION OF PSB HOLDINGS, INC.
AND PUTNAM SAVINGS BANK

        The principal federal regulatory restrictions which affect the ability of any person, firm or entity to acquire PSB Holdings, Inc., Putnam Savings Bank or their respective capital stock are described below. Also discussed are certain provisions in PSB Holdings, Inc.'s charter and bylaws which may be deemed to affect the ability of a person, firm or entity to acquire PSB Holdings, Inc.

Federal Law

        The Change in Bank Control Act provides that no person, acting directly or indirectly or through or in concert with one or more other persons, may acquire control of a savings institution unless the Office of Thrift Supervision has been given 60 days prior written notice. The Home Owners' Loan Act provides that no company may acquire "control" of a savings institution without the prior approval of the Office of Thrift Supervision. Any company that acquires such control becomes a savings and loan holding company subject to registration, examination and regulation by the Office of Thrift Supervision. Pursuant to federal regulations, control of a savings institution is conclusively deemed to have been acquired by, among other things, the acquisition of more than 25% of any class of voting stock of the institution or the ability to control the election of a majority of the directors of an institution. Moreover, control is presumed to have been acquired, subject to rebuttal, upon the acquisition of more than 10% of any class of voting stock, or of more than 25% of any class of stock of a savings institution, where certain enumerated "control factors" are also present in the acquisition.

        The Office of Thrift Supervision may prohibit an acquisition of control if:

  •
  it would result in a monopoly or substantially lessen competition;

  •
  the financial condition of the acquiring person might jeopardize the financial stability of the institution; or

  •
  the competence, experience or integrity of the acquiring person indicates that it would not be in the interest of the depositors or of the public to permit the acquisition of control by such person.

        These restrictions do not apply to the acquisition of a savings institution's capital stock by one or more tax-qualified employee stock benefit plans, provided that the plans do not have beneficial ownership of more than 25% of any class of equity security of the savings institution.

        For a period of three years following completion of the stock issuance, Office of Thrift Supervision regulations generally prohibit any person from acquiring or making an offer to acquire the beneficial ownership of more than 10% of the voting stock of PSB Holdings, Inc. or Putnam Savings Bank without the prior approval of the Office of Thrift Supervision's prior approval.

Corporate Governance Provisions in the Charter and Bylaws of PSB Holdings, Inc.

        The following discussion is a summary of certain provisions of the charter and bylaws of PSB Holdings, Inc. that relate to corporate governance. The description is necessarily general and qualified by reference to the charter and bylaws.

        Classified Board of Directors.    The Board of Directors of PSB Holdings, Inc. is required by the charter and bylaws to be divided into three staggered classes which are as equal in size as is possible. Each year one class is elected by stockholders of PSB Holdings, Inc. for a three-year term. A classified board promotes continuity and stability of management of PSB Holdings, Inc., but makes it more difficult for stockholders to change a majority of the directors because it generally takes at least two annual elections of directors for this to occur.

        Authorized but Unissued Shares of Capital Stock.    Following the stock offering, PSB Holdings, Inc. will have authorized but unissued shares of preferred stock and common stock. See "Description of Capital Stock of PSB Holdings, Inc." Although these shares could be used by the Board of Directors of PSB Holdings, Inc. to make it more difficult or to discourage an attempt to obtain control of PSB Holdings, Inc. through a merger, tender offer, proxy contest or otherwise, it is unlikely that we would use or need to use shares for these purposes since Putnam Bancorp, MHC owns a majority of the common stock.

        No Cumulative Voting.    PSB Holdings, Inc.'s charter provides that there will not be cumulative voting by stockholders for the election of PSB Holdings, Inc.'s directors. No cumulative voting rights means that Putnam Bancorp, MHC, as the holder of a majority of the shares eligible to be voted at a meeting of stockholders, may elect all directors of PSB Holdings, Inc. to be elected at that meeting. This could prevent minority stockholder representation on PSB Holdings, Inc.'s Board of Directors.

        Procedures for Stockholder Nominations.    PSB Holdings, Inc.'s bylaws provide that any stockholder wanting to make a nomination for the election of directors or a proposal for new business at a meeting of stockholders must send written notice to the Secretary of PSB Holdings, Inc. at least five days before the date of the annual meeting. The bylaws further provide that if a stockholder wanting to make a nomination or a proposal for new business does not follow the prescribed procedures, the proposal will not be considered until an adjourned, special, or annual meeting of the shareholders taking place 30 days or more thereafter. Management believes that it is in the best interests of PSB Holdings, Inc. and its stockholders to provide enough time for management to disclose to stockholders information about a dissident slate of nominations for directors. This advance notice requirement may also give management time to solicit its own proxies in an attempt to defeat any dissident slate of nominations if management thinks it is in the best interest of stockholders generally. Similarly, adequate advance notice of stockholder proposals will give management time to study such proposals and to determine whether to recommend to the stockholders that such proposals be adopted.

Benefit Plans

        In addition to the provisions of PSB Holdings, Inc.'s charter and bylaws described above, certain benefit plans that PSB Holdings, Inc. and Putnam Savings Bank may adopt in connection with or following the stock offering contain provisions which also may discourage hostile takeover attempts which the Board of Directors of Putnam Savings Bank might conclude are not in the best interests of PSB Holdings, Inc. and Putnam Savings Bank or PSB Holdings, Inc.'s stockholders.

DESCRIPTION OF CAPITAL STOCK OF PSB HOLDINGS, INC.

General

        PSB Holdings, Inc. is authorized to issue 12,000,000 shares of common stock having a par value of $0.10 per share and 1,000,000 shares of serial preferred stock. Each share of PSB Holdings, Inc.'s common stock has the same relative rights as, and is identical in all respects with, each other share of common stock. Upon payment of the purchase price for the common stock in accordance with the stock issuance plan, all of the stock will be duly authorized, fully paid and nonassessable. Presented below is a description of PSB Holdings, Inc.'s capital stock which is deemed material to an investment decision with respect to the offering. The common stock of PSB Holdings, Inc. will represent nonwithdrawable capital, will not be an account of an insurable type, and will not be insured by the Federal Deposit Insurance Corporation.

        PSB Holdings, Inc. currently expects that it will have a maximum of up to 6,037,500 shares of common stock outstanding after the stock offering, of which 2,686,688 shares will be held by persons other than Putnam Bancorp, MHC, including 107,468 shares issued to the Putnam Savings Foundation. The Board of Directors can, without stockholder approval, issue additional shares of common stock, although Putnam Bancorp, MHC, so long as it is in existence, must own a majority of PSB Holdings, Inc.'s outstanding shares of common stock. PSB Holdings, Inc.'s issuance of additional shares of common stock could dilute the voting strength of the holders of the common stock and may assist management in impeding an unfriendly takeover or attempted change in control. PSB Holdings, Inc. has no present plans to issue additional shares of common stock other than pursuant to the stock benefit plans previously discussed.

Common Stock

        Distributions.    PSB Holdings, Inc. can pay dividends if, as and when declared by our Board of Directors, subject to compliance with limitations which are imposed by law. The holders of common stock of PSB Holdings, Inc. will be entitled to receive and share equally in such dividends as may be declared by the Board of Directors of PSB Holdings, Inc. out of funds legally available therefor. If PSB Holdings, Inc. issues preferred stock, the holders thereof may have a priority over the holders of the common stock with respect to dividends.

        Voting Rights.    Upon the effective date of the stock offering, the holders of common stock of PSB Holdings, Inc. will possess exclusive voting rights in PSB Holdings, Inc. Each holder of common stock will be entitled to one vote per share and will not have any right to cumulate votes in the election of directors. Under certain circumstances, shares in excess of 10% of the issued and outstanding shares of common stock may be considered "Excess Shares" and, accordingly, will not be entitled to vote. See "Restrictions on the Acquisition of PSB Holdings, Inc. and Putnam Savings Bank." If PSB Holdings, Inc. issues preferred stock, holders of the preferred stock may also possess voting rights.

        Liquidation.    In the event of any liquidation, dissolution or winding up of Putnam Savings Bank, PSB Holdings, Inc., as holder of Putnam Savings Bank's capital stock, would be entitled to receive, after payment or provision for payment of all debts and liabilities of Putnam Savings Bank, including all deposit accounts and accrued interest thereon, all assets of Putnam Savings Bank available for distribution. In the event of liquidation, dissolution or winding up of PSB Holdings, Inc., the holders of its common stock would be entitled to receive, after payment or provision for payment of all its debts and liabilities, all of the assets of PSB Holdings, Inc. available for distribution. If preferred stock is issued, the holders thereof may have a priority over the holders of the common stock in the event of liquidation or dissolution.

        Rights to Buy Additional Shares.    Holders of the common stock of PSB Holdings, Inc. will not be entitled to preemptive rights with respect to any shares which may be issued. Preemptive rights are the priority right to buy additional shares if PSB Holdings, Inc. issues more shares in the future. The common stock is not subject to redemption.

Preferred Stock

        None of the shares of PSB Holdings, Inc.'s authorized preferred stock will be issued in the stock issuance. Such stock may be issued with such preferences and designations as the Board of Directors may from time to time determine. The Board of Directors can, without stockholder approval, issue preferred stock with voting, dividend, liquidation and conversion rights which could dilute the voting strength of the holders of the common stock and may assist management in impeding an unfriendly takeover or attempted change in control. PSB Holdings, Inc. has no present plans to issue preferred stock.

TRANSFER AGENT AND REGISTRAR

                                will act as the transfer agent and registrar for the common stock.

LEGAL AND TAX MATTERS

        The legality of the common stock and the federal income tax consequences of the offering and the establishment of the charitable foundation have been passed upon for Putnam Savings Bank and PSB Holdings, Inc. by the firm of Luse Gorman Pomerenk & Schick, P.C., Washington, D.C. The Connecticut state income tax consequences of the offering have been passed upon for Putnam Savings Bank and PSB Holdings, Inc. by Snyder & Haller, P.C. Luse Gorman Pomerenk & Schick, P.C. and Snyder & Haller, P.C. have consented to the references in this prospectus to their opinions. Certain legal matters regarding the offering will be passed upon for Keefe, Bruyette & Woods, Inc. by Tyler Cooper & Alcorn, LLP.

EXPERTS

        The consolidated financial statements of PSB Holdings, Inc. at June 30, 2003 and 2002 and for the years then ended, appearing in this prospectus and registration statement have been audited by Snyder & Haller, P.C., independent auditors, as set forth in their respective reports thereon appearing elsewhere herein, and are included in reliance upon such reports given on the authority of such firms as experts in accounting and auditing.

        RP Financial, LC has consented to the publication in this prospectus of the summary of its report to Putnam Savings Bank and PSB Holdings, Inc. setting forth its opinion as to the estimated pro forma market value of the common stock upon the completion of the offering and its valuation with respect to subscription rights.

WHERE YOU CAN FIND MORE INFORMATION

        PSB Holdings, Inc. has filed a registration statement with the Securities and Exchange Commission under the Securities Act of 1933, with respect to the common stock offered hereby. As permitted by the rules and regulations of the Securities and Exchange Commission, this prospectus does not contain all the information set forth in the registration statement. This information can be examined without charge at the public reference facilities of the Securities and Exchange Commission located at 450 Fifth Street, NW, Washington, D.C. 20549, and copies of the material can be obtained from the Securities and Exchange Commission at prescribed rates. The registration statement also is available through the Securities and Exchange Commission's world wide web site on the internet at http://www.sec.gov. The statements contained in this prospectus as to the contents of any contract or other document filed as an exhibit to the registration statement are, of necessity, brief descriptions thereof and are not necessarily complete but do contain all material information regarding the documents; each statement is qualified by reference to the contract or document.

        Putnam Savings Bank has filed an Application MHC-2 with the Office of Thrift Supervision with respect to the offering. Pursuant to the rules and regulations of the Office of Thrift Supervision, this prospectus omits certain information contained in that Application. The Application may be examined at the principal offices of the Office of Thrift Supervision, 1700 G Street, N.W., Washington, D.C. 20552 and at the Northeast Regional Office of the Office of Thrift Supervision located at Harborside Financial Center Plaza Five, Suite 1600, Jersey City, New Jersey 07311.

        A copy of the charter and bylaws of PSB Holdings, Inc. are available without charge from Putnam Savings Bank.

REGISTRATION REQUIREMENTS

        In connection with the offering, PSB Holdings, Inc. will register the common stock with the Securities and Exchange Commission under Section 12(g) of the Securities Exchange Act of 1934; and, upon this registration, PSB Holdings, Inc. and the holders of its shares of common stock will become subject to the proxy solicitation rules, reporting requirements and restrictions on stock purchases and sales by directors, officers and greater than 10% stockholders, the annual and periodic reporting and certain other requirements of the Securities Exchange Act of 1934. Under the stock issuance plan, PSB Holdings, Inc. has undertaken that it will not terminate this registration for a period of at least three years following the offering.

PSB Holdings, Inc.
Consolidated Financial Statements
(With Report of Independent Registered Public Accounting Firm Thereon)

Other schedules are omitted as they are not required or are not applicable or the required information is shown in the consolidated financial statements or related notes.

Report of Independent Registered Public Accounting Firm

To the Board of Directors
PSB Holdings, Inc.

        We have audited the accompanying consolidated statements of financial condition of PSB Holdings, Inc. and subsidiaries as of June 30, 2003 and 2002, and the related consolidated statements of operations, changes in capital accounts and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of PSB Holdings, Inc. and subsidiaries at June 30, 2003 and 2002, and the results of their operations and their cash flows for the years then ended in conformity with U.S. generally accepted accounting principles.

Hartford, Connecticut
July 24, 2003 except for Note 13,
as to which the date is April 7, 2004

30 Atwood Street    •    Hartford    •    Connecticut    •    06105-1801    •     860 249-3900    •    860 247-8071    FAX

PSB Holdings, Inc.

Consolidated Statements of Financial Condition

	March 31,	June 30,
	2004	2003	2002
	(Unaudited)
ASSETS
Cash and due from depository institutions	$4,042,740	$5,168,503	$4,771,799
Interest-bearing deposits	422,178	264,539	45,272
Investment in federal funds	—	7,847,000	3,280,000
Investment securities	107,557,847	102,682,996	98,150,581
Loans receivable, net	132,610,818	120,463,686	112,207,737
Loans held-for-sale	454,800	1,051,434	617,300
Premises and equipment, net	3,937,751	2,726,514	2,669,236
Accrued income receivable	1,306,517	1,273,851	1,331,627
Deferred income taxes	—	—	677,559
Bank owned life insurance	2,123,545	2,056,045	—
Other assets	195,855	168,475	88,607

Total assets	$252,652,051	$243,703,043	$223,839,718

LIABILITIES AND CAPITAL ACCOUNTS
Liabilities
Deposits	$197,281,006	$191,420,298	$161,797,475
Borrowed funds	29,250,000	27,000,000	39,750,000
Mortgagors' escrow accounts	498,848	851,519	816,548
Deferred income taxes	109,771	129,133	—
Other liabilities	1,271,031	1,243,442	844,642

Total liabilities	228,410,656	220,644,392	203,208,665

Capital accounts
Retained earnings	22,673,049	21,515,185	20,160,715
Accumulated other comprehensive income	1,568,346	1,543,466	470,338

Total capital accounts	24,241,395	23,058,651	20,631,053

Total liabilities and capital accounts	$252,652,051	$243,703,043	$223,839,718

See notes to consolidated financial statements.

PSB Holdings, Inc.

Consolidated Statements of Operations

	For the Nine Months Ended March 31,		For the Year Ended June 30,
	2004	2003	2003	2002
	(Unaudited)
Interest income
Interest on loans	$5,875,923	$5,972,169	$7,851,186	$7,971,890
Interest and dividends on investments	3,127,393	3,549,327	4,591,364	4,500,483

Total interest income	9,003,316	9,521,496	12,442,550	12,472,373
Interest expense
Deposits and escrow	2,676,422	3,226,777	4,203,384	4,763,260
Borrowed funds	845,487	1,286,859	1,646,572	2,195,108

Total interest expense	3,521,909	4,513,636	5,849,956	6,958,368

Net interest income	5,481,407	5,007,860	6,592,594	5,514,005
Provision for loan losses	45,000	45,000	60,000	60,000

Net interest income after provision for loan losses	5,436,407	4,962,860	6,532,594	5,454,005

Noninterest income
Fees for services	622,539	570,371	791,315	611,035
Net gain on sale of loans	67,353	251,298	300,598	85,154
Income on expired options	—	—	—	57,080
Commissions from brokerage service	111,378	32,154	43,939	64,598
Other income	123,989	53,575	123,306	73,520
Net investment security gains (losses)	44,843	(7)	(111,364)	(1,999)

Total noninterest income	970,102	907,391	1,147,794	889,388

Noninterest expense
Compensation and benefits	2,824,302	2,564,188	3,383,602	2,875,893
Occupancy and equipment	492,984	454,191	612,071	587,514
Data processing	385,750	389,985	499,426	456,427
Loss on derivative instruments	—	—	—	118,090
Advertising and marketing	141,292	137,115	194,826	190,821
Other noninterest expense	914,583	733,183	1,054,000	951,632

Total noninterest expense	4,758,911	4,278,662	5,743,925	5,180,377

Income before income tax expense	1,647,598	1,591,589	1,936,463	1,163,016
Income tax expense	489,734	496,667	581,993	278,806

Net income	$1,157,864	$1,094,922	$1,354,470	$884,210

See notes to consolidated financial statements.

PSB Holdings, Inc.

Consolidated Statements of Changes in Capital Accounts

	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Total Capital Accounts
Balance at June 30, 2001	$19,276,505	$(8,572)	$19,267,933
Net income	884,210	—	884,210
Other comprehensive income	—	478,910	478,910

Balance at June 30, 2002	$20,160,715	$470,338	$20,631,053
Net income	1,354,470	—	1,354,470
Other comprehensive income	—	1,073,128	1,073,128

Balance at June 30, 2003	$21,515,185	$1,543,466	$23,058,651
Net income (Unaudited)	1,157,864	—	1,157,864
Other comprehensive income (Unaudited)	—	24,880	24,880

Balance at March 31, 2004 (Unaudited)	$22,673,049	$1,568,346	$24,241,395

See notes to consolidated financial statements.

PSB Holdings, Inc.

Consolidated Statements of Cash Flows

	For the Nine Months Ended March 31,		For the Year Ended June 30,
	2004	2003	2003	2002
	(Unaudited)
Cash flows from operating activities
Net income	$1,157,864	$1,094,922	$1,354,470	$884,210
Adjustments to reconcile net income to cash provided by operating activities:
Provision for loan losses	45,000	45,000	60,000	60,000
Depreciation	200,410	187,928	249,333	259,308
Net amortization on available-for-sale securities	531,980	587,573	777,632	413,394
Loss on derivative instruments	—	—	—	118,090
Net (gain) loss on sale and writedown of foreclosed real estate	—	(47,634)	(47,634)	4,784
Net realized investment security (gains) losses	(44,843)	7	111,364	1,999
Gain on sale of loans	(67,353)	(251,298)	(300,598)	(85,154)
Deferred income tax provision	(77,580)	46,135	122,032	(73,999)
Net change in:
Accrued income receivable	(32,666)	34,448	57,776	(81,643)
Deferred loan fees	(101,092)	16,771	(72,557)	(100,158)
Loans held-for-sale	596,634	(1,350,908)	(434,134)	(1,600)
Other assets	(27,380)	(118,360)	(79,868)	15,088
Other liabilities	27,591	427,486	398,800	(14,511)

Net cash provided by operating activities	2,208,565	672,070	2,196,616	1,399,808

Cash flows from investing activities
Proceeds from sales and maturities of available-for-sale securities	26,079,778	20,169,442	31,053,395	20,157,023
Purchase of available-for-sale securities	(31,358,668)	(21,432,271)	(34,717,018)	(49,171,776)
Loan originations net of principal payments	(22,185,741)	(20,401,541)	(28,951,653)	(17,838,733)
Proceeds from the sale of mortgages	10,162,053	17,323,764	20,915,563	11,517,324
Investment in bank owned life insurance	(67,500)	(2,000,000)	(2,056,045)	—
Proceeds from the sale foreclosed real estate	—	140,929	140,929	104,468
Purchase of premises and equipment	(1,411,647)	(137,709)	(306,611)	(74,819)

Net cash used by investing activities	(18,781,725)	(6,337,386)	(13,921,440)	(35,306,513)

Cash flows from financing activities
Change in savings and demand deposit accounts	9,012,070	20,670,083	29,671,009	27,931,953
Change in time deposit accounts	(3,151,362)	(1,087,955)	(48,185)	3,847,353
Proceeds from long term borrowings	9,500,000	—	—	13,250,000
Repayments of long term borrowings	(6,750,000)	(9,750,000)	(12,750,000)	(12,883,580)
Net change in short term borrowings	(500,000)	—	—	—
Change in mortgagors' escrow accounts	(352,672)	(210,663)	34,971	64,928

Net cash provided by financing activities	7,758,036	9,621,465	16,907,795	32,210,654

Change in cash and cash equivalents	(8,815,124)	3,956,149	5,182,971	(1,696,051)
Cash and cash equivalents at beginning of year	13,280,042	8,097,071	8,097,071	9,793,122

Cash and cash equivalents at end of year	$4,464,918	$12,053,220	$13,280,042	$8,097,071

Supplemental disclosures
Non-cash investing activities:
Transfer of loans to foreclosed real estate	$—	$93,295	$93,295	$—
Cash paid during the year for:
Interest	$3,544,223	$4,562,310	$5,911,823	$6,958,306
Income taxes	$630,790	$406,809	$526,809	$411,138

See notes to consolidated financial statements.

PSB Holdings, Inc.

Notes to Consolidated Financial Statements

1. Summary of Significant Accounting Policies

Principles of Business

        PSB Holdings, Inc. (Company) is a state chartered holding company formed on May 27, 2003 for the purpose of acquiring all of the common stock of Putnam Savings Bank (Bank) concurrent with the Bank's reorganization from a mutual savings institution to the mutual holding company form of organization. No shares were offered to the public as part of this reorganization.

        The Bank is a state chartered savings bank and provides a full range of banking services to individual and small business customers located primarily in Eastern Connecticut. The Bank is subject to competition from other financial institutions throughout the region.

        Both the Company and the Bank are subject to the regulations of certain state and federal agencies and undergoes periodic examinations by those regulatory authorities.

Basis of presentation and consolidation

        The consolidated financial statements include the accounts of PSB Holdings, Inc. and its wholly-owned subsidiaries. Significant intercompany accounts and transactions have been eliminated in consolidation. Prior to the formation of PSB Holdings, Inc. the amounts reflected are those of the Bank.

        The accounting and reporting policies of the Company and its subsidiaries conform to generally accepted accounting principles in the United States of America and to general practices within the banking industry. Such policies have been followed on a consistent basis.

        In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheet and income and expenses for the period. Actual results could differ from those estimates.

        Material estimates that are particularly susceptible to significant change in the near-term relate to the determination of the allowance for losses on loans and the valuation of real estate acquired in connection with foreclosure or in satisfaction of loans. While management uses available information to recognize losses on loans and foreclosed real estate, future additions to the allowance may be necessary based on changes in economic conditions, particularly in Connecticut.

Cash and cash equivalents

        For purposes of reporting cash flows, cash and cash equivalents include cash and amounts due from depository institutions, interest-bearing deposits, and investments in federal funds.

Interest-bearing deposits

        Interest-bearing deposits consist of deposit accounts with the Federal Home Loan Bank of Boston and other institutions, and they generally have maturities of three months or less.

Investment securities

        The Company's management determines the appropriate classification of a security at the time of purchase.

        If management has the intent and the Company has the ability at the time of purchase to hold debt securities until maturity, they are classified as held-to-maturity. These securities are carried at historical cost adjusted for the amortization of premiums and accretion of discounts over the estimated term of the securities using a method which approximates the level yield method.

        Securities to be held for indefinite periods of time are classified as available-for-sale and are carried at fair value with unrealized gains and losses reported as a separate component of capital net of estimated income taxes.

        Securities that are bought and held principally for the purpose of selling are classified as trading and reported at fair value, with unrealized gains and losses included in earnings.

        Mortgage-backed securities, which include collateralized mortgage obligations (CMOs), are either U.S. Government Agency securities or are rated in at least the top two ratings categories by at least one of the major rating agencies at the time of purchase. One of the risks inherent when investing in mortgage-backed securities and CMOs is the ability of such instruments to incur prepayments of principal prior to maturity. Because of prepayments, the weighted-average yield of these securities may also change, which could affect earnings. Amortization of premiums and accretion of discounts is done over a continuously evaluated remaining life which approximates the level yield method.

        Gains or losses on the sales of securities are recognized at trade date utilizing the specific identification method.

Loans receivable and allowance for loan losses

        Loans receivable are stated at unpaid principal balance less loans in process, deferred loan fees, and allowances for loan losses.

        Uncollected interest on loans receivable is accrued as earned based on rates applied to principal amounts outstanding. Recognition of income on the accrual basis is discontinued when there is sufficient question as to the collectibility of the interest. In these cases, the interest previously accrued to income is reversed, and the loans are placed on the cash basis.

        Loan origination fees and certain direct loan origination costs are being deferred and the net amount amortized on a level-yield basis as an adjustment to the related loan yield over its contractual life. Unamortized net fees are recognized upon early repayment of the loans.

        The allowance for loan losses is established by a provision charged to earnings and is maintained at a level considered adequate to provide for potential loan losses based on management's evaluation of known and inherent risks in the loan portfolio. When a loan or portion of a loan is considered uncollectible, it is charged against the allowance for loan losses. Recoveries of loans previously charged-off are credited to the allowance when collected.

        Management makes regular evaluations of the loan portfolio to determine the adequacy of the level of the allowance for loan losses. Numerous factors are considered in the evaluation, including a review of certain borrowers' current financial status and credit standing, available collateral, loss experience in relation to outstanding loans, the overall loan portfolio quality, management's judgment regarding prevailing and anticipated economic conditions, and other relevant factors.

        In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Company's allowance for loan losses. Such agencies may require the Company to recognize additions to the allowance based on their judgments about information available to them at the time of their examination.

Loans held-for-sale

        Loans held-for-sale are valued at the lower of cost or market as determined by outstanding commitments from investors.

Foreclosed real estate

        Real estate properties acquired through loan foreclosure and other partial or total satisfaction of problem loans are carried at the lower of fair value or the related loan balance at the date of foreclosure. Valuations are periodically performed by management. Losses arising at the time of acquisition of such properties are charged against the allowance for loan losses. Subsequent write-downs in the carrying value and expenses incurred to maintain the properties are charged to expense.

Premises and equipment

        Premises and equipment are stated at cost less accumulated depreciation computed on the straight-line method at rates based on estimated useful lives.

        Expenditures for replacements or major improvements are capitalized. Expenditures for normal maintenance and repairs are charged to expense as incurred. Upon the sale or retirement of premises and equipment, the cost and accumulated depreciation are removed from the respective accounts and any gain or loss is included in income.

Computation of fair values

        SFAS No. 107, "Disclosures about Fair Value of Financial Instruments", requires disclosure of the estimated fair value of financial instruments, including both assets and liabilities recognized and not recognized in the statement of financial condition, for which it is practicable to estimate fair value.

        The calculation of fair value estimates of financial instruments is dependent upon certain subjective assumptions and involves significant uncertainties. Changes in assumptions could significantly affect the estimates. These estimates do not reflect any possible tax ramifications, estimated transaction costs or any premium or discount that could result from offering the Company's entire holdings of a particular financial instrument.

        The following methods and assumptions were utilized by the Company in estimating the fair values of its on-balance sheet financial instruments:

        Cash and cash equivalents—The carrying amounts reported in the statement of financial condition approximate these assets' fair value.

        Investment securities—Fair values for investment securities are based on quoted market prices where available. If quoted market prices are not available, fair values are based on market prices for comparable instruments. The carrying values of restricted equity securities approximate fair values.

        Loans receivable—For variable rate loans that reprice frequently and without significant change in credit risk, fair values are based on carrying values. The fair value of other loans are estimated by discounted cash flow analyses using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. The fair value of nonaccrual loans is estimated using the lesser of loan value or the estimated fair values of the underlying collateral.

        Loans held-for-sale—The current market price of similar loans sold is used to estimate the fair value of loans held-for-sale.

        Accrued income receivable—The carrying value of accrued income receivable approximates fair value.

        Deposits—The fair values of demand, NOW, and savings deposits are, by definition, equal to the amount payable on demand at the reporting date, i.e., their carrying amounts. Fair values for time certificates of deposit are estimated using a discounted cash flow technique that applies interest rates currently being offered to a schedule of aggregated expected monthly maturities on time deposits.

        Borrowed funds—Fair values are estimated using discounted cash flow analyses based on the Company's current incremental borrowing rates for similar types of borrowing arrangements.

        Mortgagors' escrow accounts—The carrying value of escrow accounts approximates fair value.

Income taxes

        The Company accounts for certain income and expense items differently for financial reporting purposes than for income tax purposes. Provisions for deferred taxes are being made in recognition of these temporary differences.

Reclassification

        Prior years' financial statements have been reclassified to conform with changes in the current financial statement presentation.

2. Investment Securities

        The cost and estimated market values of investment securities were as follows:

		Gross Unrealized
March 31, 2004	Amortized Cost Basis			Estimated Market Value
		Gain	Loss
	(Unaudited)
Debt securities:
US government and agency obligations:
From one through five years	$7,053,697	$60,678	$—	$7,114,375
State agency and municipal obligations:
From five through ten years	608,652	42,968	—	651,620
After ten years	8,508,634	442,544	—	8,951,178

	9,117,286	485,512	—	9,602,798

Corporate bonds and other obligations:
Due within one year	2,520,674	55,106	—	2,575,780
From one through five years	21,162,356	1,015,427	(272)	22,177,511
After ten years	8,137,639	407,370	(201,639)	8,343,370

	31,820,669	1,477,903	(201,911)	33,096,661

Mortgage-backed securities	46,949,891	618,184	(122,899)	47,445,176

Total debt securities	$94,941,543	$2,642,277	$(324,810)	$97,259,010

Marketable equity securities:
Common stock	$2,880,270	$234,097	$(4,905)	$3,109,462
Preferred stock	7,122,360	100,640	(36,000)	7,187,000
Mutual funds	2,375	—	—	2,375

Total equity securities	$10,005,005	$334,737	$(40,905)	$10,298,837

Total available-for-sale securities	$104,946,548	$2,977,014	$(365,715)	$107,557,847

		Gross Unrealized
June 30, 2003	Amortized Cost Basis			Estimated Market Value
		Gain	Loss
Debt securities:
US government and agency obligations:
From one through five years	$6,173,012	$94,778	$—	$6,267,790
State agency and municipal obligations:
From five through ten years	608,510	47,557	—	656,067
After ten years	8,506,412	473,991	—	8,980,403

	9,114,922	521,548	—	9,636,470

Corporate bonds and other obligations:
Due within one year	3,164,135	77,620	—	3,241,755
From one through five years	19,517,957	1,180,208	(4,301)	20,693,864
After ten years	8,135,734	432,206	(560,190)	8,007,750

	30,817,826	1,690,034	(564,491)	31,943,369

Mortgage-backed securities	46,576,712	726,741	(74,772)	47,228,681

Total debt securities	$92,682,472	$3,033,101	$(639,263)	$95,076,310

Marketable equity securities:
Common stock	$2,880,296	$67,693	$(18,562)	$2,929,427
Preferred stock	4,589,669	120,231	(35,000)	4,674,900
Mutual funds	2,359	—	—	2,359

Total equity securities	$7,472,324	$187,924	$(53,562)	$7,606,686

Total available-for-sale securities	$100,154,796	$3,221,025	$(692,825)	$102,682,996

		Gross Unrealized
June 30, 2002	Amortized Cost Basis			Estimated Market Value
		Gain	Loss
Debt securities:
US government and agency obligations:
From one through five years	$7,651,544	$87,367	$—	$7,738,911
From five through ten years	596,161	15,277	—	611,438

	8,247,705	102,644	—	8,350,349

State agency and municipal obligations:
Due within one year	13,500	—	—	13,500
From one through five years	54,000	—	—	54,000
From five through ten years	13,500	—	—	13,500
After ten years	9,108,283	94,831	(51,241)	9,151,873

	9,189,283	94,831	(51,241)	9,232,873

Corporate bonds and other obligations:
Due within one year	998,344	20,496	—	1,018,840
From one through five years	17,487,768	510,083	(38,176)	17,959,675
After ten years	8,130,682	116,388	(519,500)	7,727,570

	26,616,794	646,967	(557,676)	26,706,085

Mortgage-backed securities	44,742,426	808,510	(44,480)	45,506,456

Total debt securities	$88,796,208	$1,652,952	$(653,397)	$89,795,763

Marketable equity securities:
Common stock	$3,171,135	$44,953	$(141,156)	$3,074,932
Preferred stock	5,411,140	20,758	(153,699)	5,278,199
Mutual funds	1,687	—	—	1,687

Total equity securities	$8,583,962	$65,711	$(294,855)	$8,354,818

Total available-for-sale securities	$97,380,170	$1,718,663	$(948,252)	$98,150,581

        For the nine months ended March 31, 2004 (unaudited), gross gains of $44,843 and no losses were realized. No gains and gross losses of $7 were realized for the nine months ended March 31, 2003 (unaudited).

        For the year ended June 30, 2003 no gains and gross losses of $111,364 were realized on available-for-sale securities. For the year ended June 30, 2002 gross gains of $57,706 and losses of $18,354 were realized on available-for-sale securities, and losses of $41,351 were realized on trading securities.

        At March 31, 2004 (unaudited), and June 30, 2003 and 2002, debt securities with a carrying and market value of $1,522,740, $2,234,620, and $1,325,616 respectively, were pledged as collateral to secure public deposits.

3. Loans

        The composition of the Company's loan portfolio was as follows:

		For the Year Ended June 30,
	March 31, 2004
		2003	2002
	(Unaudited)
	(Dollars in thousands)
Residential mortgages	$102,448	$100,624	$97,222
Commercial mortgages	23,225	16,753	11,408
Construction mortgages	5,633	2,057	4,528
Commercial	3,486	1,696	1,031
Installment	625	818	761
Collateral	365	483	438
Other	23	24	22

	135,805	122,455	115,410
Unadvanced construction loans	(1,792)	(696)	(2,008)

Total loans	134,013	121,759	113,402
Deferred loan costs, net of fees	(134)	(35)	12
Deferred fees on purchased loans	1	4	29
Allowance for loan losses	(1,269)	(1,264)	(1,235)

Loans receivable, net	$132,611	$120,464	$112,208

Weighted average yield	5.91%	6.32%	7.06%

        The Company's lending activities are conducted principally in Eastern Connecticut. The Company's investment in loans includes both adjustable and fixed rate loans. The composition of the Company's investment in loans was as follows:

		June 30,
	March 31, 2004
		2003	2002
	(Unaudited)
	(In Thousands)
Fixed rate:
Term to maturity
One month through one year	$5,644	$3,148	$3,260
One year through three years	3,687	2,998	1,110
Three years through five years	10,913	8,178	5,184
Five years through ten years	6,122	7,098	7,704
Over ten years	61,655	53,041	39,226

	88,021	74,463	56,484
Adjustable rate:
Rate adjustment
One month through one year	29,151	27,623	25,934
One year through three years	4,377	7,780	14,651
Three years through five years	9,268	8,490	11,970
Over five years	3,196	3,403	4,363

	45,992	47,296	56,918

Total loans	$134,013	$121,759	$113,402

        The adjustable rate loans generally have interest rate adjustment limitations and are generally indexed to the Company's cost of funds, prime rate, or to the U.S. Treasury Bill rate.

        In addition, the Company services loans for other financial institutions and agencies. These loans are originated by the Company and then sold. The Company continues to service these loans and remits the payments received to the purchasing institution. The amounts of these loans were approximately $28,473,000, $28,225,000 and $19,302,000 at March 31, 2004 (unaudited), and June 30, 2003 and 2002, respectively.

        Transactions in the allowance for loan losses accounts were as follows:

	Nine Months Ended March 31,		Year Ended June 30,
	2004	2003	2003	2002
	(Unaudited)
Balance at beginning of period	$1,263,689	$1,234,732	$1,234,732	$1,185,215
Provision for loan losses	45,000	45,000	60,000	60,000
Charge offs	(60,484)	—	(40,026)	(14,623)
Recoveries	20,642	2,810	8,983	4,140

Balance at end of period	$1,268,847	$1,282,542	$1,263,689	$1,234,732

        Nonperforming loans totaled $874,924, $1,159,161, and $174,630 at March 31, 2004 (unaudited), and June 30, 2003 and 2002, respectively, of which $747,023, $866,518, and $174,630 were accounted for on a nonaccrual basis. The amount of income that was contractually due but not recognized on non-accrual loans totaled $10,086, $22,354, and $6,447 at March 31, 2004 (unaudited), and at June 30, 2003 and 2002, respectively.

        At March 31, 2004 (unaudited), and June 30, 2003 and 2002, the Company did not have any restructured or impaired loans. There are no outstanding commitments to lend to borrowers with loans on which the accrual of interest has been discontinued.

4. Premises and Equipment

        Premises and equipment were summarized as follows:

		June 30,
	March 31, 2004	2003	2002
	(Unaudited)
Building and leasehold improvements	$3,012,612	$2,968,249	$2,972,467
Equipment	1,756,486	1,746,996	1,487,845
Construction in progress	1,348,819	—	—

	6,117,917	4,715,245	4,460,312
Accumulated depreciation	(2,180,166)	(1,988,731)	(1,791,076)

Premises and equipment, net	$3,937,751	$2,726,514	$2,669,236

        Depreciation expense amounted to $200,410 and $187,928 for the nine months ended March 31, 2004 and 2003 (unaudited). Depreciation expense was $249,333 and $259,308, for the years ended June 30, 2003 and 2002, respectively.

        The Company leases part of its Pomfret location to other tenants. Rental income was $18,043 and $17,343 for the nine months ended March 31, 2004 and 2003 (unaudited), respectively. For the years ended June 30, 2003 and 2002, rental income was $23,330 and $21,954, respectively.

5. Deposits

        The rates at which the Company paid interest on deposit accounts and the balances were as follows:

	March 31,		June 30,
	2004		2003		2002
	Amount	Weighted Average Rate	Amount	Weighted Average Rate	Amount	Weighted Average Rate
	(Unaudited)
	(Dollars in Thousands)
Demand deposits	$20,617	—%	$23,075	—%	$15,698	—%
NOW accounts	8,093	0.25	10,105	0.40	8,084	0.75
Regular savings	44,865	0.75	39,283	1.00	34,105	2.00
Money market accounts	47,001	1.57	39,090	1.70	24,009	2.92
Clubs	250	4.17	261	4.17	247	4.17

	120,826	0.92	111,814	0.99	82,143	1.77

Certificate accounts maturing in:
Less than one year	35,855	2.15	38,461	2.34	56,015	4.11
One year to two years	17,917	3.45	13,616	3.85	8,126	3.84
Two years to three years	8,577	3.92	11,917	3.70	7,857	4.75
Three years to five years	14,106	4.25	15,612	4.59	7,656	5.05

	76,455	3.04	79,606	3.24	79,654	4.24

Total deposits	$197,281	1.74%	$191,420	1.93%	$161,797	2.99%

        The aggregate amount of individual time deposits of $100,000 or more at March 31, 2004 (unaudited), and June 30, 2003 and 2002, was approximately $24,976,000, $26,359,000, and $25,375,000, respectively.

6. Federal Home Loan Bank of Boston Advances

        Federal Home Loan Bank of Boston advances outstanding were as follows:

	March 31,		June 30,
	2004		2003		2002
	Amount Due	Weighted Average Rate	Amount Due	Weighted Average Rate	Amount Due	Weighted Average Rate
	(Unaudited)
	(Dollars in Thousands)
Year of maturity:
2003	$—	—%	$—	—%	$12,750	5.61%
2004	2,250	1.20	8,250	5.50	8,250	5.50
2005	10,500	3.33	5,750	4.76	5,750	4.76
2006	6,500	3.35	3,000	4.60	3,000	4.60
2007	7,000	4.65	7,000	4.65	7,000	4.65
2011	3,000	4.88	3,000	4.88	3,000	4.88

Total borrowed funds	$29,250	3.65%	$27,000	4.95%	$39,750	5.16%

        The advances are secured by a blanket lien on qualified collateral consisting primarily of first mortgages on residential property and are at fixed rates. The maturity schedule above reflects final maturity; however, some are callable at earlier dates.

        Additionally, the Bank has a line of credit with Federal Home Loan Bank of Boston for $2,354,000.

7. Income Taxes

        The components of the income tax expense for the periods indicated were as follows:

	Nine Months Ended March 31,		Years Ended June 30,
	2004	2003	2003	2002
	(Unaudited)
Current:
Federal	$429,729	$351,837	$353,245	$285,698
State	137,585	98,695	106,716	67,107

Total current	567,314	450,532	459,961	352,805

Deferred:
Federal	(63,200)	37,251	86,512	(59,750)
State	(14,380)	8,884	35,520	(14,249)

Total deferred	(77,580)	46,135	122,032	(73,999)

Income tax expense	$489,734	$496,667	$581,993	$278,806

        The principal reasons for the income tax expense differing from the amount of such tax computed by applying the federal statutory tax rate of 34% to reported income before income tax expense were as follows:

	Nine Months Ended March 31,		Years Ended June 30,
	2004	2003	2003	2002
	(Unaudited)
Tax on income at statutory rates	$560,183	$541,140	$658,397	$395,425
State taxes net of federal benefit	80,807	71,002	93,874	34,886
Dividends received deduction	(40,441)	(43,823)	(57,805)	(54,914)
Tax-exempt municipal income	(91,461)	(92,287)	(122,938)	(110,728)
Other items, net	(19,354)	20,635	10,465	14,137

Tax at effective rates	$489,734	$496,667	$581,993	$278,806

        The components of deferred taxes included in the balance sheet were as follows:

		June 30,
	March 31, 2004	2003	2002
	(Unaudited)
Current tax receivable (payable)	$(17,399)	$60,426	$29,820

Deferred tax receivable:
Reserve for loan losses	$482,565	$465,035	$454,816
Derivative instruments	211,780	211,780	339,593
Deferred loan fees	52,061	13,577	—
Contribution carryforward	—	12,180	52,730
Deferred compensation	197,420	160,006	123,382
Depreciation	2,743	5,640	9,503
Capital loss carryforward	4,743	5,513	—
Interest receivable on nonaccrual loans	2,270	2,270	2,270

	953,582	876,001	982,294

Deferred tax payable:
Available-for-sale securities	(1,042,953)	(984,734)	(300,074)
Deferred loan fees	—	—	(4,661)

	(1,042,953)	(984,734)	(304,735)

Net deferred taxes, before valuation allowance	(89,371)	(108,733)	677,559
Valuation allowance	(20,400)	(20,400)	—

Net deferred tax receivable (payable)	$(109,771)	$(129,133)	$677,559

        SFAS No. 109 requires a valuation allowance against deferred tax assets if, based on the weight of available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized. The Company believes that it may not realize all of its tax benefits related to realized and unrealized capital losses and therefore has reserved a portion of its deferred tax assets.

8. Regulatory Capital

        The Company and its subsidiary, Putnam Savings Bank, are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company's financial statements.

        Quantitative measures established by regulation to ensure capital adequacy require the Company and its subsidiary to maintain minimum ratios of 4.00% for Tier 1 capital to average assets, 4.00% for Tier 1 capital to risk-weighted assets, and 8.00% for total risk-based capital to risk-weighted assets. As of March 31, 2004 (unaudited), the Company and its subsidiary meets all capital requirements.

        At March 31, 2004 (unaudited), the Company's and its subsidiary's capital ratios were considered well capitalized for regulatory purposes. To be categorized as well capitalized, they must maintain a Tier 1 capital to average assets ratio of 5.0%, a Tier 1 capital to risk-based ratio of at least 6.0%; and a total risk-based capital to risk-weighted assets ratio of at least 10.0%. There have been no subsequent conditions or events which management believes have changed their status.

        The following is a summary of the Company's and its subsidiary's actual capital:

			June 30,
	March 31, 2004
			2003		2002
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Unaudited)
	(Dollars in Thousands)
PSB Holdings, Inc.
Total Capital (to Risk-Weighted Assets)	$24,056	16.15%	$22,839	16.95%	N/A	N/A
Tier I Capital (to Risk-Weighted Assets)	22,655	15.21%	21,515	15.97%	N/A	N/A
Tier I Capital (to Average Assets)	22,655	9.00%	21,515	9.01%	N/A	N/A
Putnam Savings Bank
Total Capital (to Risk-Weighted Assets)	$24,037	16.14%	$22,837	16.95%	$21,256	17.31%
Tier I Capital (to Risk-Weighted Assets)	22,636	15.20%	21,513	15.97%	20,021	16.30%
Tier I Capital (to Average Assets)	22,636	8.99%	21,513	9.01%	20,021	9.31%

        The Company's and its subsidiary's capital under generally accepted accounting principles (GAAP) is in agreement with the capital reported to its regulators.

9. Retained Earnings

        Retained earnings at March 31, 2004 (unaudited) and June 30, 2003 includes approximately $2,284,000 for which no provision for federal income tax has been made. This amount represents aggregate allocations of income to bad debt deductions for tax purposes only. Reduction of amounts so allocated for purposes other than tax bad debt losses will create income for tax purposes only, which will be subjected to the then current corporate income tax rate.

10. Employee Benefits

        The Company has a defined contribution plan that covers substantially all of the Company's employees. Contributions to the plan are discretionary and are voted on annually by the Directors of the Company. For the nine months ended March 31, 2004 and 2003 (unaudited), the Company expensed $95,045 and $92,533, respectively. Costs expensed were $123,586 and $102,000 for the years ended June 30, 2003 and 2002, respectively.

        The Company has a 401K plan covering each employee who meets the minimum age and length of service requirements. Employees may defer up to 10% of gross compensation. The Company's matching contribution is discretionary. The Company has not determined its matching contribution for the fiscal year ending June 30, 2004. For the year ended June 30, 2003 the Company chose to contribute 25% of the employee's deferral on a maximum of 4% of the employee's salary. The Company contributed $17,508 and $15,118 to the plan during the years ended June 30, 2003 and 2002, respectively.

11. Other Comprehensive Income

        The Company's source of comprehensive income includes the unrealized gains on investment securities.

        The components and the related tax effects allocated to other comprehensive income for the periods indicated were as follows:

	Nine Months Ended March 31,		Year Ended June 30,
	2004	2003	2003	2002
	(Unaudited)
Net income	$1,157,864	$1,094,922	$1,354,470	$884,210

Other comprehensive income:
Unrealized holding gains on securities available-for-sale	127,941	989,414	1,646,425	782,453
Reclassification adjustment for (gains) losses recognized in net income	(44,843)	7	111,364	1,999

Other comprehensive income before tax expense	83,098	989,421	1,757,789	784,452
Income tax expense related to items of other comprehensive income	58,218	385,382	684,661	305,542

Other comprehensive income net of tax	24,880	604,039	1,073,128	478,910

Total comprehensive income	$1,182,744	$1,698,961	$2,427,598	$1,363,120

12. Financial Instruments

        The Company is party to financial instruments with off-balance sheet risk in the normal course of business to meet the financial needs of its customers. These financial instruments include commitments to extend credit. These commitments involve, to varying degrees, elements of credit and interest risk in excess of the amount recognized in the balance sheet.

        The contract or notional amounts of outstanding commitments were as follows:

		June 30,
	March 31, 2004
		2003	2002
	(Unaudited)
Commitments to extend credit:
Loan commitments	$3,068,830	$5,649,817	$2,807,310
Unadvanced construction loans	3,678,483	2,120,060	2,112,500
Unadvanced lines of credit	11,134,503	8,617,960	6,950,994
Standby letters of credit	144,750	144,750	—
Commitments to purchase securities	—	4,634,571	—

Outstanding commitments	$18,026,566	$21,167,158	$11,870,804

        The Company's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit is represented by the contractual amount of those instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments. Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since some of the commitments may expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements.

        The Company evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Company upon extension of credit, is based on management's credit evaluation of the counterparty. Collateral held is primarily real property.

        Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in a loan commitment.

        Management does not anticipate any material losses as a result of these commitments.

        The estimated fair values of the Company's financial instruments were as follows:

			June 30,
	March 31, 2004
			2003		2002
	(Unaudited)
	Carrying Amount	Fair Value	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Financial assets
Cash and cash equivalents	$4,464,918	$4,464,918	$13,280,042	$13,280,042	$8,097,071	$8,097,071
Investment securities	107,557,847	107,557,847	102,682,996	102,682,996	98,150,581	98,150,581
Loans receivable	132,610,818	134,506,933	120,463,686	122,030,718	112,207,737	113,197,501
Loans held-for-sale	454,800	454,800	1,051,434	1,051,434	617,300	617,300
Accrued income receivable	1,306,517	1,306,517	1,273,851	1,273,851	1,331,627	1,331,627
Financial liabilities
Deposits	197,281,006	199,000,648	191,420,298	193,261,935	161,797,475	162,460,467
Borrowed funds	29,250,000	30,059,969	27,000,000	28,287,600	39,750,000	40,526,989
Mortgagors' escrow accounts	498,848	498,848	851,519	851,519	816,548	816,548

13. Subsequent Events

       On April 7, 2004, the Board of Directors unanimously adopted a plan of stock issuance pursuant to which PSB Holdings, Inc. will sell 44.5% of its common stock to eligible depositors of its subsidiary, Putnam Saving Bank, in a subscription offering and, if necessary to the general public if a community or a syndicated community offering is held. After the offering, 53.7% of PSB Holdings, Inc.'s outstanding common stock will be owned by Putnam Bancorp MHC, a mutual holding company formed in May 2003. The plan is subject to approval by the Office of Thrift Supervision.

        In addition, PSB Holdings, Inc. intends to issue shares of common stock, equal to 4% of the number of shares of common stock sold in the offering, to a charitable foundation to support its ongoing commitment to its community. Putnam Savings Bank has also adopted an Employee Stock Ownership Plan, which will purchase 8% of the common stock issued in connection with the offering, including shares issued to the charitable foundation.

        The initial public offering provides that there shall be established, upon the completion of the conversion, a special "liquidation account" for the benefit of eligible account holders and supplemental eligible account holders in an amount equal to the net worth of Putnam Savings Bank as of the date of its latest statement of financial condition contained in the final offering circular relating to the conversion. Each eligible account holder and supplemental eligible account holder would have an initial interest in the liquidation account for each qualifying deposit account held in Putnam Savings Bank on the qualifying date. An eligible account holder's or supplemental eligible account holder's interest as to each deposit account would be in the same proportion as the balance in his or her account on the applicable eligibility date was to the aggregate balance in all qualifying deposit accounts on that date. For accounts in existence on both dates, separate subaccounts shall be determined on the basis of the qualifying deposits in the accounts on the record dates. However, if an eligible account holder or supplemental eligible account holder should reduce the amount in the qualifying deposit account on any annual closing date of Putnam Savings Bank to a level less than the lowest amount in the account on the applicable eligibility date, and on any subsequent closing date, then the account holder's interest in this special liquidation account would be reduced by an amount proportionate to any such reduction, and the account holder's interest would cease to exist if the qualifying deposit account were closed.

        The interest in the special liquidation account would never be increased despite any increase in the balance of the account holder's related accounts after the conversion. The liquidation account is an off-balance sheet memorandum account and will not be reflected on Putnam Savings Bank's financial statements following the conversion.

        In conjunction with the stock issuance plan, Putnam Savings Bank has applied for a federal charter and upon approval will be regulated by the Office of Thrift Supervision.

        The costs associated with the stock offering will be deferred and will be deducted from the proceeds upon sale and issuance of the stock. At March 31, 2004 (unaudited) there were no deferred costs.

        You should rely only on the information contained in this document or that to which we have referred you. We have not authorized anyone to provide you with information that is different. This document does not constitute an offer to sell, or the solicitation of an offer to buy, any of the securities offered hereby to any person in any jurisdiction in which such offer or solicitation would be unlawful. The affairs of Putnam Savings Bank or PSB Holdings, Inc. may change after the date of this prospectus. Delivery of this document and the sales of shares made hereunder does not mean otherwise.

PSB Holdings, Inc.
Holding Company for Putnam Savings Bank

2,686,688 Shares of Common Stock
(Subject to Increase to up to 3,089,691 Shares)

PROSPECTUS

Keefe, Bruyette & Woods

August    , 2004

Until the later of                        2004 or 25 days after the commencement of the offering, all dealers effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II: INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24. Indemnification of Directors and Officers

        Provisions in the Registrant's bylaws provide for indemnification of the Registrant's directors and officers up to the fullest extent authorized by applicable law and regulations of the Office of Thrift Supervision (OTS). Section 545.121 of the OTS regulations are described below.

        Generally, federal regulations define areas for indemnity coverage for federal savings associations as follows:

        (a)    Definitions and rules of construction.

        (1)   Definitions for purposes of this Section.

          (i)    Action. The term "action" means any judicial or administrative proceeding, or threatened proceeding, whether civil, criminal, or otherwise, including any appeal or other proceeding for review;

          (ii)   Court. The term "court" includes, without limitation, any court to which or in which any appeal or any proceeding for review is brought;

          (iii)  Final Judgment. The term "final judgment" means a judgment, decree, or order which is not appealable or as to which the period for appeal has expired with no appeal taken;

          (iv)  Settlement. The term "settlement" includes entry of a judgment by consent or confession or a plea of guilty or nolo contendere.

        (2)   References in this section to any individual or other person, including any association, shall include legal representatives, successors, and assigns thereof.

  (b)    General. Subject to paragraphs (c) and (g) of this section, a savings association shall indemnify any person against whom an action is brought or threatened because that person is or was a director, officer or employee of the association, for:

    (1)    Any amount for which that person becomes liable under a judgment in such action; and

    (2)    Reasonable costs and expense, including reasonable attorney's fees, actually paid or incurred by that person in defending or settling such action, or in enforcing his or her rights under this section if he or she attains favorable judgment in such enforcement action.

  (c)    Requirements. Indemnification shall be made to such person under paragraph (b) of this section only if:

    (1)    Final judgment on the merits is in his or her favor; or

    (2)    In case of:

      (i)
      Settlement,

      (ii)
      Final judgment against him or her; or

      (iii)
      Final judgment in his or her favor, other than on the merits, if a majority of the disinterested directors of the savings association determine that he or she was acting in good faith within the scope of his or her employment or authority as he or she could reasonably have perceived it under the circumstances and for a purpose he or she could reasonably have believed under the circumstances was in the best interests of the savings association or its members.

        However, no indemnification shall be made unless the association gives the Office at least 60 days' notice of its intention to make such indemnification. Such notice shall state the facts on which the action arose, the terms of any settlement, and any disposition of the action by a court. Such notice, a copy thereof, and a certified copy of the resolution containing the required determination by the board of directors shall be sent to the Regional Director, who shall promptly acknowledge receipt thereof. The notice period shall run from the date of such receipt. No such indemnification shall be made if the OTS advises the association in writing, within such notice period, of its objection thereto.

  (d)    Insurance. A savings association may obtain insurance to protect it and its directors, officers, and employees from potential losses arising from claims against any of them for alleged wrongful acts, or wrongful acts, committed in their capacity as directors, officers, or employees. However, no savings association may obtain insurance which provides for payment of losses of any person incurred as a consequence of his or her willful or criminal misconduct.

  (e)    Payment of expenses. If a majority of the directors of a savings association concludes that, in connection with an action, any person ultimately may become entitled to indemnification under this section, the directors may authorize payment of reasonable costs and expenses, including reasonable attorneys' fees, arising from the defense or settlement of such action. Nothing in this paragraph (e) shall prevent the directors of a savings association from imposing such conditions on a payment of expenses as they deem warranted and in the interests of the savings association. Before making advance payment of expenses under this paragraph (e), the savings association shall obtain an agreement that the savings association will be repaid if the person on whose behalf payment is made is later determined not to be entitled to such indemnification.

  (f)    Exclusiveness of provision. No savings association shall indemnify any person referred to in paragraph (b) of this section or obtain insurance referred to in paragraph (d) of this section other than in accordance with this section. However, an association which has a bylaw in effect relating to indemnification of its personnel shall be governed solely by that bylaw, except that its authority to obtain insurance shall be governed by paragraph (d) of this section.

  (g)    [Applicability of section 11(n) of the Federal Deposit Insurance Act.] The indemnification provided for in paragraph (b) of this section is subject to and qualified by 12 U.S.C. 1821(k).

Item 25. Other Expenses of Issuance and Distribution

Amount
*Legal Fees and Expenses	$230,000
*Accounting Fees and Expenses	45,000
*Conversion Agent and Data Processing Fees	12,000
*Marketing Agent Fees and Expenses, including attorney's fees (1)	229,000
*Appraisal and Business Plan Fees and Expenses	30,000
*Printing, Postage, Mailing and EDGAR	60,000
*Filing Fees (OTS, Nasdaq and SEC)	114,186
*Other	33,814

*Total	$754,000

*
Estimated

(1)
PSB Holdings, Inc. has retained Keefe, Bruyette & Woods, Inc. to assist in the sale of common stock on a best efforts basis in the offering. Fees are estimated at the midpoint of the offering range.

Item 26. Recent Sales of Unregistered Securities

        Not Applicable.

Item 27. Exhibits:

        The exhibits filed as part of this registration statement are as follows:

        (a)    List of Exhibits

1.1	Engagement Letter between PSB Holdings, Inc. and Keefe, Bruyette & Woods, Inc.
1.2	Form of Agency Agreement between PSB Holdings, Inc. and Keefe, Bruyette & Woods, Inc.*
2	Stock Issuance Plan
3.1	Charter of PSB Holdings, Inc.
3.2	Bylaws of PSB Holdings, Inc.
4	Form of Common Stock Certificate of PSB Holdings, Inc.
5	Opinion of Luse Gorman Pomerenk & Schick regarding legality of securities being registered
8	Form of Federal Tax Opinion of Luse Gorman Pomerenk & Schick
10.1	Employee Stock Ownership Plan
10.2	Deferred Compensation Plan
21	Subsidiaries of Registrant
23.1	Consent of Luse Gorman Pomerenk & Schick (contained in Opinions included as Exhibits 5 and 8)
23.2	Consent of Snyder & Haller, P.C.
23.3	Consent of RP Financial, LC.
24	Power of Attorney (set forth on signature page)
99.1	Appraisal Agreement between PSB Holdings, Inc. and RP Financial, LC.
99.2	Business Plan Agreement between PSB Holdings, Inc. and RP Financial, LC.
99.3	Appraisal Report of RP Financial, LC.**
99.4	Letter of RP Financial, LC. with respect to Subscription Rights
99.5	Marketing Materials*
99.6	Stock Order and Acknowledgment Form*

*
To be filed supplementally or by amendment.

**
Supporting financial schedules filed pursuant to Rule 202 of Regulation S-T.

Item 28. Undertakings

        The undersigned Registrant hereby undertakes:

        (1)   To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

          (i)    Include any prospectus required by Section 10(a)(3) of the Securities Act;

          (ii)   Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

          (iii)  Include any additional or changed material information as the plan of distribution.

        (2)   For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

        (3)   To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable.

        In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

        In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the Town of Putnam, State of Connecticut on June 2, 2004.

PSB HOLDINGS, INC.
By:	/s/ ROBERT G. COCKS, JR. Robert G. Cocks, Jr. President, Chief Executive Officer and Director (Duly Authorized Representative)

POWER OF ATTORNEY

        We, the undersigned directors and officers of PSB Holdings, Inc. (the "Company") hereby severally constitute and appoint Robert G. Cocks, Jr. as our true and lawful attorney and agent, to do any and all things in our names in the capacities indicated below which said Robert G. Cocks, Jr. may deem necessary or advisable to enable the Company to comply with the Securities Act of 1933, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with the registration statement on Form SB-2 relating to the offering of the Company's common stock, including specifically, but not limited to, power and authority to sign for us in our names in the capacities indicated below the registration statement and any and all amendments (including post-effective amendments) thereto; and we hereby approve, ratify and confirm all that said Robert G. Cocks, Jr. shall do or cause to be done by virtue thereof.

        In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date

/s/ ROBERT G. COCKS, JR. Robert G. Cocks, Jr.	President, Chief Executive Officer and Director (Principal Executive Officer)	June 2, 2004
/s/ JOHN T. KNIERIM John T. Knierim	Vice President and Treasurer (Principal Financial and Accounting Officer)	June 2, 2004
/s/ THOMAS A. BORNER Thomas A. Borner	Chairman of the Board	June 2, 2004
/s/ A. LEON ARCHAMBAULT A. Leon Archambault	Director	June 2, 2004

/s/ MAURICE P. BEAULAC Maurice P. Beaulac	Director	June 2, 2004
/s/ PAUL M. KELLY Paul M. Kelly	Director	June 2, 2004
/s/ RICHARD A. LOOMIS Richard A. Loomis	Director	June 2, 2004
/s/ WILBUR D. NEUMANN Wilbur D. Neumann	Director	June 2, 2004
/s/ MARY E. PATENAUDE Mary E. Patenaude	Director	June 2, 2004
/s/ CHARLES H. PUFFER Charles H. Puffer	Director	June 2, 2004

As filed with the Securities and Exchange Commission on June 10, 2004

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

EXHIBITS
TO
REGISTRATION STATEMENT
ON
FORM SB-2

PSB Holdings, Inc.
Putnam, Connecticut

EXHIBIT INDEX

1.1	Engagement Letter between PSB Holdings, Inc. and Keefe, Bruyette & Woods, Inc.
1.2	Form of Agency Agreement between PSB Holdings, Inc. and Keefe, Bruyette & Woods, Inc.*
2	Stock Issuance Plan
3.1	Charter of PSB Holdings, Inc.
3.2	Bylaws of PSB Holdings, Inc.
4	Form of Common Stock Certificate of PSB Holdings, Inc.
5	Opinion of Luse Gorman Pomerenk & Schick regarding legality of securities being registered
8	Form of Federal Tax Opinion of Luse Gorman Pomerenk & Schick
10.1	Employee Stock Ownership Plan
10.2	Deferred Compensation Plan
21	Subsidiaries of Registrant
23.1	Consent of Luse Gorman Pomerenk & Schick (contained in Opinions included as Exhibits 5 and 8)
23.2	Consent of Snyder & Haller, P.C.
23.3	Consent of RP Financial, LC.
24	Power of Attorney (set forth on signature page)
99.1	Appraisal Agreement between PSB Holdings, Inc. and RP Financial, LC.
99.2	Business Plan Agreement between PSB Holdings, Inc. and RP Financial, LC.
99.3	Appraisal Report of RP Financial, LC.**
99.4	Letter of RP Financial, LC. with respect to Subscription Rights
99.5	Marketing Materials*
99.6	Stock Order and Acknowledgment Form*

*
To be filed supplementally or by amendment.

**
Supporting financial schedules filed pursuant to Rule 202 of Regulation S-T.

QuickLinks

TABLE OF CONTENTS
SUMMARY
RISK FACTORS
SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA
REGULATORY CAPITAL COMPLIANCE
CAPITALIZATION
PRO FORMA DATA
COMPARISON OF VALUATION AND PRO FORMA INFORMATION WITH AND WITHOUT THE FOUNDATION
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
BUSINESS OF PSB HOLDINGS, INC.
BUSINESS OF PUTNAM SAVINGS BANK
FEDERAL AND STATE TAXATION
SUPERVISION AND REGULATION
MANAGEMENT
THE STOCK OFFERING
PUTNAM SAVINGS FOUNDATION
RESTRICTIONS ON THE ACQUISITION OF PSB HOLDINGS, INC. AND PUTNAM SAVINGS BANK
DESCRIPTION OF CAPITAL STOCK OF PSB HOLDINGS, INC.
TRANSFER AGENT AND REGISTRAR
LEGAL AND TAX MATTERS
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION
REGISTRATION REQUIREMENTS
Report of Independent Registered Public Accounting Firm
Consolidated Statements of Financial Condition
Consolidated Statements of Operations
Consolidated Statements of Changes in Capital Accounts
Consolidated Statements of Cash Flows
PSB Holdings, Inc. Notes to Consolidated Financial Statements
PART II: INFORMATION NOT REQUIRED IN PROSPECTUS
SIGNATURES
POWER OF ATTORNEY
EXHIBIT INDEX